UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Trinseo S.A.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGISTERED OFFICE:

4 rue Lou Hemmer

L-1748 Luxembourg

Grand-duchy of Luxembourg

PRINCIPLE PLACE OF BUSINESS:

1000 Chesterbrook Boulevard, Suite 300

Berwyn, PA 19312

April 27, 2015

Dear Shareholder:

We cordially invite you to attend our 2015 Annual General Meeting of Shareholders on Thursday, June 25, 2015, at 1:00 p.m. (local time), to be held at the Sofitel Luxembourg Europe located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg. We are holding this meeting to solicit your approval of the following:

1.	To elect three directors specifically named in the proxy statement, each for a term of three years.

2.	To ratify the Board’s appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years.

3.	To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

4.	To approve, on an advisory basis, of the frequency of the say-on-pay vote in the future.

5.	To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2014 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2014 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”).

6.	To resolve on the allocation of the results of the year ended December 31, 2014.

7.	To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2014.

8.	To ratify the appointment of and PricewaterhouseCoopers Société cooperative (“PwC Luxembourg”) to be our independent auditors for all statutory accounts required by Luxembourg law for the year ended December 31, 2015.

9.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) to be our independent registered accounting firm for the year ended December 31, 2015.

10.	Any other business properly brought before the Annual General Meeting of Shareholders.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual General Meeting of Shareholders, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are included with our Notice of Internet Availability of Trinseo’s Proxy Materials. If you prefer, you can request to receive proxy materials by mail, including a proxy card, and vote by mail by completing and signing the enclosed proxy card and returning it in the envelope provided.

Sincerely yours,

/s/ Christopher D. Pappas

Christopher D. Pappas

President and Chief Executive Officer

Trinseo S.A.

Annual General Meeting of Shareholders

Luxembourg, Grand Duchy of Luxembourg

June 25, 2015

Meeting begins at 1:00 p.m. CET Doors Open at 12:30 p.m. CET

Sofitel Luxembourg Europe

4, rue du Fort Niedergrünewald

BP 512 / Quartier Européen Nord

L-2015 Luxembourg

Grand Duchy of Luxembourg

Registered office of Trinseo S.A.:

4 rue Lou Hemmer

L-1748 Luxembourg

Grand Duchy of Luxembourg

Principal executive offices of Trinseo S.A.

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

(610) 240-3200

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo S.A.:

Notice is hereby given that an Annual General Meeting of Shareholders of Trinseo S.A. (“we,” “Trinseo” or the “Company”) will be held at the Sofitel Luxembourg Europe, 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg on Thursday, June 25, 2015, at 1:00 p.m., local time, for the following purposes, as further described in the proxy statement accompanying this notice:

1.	To elect the three Class I directors specifically named in the proxy statement, each for a term of three years.

2.	To ratify the Board of Directors’ appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years.

3.	To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

4.	To approve, on an advisory basis, of the frequency of the say-on-pay vote in the future.

5.	To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2014 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2014 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”).

6.	To resolve on the allocation of the results of the year ended December 31, 2014.

7.	To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2014.

8.	To ratify the appointment of PricewaterhouseCoopers Société cooperative (“PwC Luxembourg”) to be our independent auditors for all statutory accounts required under Luxembourg law for the year ended December 31, 2015.

9.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) to be our independent registered accounting firm for the year ended December 31, 2015.

10.	Any other business properly brought before the Annual General Meeting of Shareholders.

It is expected that the Notice of Annual General Meeting and this proxy statement will first be provided to shareholders on or about May 11, 2015. On or about May 11, 2015, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on April 17, 2015 are entitled to notice of, and entitled to vote at, the Annual General Meeting and any adjournments or postponements thereof.

To attend the Annual General Meeting, you must demonstrate that you were a Trinseo shareholder as of the close of business on April 17, 2015, or hold a valid proxy for the Annual General Meeting from such a shareholder.

By Order of the Board of Directors

/s/ Angelo N. Chaclas

Angelo N. Chaclas
Senior Vice President, Chief Legal Officer and Corporate Secretary

April 27, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 25, 2015: Our proxy statement is attached. Financial and other information concerning Trinseo is contained in our Annual Report to shareholders for the fiscal year ended December 31, 2014. The proxy statement and our fiscal 2014 Annual Report to shareholders are available on the Investor Relations section of our website at www.investor.trinseo.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement	1
Board of Directors and Committees of the Board	2
Proposal 1—Election of Directors	6
Proposal 2—Ratification of Appointment of Class III Director	10
Our Company’s Executive Officers	10
Corporate Governance	11
Transactions with Related Persons	13
Stock Ownership Information	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
Executive Compensation	18
Compensation Discussion and Analysis	18
Compensation Committee Report	28
2014 Summary Compensation Table	28
Grants of Plan-Based Awards Table	30
Outstanding Equity Awards at Fiscal Year-End Table	31
Shares Vested Table	33
U.S. Non-Qualified Deferred Compensation Table	33
Potential Payments Upon Termination or Change in Control	35
Proposal 3—Advisory Vote on Named Executive Officer Compensation	41
Proposal 4—Advisory Vote on Frequency of Named Executive Officer Compensation Advisory Votes	42
Proposal 5—Approval of the Company’s Luxembourg Statutory Accounts	43
Proposal 6—Resolution on the Allocation of the Results of the Financial Year Ended December 31, 2014	44
Proposal 7—Approval of the Granting of Discharge to the Directors and Auditors for the Performance of Their Respective Duties During the Financial Year Ended December 31, 2014	45
Audit Committee Matters	46
Audit Committee Report	46
Proposal 8—Ratification of the Appointment of the Independent Auditor	48
Proposal 9—Ratification of the Appointment of the Independent Registered Public Accounting Firm	49
Shareholder Proposals and Director Nominations	51
Other Matters	51
Index to Financial Statements	53

TRINSEO S.A.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 25, 2015

PROXY STATEMENT

The enclosed proxy statement, for use at the 2015 Annual General Meeting of Shareholders (the “General Meeting”) to be held at the Sofitel Luxembourg Europe located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg on June 25, 2015 and any adjournments or postponements thereof, is being provided on behalf of the Board of Directors (the “Board”) of the Company. As used in this proxy statement, the terms “we,” “us,” “our” “Company” or “Trinseo” refer to Trinseo S.A.

A shareholder may also choose to vote electronically by accessing the Internet site stated on the Notice of Internet Availability or by using the toll-free telephone number stated on the Notice of Internet Availability. The proxy may be revoked by the shareholder by giving notice of revocation to Trinseo in writing, by accessing the Internet site, by using the toll-free telephone number, or in person at the General Meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site, by using the toll-free telephone number or in person at the General Meeting. All properly executed proxies received by the Board and all properly authenticated electronic votes recorded through the Internet or by telephone will be voted as directed by the shareholder. All properly executed proxies received by the Board that do not specify how shares should be voted will be voted “FOR” the authorization of the Company, with approval of the Board, to (1) elect Jeffrey J. Cote, Pierre-Marie De Leener and Michel G. Plantevin as Directors, each for a term of three years; (2) to ratify the Board’s appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years; (3) approve, on an advisory basis, of the compensation paid by the Company to its named executive officers; (4) approve, on an advisory basis, of the frequency of the say-on-pay vote in the future (annual); (5) approve the Luxembourg Statutory Accounts; (6) resolve on the allocation of the results of the year ended December 31, 2014; (7) approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2014; (8) ratify the appointment of PwC Luxembourg to be our independent auditor for the year ended December 31, 2015 for all statutory accounts as required by Luxembourg law for the same period; and (9) ratify the appointment of PwC to be our independent registered accounting firm for the year ended December 31, 2015 for our consolidated financial statements, subject to certain limitations (the “Proposals”).

Trinseo will bear the expense of the solicitation of proxies for the General Meeting. Solicitation of proxies may be made by mail, in person or telephone by officers, directors and other employees of the Company and by employees of Broadridge Investor Communications Solutions, Inc. (“Broadridge”). The Company will reimburse Broadridge and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Shareholders of record at the close of business on April 17, 2015 are entitled to vote at the meeting. As of April 17, 2015 there were 48,769,567 ordinary shares outstanding and each is entitled to one vote.

Proxy materials, including this proxy statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2014 (“fiscal 2014”) are being first provided to shareholders on or about the date of the notice of meeting. Our address is 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

We have an Audit Committee and a Compensation Committee and a Nominating and Corporate Governance Committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” and then “Committee Composition” in the Investor Relations section of our website, www.investor.trinseo.com. The members of each committee are appointed by the Board of Directors and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Because we are taking advantage of exceptions applicable to “controlled companies” under the New York Stock Exchange (the “NYSE”) listing rules, we do not have a majority of independent directors and our Compensation Committee and our Nominating and Corporate Governance Committee are not composed entirely of independent directors as defined under such rules. The controlled company exception does not modify the independence requirements for our Audit Committee. The rules applicable to our Audit Committee require that our Audit Committee be composed of at least three members, a majority of whom were required to be independent within 90 days of the completion of our initial public offering, and all of whom were required to be independent prior to June 10, 2015. Each member of our Audit Committee currently qualifies as independent under these rules.

Our Board of Directors held 4 meetings in fiscal 2014. During fiscal 2014, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2014, the Board of Directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The table below provides information about the membership of these committees during fiscal 2014:

Name	Audit		Compensation		Nominating and Corporate Governance
Brian W. Chu(1)	X
Jeffrey J. Cote	X	*
Pierre-Marie De Leener	X
Seth A. Meisel
Christopher D. Pappas					X	*
Michel G. Plantevin			X
Stephen F. Thomas(2)
Aurélien Vassuer
Stephen M. Zide			X	*	X
Number of meetings during fiscal 2014	9		7		2

*	Chair
(1)	Mr. Chu resigned as a member of our Audit Committee in February 2015 and was replaced by Donald T. Misheff.
(2)	Mr. Thomas resigned from our Board of Directors in February 2015 and was replaced by Mr. Misheff.

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The outside auditors will report directly to the Audit Committee.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions which are approved by the Audit Committee prior to the completion of the audit.

•	Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. Review and approve all related party transactions.

•	Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

A copy of the charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE is available on our website. In fiscal 2014, the Audit Committee consisted of Brian W. Chu, Jeffrey J. Cote and Pierre-Marie De Leener. The Audit Committee currently consists of Donald T. Misheff, Jeffrey J. Cote and Pierre-Marie De Leener. Our Board of Directors has determined that Messrs. Misheff, Cote and De Leener are independent directors pursuant Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.02 of the New York Stock Exchange Listed Company Manual. Each of Messrs. Misheff and Cote is also an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K, and Mr. Cote serves as chair of the Audit Committee.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee consists of Michel G. Plantevin and Stephen M. Zide. Mr. Zide serves as chair of the Compensation Committee. A copy of the charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website. Pursuant to its charter, the Compensation Committee may delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to (i) identify, screen and review individuals qualified to serve as directors (consistent with criteria approved by our Board of Directors) and recommend to our Board candidates for nomination for election at the annual meeting of shareholders or to fill board vacancies or newly created directorships; (ii) develop and recommend to our Board of Directors and oversee the implementation of our corporate governance guidelines; (iii) oversee evaluations of our Board of Directors and (iv) recommend to our Board of Directors candidates for appointment to board committees. The Nominating and Corporate Governance Committee consists of Christopher D. Pappas and Stephen M. Zide.

Mr. Pappas serves as chair of the Nominating and Corporate Governance Committee. Our Board of Directors has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the charter is available on our website.

Compensation Committee Interlocks and Insider Participation

All compensation and related matters are reviewed by the Compensation Committee. Mr. Zide is affiliated with Bain Capital Partners, LLC. For additional information regarding transactions between Bain Capital Partners, LLC and us, please see “Transactions with Related Persons” below.

Controlled Company

We are a controlled company, as defined by the rules of the NYSE. Since our initial public offering, we have availed ourselves of certain exceptions to the NYSE Listing Rules that are available to controlled companies. Accordingly, a majority of the members of our Board are not independent and neither our Compensation Committee nor our Nominating and Corporate Governance Committees are comprised of independent directors.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Trinseo. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Trinseo. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

2014 Director Compensation

The following table sets forth information concerning the compensation earned by our directors during fiscal 2014. Compensation for Mr. Pappas is included with that of our other named executive officers. Mr. Pappas did not receive any additional compensation for his service on our Board.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Jeffrey J. Cote(1)	$62,292	$90,000	$152,292
Pierre-Marie De Leener(1)	$48,750	$90,000	$138,750
Aurélien Vasseur	$48,750	$—	$48,750
Stephen F. Thomas	$48,750	$—	$48,750
Michel G. Plantevin	$48,750	$—	$48,750
Seth A. Meisel	$48,750	$—	$48,750
Brian W. Chu	$48,750	$—	$48,750
Stephen M. Zide	$56,875	$—	$56,875

(1)	Mr. Cote and Mr. De Leener each held outstanding restricted stock units in respect of 4,736 shares of our common stock as of December 31, 2014.

(2)	The amounts reported represent the grant date fair value of restricted stock units granted in 2014 calculated in accordance with ASC 718, excluding the effects of estimated forfeitures. The assumptions used for determining fair value are described in Note 17 to our consolidated financial statements filed with our Annual Report on Form 10-K.

In connection with our IPO, our Board adopted a non-employee director compensation policy under which each member of our Board who is not an employee of the Company or one of our subsidiaries will be eligible to receive an annual cash retainer payment of $90,000. The policy also provides that each independent director who is initially appointed or elected to our Board will be eligible to receive a grant of restricted stock units with a grant date value of $90,000 at the time of his or her appointment or election to our Board (other than directors whose appointment or election is effective at the time of our annual meeting of shareholders). The restricted stock units will vest in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of our Board through such date, or if earlier, on the death of the director. In addition, the director compensation policy provides for the following annual cash retainer payments for the chairpersons of our Board committees: audit committee chair, $25,000; compensation committee chair, $15,000; and nominating and corporate governance committee chair, $12,000. Eligible directors may elect to defer their annual cash retainers in accordance with the terms of our non-qualified savings and deferred compensation plan, at such time as the plan is effective with respect to our directors, or such other program maintained by us. Retainer amounts were prorated from the date of our IPO.

PROPOSAL 1

ELECTION OF DIRECTORS

Trinseo has a classified Board of Directors currently consisting of three Directors with terms expiring in 2015 (Class I), three Directors with terms expiring in 2016 (Class II) and three Directors with terms expiring in 2017 (Class III). At each annual General Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring.

This year, the three Class I Director nominees will stand for election to a three-year term expiring at the 2018 annual General Meeting. The persons named in the enclosed proxy will vote to elect Jeffrey J. Cote, Pierre-Marie De Leener and Michel G. Plantevin as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that either of the above-mentioned persons will not serve his or her term as a director.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in the global materials, chemical and related industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2018 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s annual General Meeting. If elected, they will hold office until our 2018 annual General Meeting of Shareholders and until their successors are duly elected and qualified. All of these directors were previously elected to the Board by shareholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Jeffrey J. Cote, 48

Director since May 2014

Mr. Cote has served as Chief Operating Officer of Sensata Technologies Holding N.V. since July 2012. Prior to that, he served as Executive Vice President and Chief Administrative Officer since January 2011 and previously served as Executive Vice President and Chief Financial Officer since July 2007. Mr. Cote served as Senior Vice President and Chief Financial Officer of Sensata Technologies, Inc., Sensata’s principal operating subsidiary, from January 2007 through July 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating, Financial and Administrative Officer of Digitas. Previously he worked for Ernst & Young LLP from 1989 until

1997. Mr. Cote received a B.A. in Business Administration and a Master of Accounting from Florida Atlantic University. Mr. Cote brings significant management, capital markets and accounting experience to the Board.

Pierre-Marie De Leener, 57

Director since May 2014

Mr. De Leener has served as Chairman of the Board of Directors of the Monier Holdings GP S.A. since November 2013 and as Chairman of the Advisory Board of the Flint Group since October 2014. Prior to that, he served as Executive Vice President for PPG Industries, Inc. from July 2010 until December 2012. From June 2008 until August 2011, Mr. De Leener also served as President of PPG Europe S.A. Mr. De Leener previously served as Chief Executive Officer of SigmaKalon Group from 1998 until January 2008. In addition, Mr. De Leener served as a member of the Total Fina operating committee from 1998 until 2001. Mr. De Leener also served as the Chief Executive Officer of Fina Italiana SpA and of Fina Research from 1989 until 1995 and from 1995 until 1998, respectively. Mr. De Leener received a B.A. in Economics and Philosophy and a Master of Chemical Engineering from Catholic University of Louvain, Belgium. Mr. De Leener brings valuable management and industry experience to our Board.

Michel G. Plantevin, 58

Director since June 2010

Mr. Plantevin is a Managing Director of Bain Capital Europe, LLP. Prior to joining Bain Capital in 2003, Mr. Plantevin was a Managing Director of Goldman Sachs International in London, initially in the Investment Banking division, then in the Merchant Banking division (PIA). Prior to Goldman Sachs International, he was a consultant with Bain & Company in London and later headed the Bain & Company Paris Office as a Managing Director. He also serves as a director of Bravida AB, FCI, IMCD, and Maisons du Monde. Mr. Plantevin also formerly served as a director of NXP Semiconductors N.V. Mr. Plantevin received an MBA from Harvard Business School and an undergraduate and master’s degree in Engineering from the Ecole Supérieure d’ Electricité (Supélec) in France. Mr. Plantevin brings to the board an expertise in business strategy and operational improvement gained from his extensive experience as a strategy consultant in the Paris and London offices of Bain & Company and then as a private equity professional. Mr. Plantevin has also had significant involvement with our Company since the Acquisition, and has served as a director of numerous public and private companies during his career in private equity, investment banking and consulting. Mr. Plantevin’s background in consulting and his significant involvement with the Company position him to provide valuable contributions to our Board.

Directors with Terms Expiring in 2016 (Class II Directors)

Christopher D. Pappas, 59

Director since October 2010

Mr. Pappas joined the Company as President and Chief Executive Officer in June 2010. Prior to joining the Company, Mr. Pappas held a number of executive positions at NOVA Chemicals of increasing responsibility from July 2000 to November 2009, most recently as President and Chief Executive Officer of NOVA Chemicals from May 2009 to November 2009, President & Chief Operation Officer from October 2006 to April 2009 and Vice President and President of Styrenics from July 2000 to September 2006. Before joining NOVA Chemicals, Mr. Pappas was Commercial Vice President of DuPont Dow Elastomers where he joined as Vice President of ethylene elastomers in 1995. Mr. Pappas began his chemicals career in 1978 with Dow where he held various sales and managerial positions until 1995. Mr. Pappas is currently a member of the Board of Directors of FirstEnergy Corp., and he is a former member of the Board of Directors of Allegheny Energy, NOVA Chemicals, and Methanex Corporation. Mr. Pappas holds a B.S. in civil engineering from the Georgia Institute of Technology and an MBA from the Wharton School of Business at The University of Pennsylvania. Mr. Pappas is highly qualified to serve on the Board by his more than 30 years of management experience with major companies in the chemical industry, by his previous service as a director of the corporations noted above, and by his leadership of the Company since its formation. In these roles he has also acquired and demonstrated substantial financial expertise which is valuable to the Company’s Board.

Stephen M. Zide, 55

Director since June 2010

Mr. Zide is a Managing Director of Bain Capital in the private equity business, having joined the firm in 1997. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP. Mr. Zide received an MBA from Harvard Business School, a J.D. from Boston University School of Law and a B.A. from the University of Rochester. He also serves as a director of Sensata Technologies B.V. and Consolidated Container Corporation. Mr. Zide’s significant experience serving on public and private company boards puts him in a position to provide important contributions to our Board.

Brian W. Chu, 44

Director since October 2013

Mr. Chu is currently an Operating Partner in the Portfolio Group of Bain Capital Investors, LLC, having joined the firm in 2007. Prior to joining Bain Capital, he was a Vice President and General Manager at The Boston Beer Company. Previously, he was a Manager at Bain & Company, where he worked in a variety of industries including consumer products, industrial manufacturing, technology and health care. Prior to Bain & Company, Mr. Chu held several financial and IT positions in the health care industry. Mr. Chu received an MBA from the Sloan School of Management at Massachusetts Institute of Technology and a B.S. in Mechanical Engineering from Worcester Polytechnic Institute. Mr. Chu brings to the Board extensive knowledge and expertise in strategy, operations, and finance gained from his experience as a strategy consultant at Bain & Company, his positions at Boston Beer Company, and his position in the Portfolio Group of Bain Capital Investors, LLC. Mr. Chu has been highly involved with our Company since the Acquisition. Mr. Chu’s significant experience as a strategy consultant, in addition to the experiences described above, enable him to provide valuable counsel to our Board.

Directors with Terms Expiring in 2017 (Class III Directors)

Seth A. Meisel, 42

Director since January 2011

Mr. Meisel is a Managing Director at Bain Capital Investors, LLC, where he has been employed since 1999. Prior to joining Bain Capital, Mr. Meisel worked as a consultant and manager at Mercer Management Consulting in the industrial, financial services and retail industries. Mr. Meisel also serves on the Board of Directors of Veritiv Corporation, Consolidated Container Corporation and Apex Tool Group, LLC. Mr. Meisel formerly served on the boards of Sensata Technologies. Mr. Meisel received an MBA from Harvard Business School where he was a Baker Scholar and an undergraduate degree from Princeton University. Mr. Meisel brings to the board broad knowledge of, and expertise in, mergers, acquisitions and financing. In addition, Mr. Meisel has had significant involvement with the Company since the Acquisition, and has served as a director of numerous public and private companies during his career in private equity and consulting. Mr. Meisel is qualified to serve on our Board given his experiences described above as well as his background in and understanding of corporate finance.

Donald T. Misheff, 58

Director since February 2015

Mr. Misheff served as managing partner from 2003 until his retirement in 2011 of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm. As the managing partner of the Northeast Ohio offices of Ernst &

Young LLP, Mr. Misheff advised many of the region’s largest companies on financial and corporate governance issues. He began his career with Ernst & Young LLP in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting, and mergers and acquisitions. He has more than 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. Mr. Misheff has served on numerous non-profit boards. He currently serves as a director of Aleris Corporation, Timken Steel Corporation and First Energy Corp. Mr. Misheff graduated from The University of Akron with a B.S. in accounting and is a Certified Public Accountant. Mr. Misheff brings extensive financial and corporate governance experience to our board.

We are asking the shareholders to ratify the appointment of Donald T. Misheff to fill a vacancy in Class III, with a term expiring in 2017. See “Proposal 2—Ratification of Appointment of Class III Director” below.

Aurélien Vasseur, 38

Director since May 2014

Mr. Vasseur joined Bain Capital Luxembourg S.à r.l. in 2011 and is a corporate manager of the firm. Before joining Bain Capital, Mr. Vasseur was a finance auditor at Ernst and Young, Luxembourg. Mr. Vasseur currently serves as a member of the board of directors for Atento Floatco S.A., Magnolia (BC) S.A., and Atento Luxco 1 S.A. Mr. Vasseur received a master degree in management from the Ecole des Hautes Etudes Commerciales (Edhec Business School). Mr. Vasseur brings to the board an expertise in finance and experience serving as a director of other companies.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF CLASS III DIRECTOR

We are asking the shareholders to ratify the appointment of Donald T. Misheff to fill a vacancy in Class III, with a term expiring in 2017. Biographical information concerning Donald T. Misheff is set forth above.

According to our articles of association, vacancies on the Board may be filled by the affirmative vote of the majority of remaining directors on a provisional basis until a new director is appointed by the next meeting of shareholders. At a regular meeting of the Board on February 19, 2015, upon the recommendation of our Nominating and Corporate Governance Committee, the Board appointed Mr. Misheff to fill a vacancy in Class III, effective immediately, following the resignation of Stephen F. Thomas as a Class III member of our Board on February 18, 2015. Mr. Misheff will cease to be a Class III Director if this Proposal 2 is not approved by the shareholders.

Your Board of Directors Recommends a Vote FOR Proposal 2, the ratification of the Board’s appointment of Mr. Misheff as a Class III Director.

Our Company’s Executive Officers

Biographical information concerning our President and Chief Executive Officer, Christopher D. Pappas, who also serves as a member of our board of directors, is set forth above under Proposal 1—Election of Directors.

John A. Feenan, Executive Vice President and Chief Financial Officer. Mr. Feenan, 54, joined the Company in January 2012 as Executive Vice President and Chief Financial Officer. He is responsible for corporate financial reporting, audit, treasury, tax and internal controls. Previously, Mr. Feenan served as Senior Vice President and Chief Financial Officer of the JMC Steel Group, from February 2007 until January 2012, where he also served as a member of the disclosure, compliance, pension and ethics committees and an active participant in the board and audit committees. Prior to that, Mr. Feenan served as Senior Vice President and Chief Financial Officer at HB Fuller, a global specialty chemical firm, from March 2003 until January 2007. Prior to HB Fuller, Mr. Feenan held Chief Financial Officer positions with several industrial manufacturing firms. He started his career at the IBM Corporation in New York. Mr. Feenan earned his bachelor’s degree in business and economics from St. Anselm College and his master’s in business administration from the University of North Carolina, Chapel Hill. He is a Certified Management Accountant (CMA) and a Certified Green Belt, Lean Six Sigma.

Angelo N. Chaclas, Senior Vice President, Chief Legal Officer, and Corporate Secretary. Mr. Chaclas, 51, supports all capital markets, transactional, compliance, commercial, regulatory, governance, intellectual property and other operational activities of the Company worldwide. Prior to joining the Company in 2010, Mr. Chaclas was Deputy General Counsel and Chief Counsel for the software division of Pitney Bowes while leading its Intellectual Property, Technology Law and Procurement legal functions. Mr. Chaclas holds a bachelor’s degree in Mechanical Engineering from Tufts University and a Juris Doctorate from Pace University.

Marilyn N. Horner, Senior Vice President—Human Resources. Ms. Horner, 57, joined the Company as Senior Vice President of Human Resources in January 2011. Prior to joining the Company, Ms. Horner held a number of executive positions at NOVA Chemicals where she started her career in 1988. She served as the Senior Vice President and Chief Human Resources Officer for NOVA Chemicals from 2008 to December 2010. Ms. Horner also held the positions of Vice President Finance and Controller, Olefins / Polyolefins Division; Vice President Human Resources and Organizational Effectiveness; and Vice President to the Chief Executive Officer. Ms. Horner served on the board of trustees for Point Park University and the University of Alberta. Ms. Horner holds a Bachelor of Commerce degree and an MBA from the University of Windsor in Ontario, Canada.

Martin Pugh, Senior Vice President and Business President, Performance Materials. Mr. Pugh, 62, joined the Company as Senior Vice President and Business President, Plastics, in March 2013 and was named Senior Vice President and Business President, Performance Materials in October 2014. Mr. Pugh is responsible for the global leadership of the Company’s Performance Materials business with overall accountability for the Rubber, Latex and Performance Plastics businesses. Prior to joining the Company, Mr. Pugh held the position of President for Europe, Middle East and Africa (EMEA) and board member for Styrolution Group Gmbh, the global styrenics joint venture between BASF Group and INEOS from October 2011 until February 2013. Mr. Pugh began his career in 1975 with Mobil Oil Company as a technical representative. He joined The Dow Chemical Company in 1978 and served in a variety of sales and marketing roles from 1978 until 1998, working in the UK, Dubai, Sweden and Switzerland. His final role at Dow was global business director for Specialty Polyethylenes. In 1998, Pugh joined Elementis plc as Managing Director for the specialty rubber division called Linatex. In 2002, he returned to Switzerland and joined Nova Chemicals as Managing Director for Europe. Following the formation of Nova Innovene in 2005, he was appointed Managing Director of the company and continued in the role of Managing Director—Europe as the company was broadened to include the Americas region and renamed INEOS Nova. He remained in this position within INEOS Nova and INEOS Styrenics until the formation of Styrolution Group GmbH in October 2011. Mr. Pugh has a Bachelor of Science degree in Industrial Chemistry and Management Studies from Loughborough University in the United Kingdom.

E. Jeffery Denton, Vice President—Corporate Development and Business Services. Mr. Denton, 49, joined the Company as Vice President—Shared Services and Feedstocks in June 2010 and was named Vice President—Corporate Development and Business Services in October 2014. Mr. Denton is responsible for the Company’s Feedstocks, Procurement, Supply Chain, Customer Service, Information Technology and Corporate Development activities. He previously served in a similar role at the Company (when it was a division of Dow) from September 2009 until June 2010 and as the Director of Joint Venture Implementation at Dow, implementing Americas Styrenics & K-Dow from February 2006 until September 2009. Prior to that, he served as Product Director of Dow Polystyrene and Commercial Manager of Dow Polystyrene and Engineering Plastics from 1998 to January 2007. Mr. Denton received a bachelor’s degree in business administration from Alma College.

Catherine C. Maxey, Vice President—Public Affairs, Sustainability and Environment, Health and Safety. Ms. Maxey, 49, joined the Company as Vice President—Public Affairs and Business Intelligence in June 2010. Previously she held positions of increasing responsibility at The Dow Chemical Company, which she joined in 1988, most recently as Public Affairs director for Mergers & Acquisitions, Joint Ventures, Dow Portfolio Optimization/Divestitures and Manufacturing and Engineering from March 2009 until June 2010. Prior to that, she served as vice president of Public Affairs and Communications for K-Dow Petrochemicals, a planned JV that was later cancelled from June 2008 until March 2009 and Business Public Affairs Director for Performance Chemicals from 2003 to June 2008. Ms. Maxey received a bachelor’s degree in journalism/science writing from Lehigh University.

David Stasse, Vice President—Treasury and Investor Relations. Mr. Stasse, 44, joined the Company in July 2013 as Vice President and Treasurer with responsibility for all treasury and investor relations matters, including cash management, risk management, relationships with rating agencies and commercial banks, and financing matters. Mr. Stasse joined the Company from Freescale Semiconductor, Inc., a global semiconductor manufacturer that serves the automotive, networking, consumer and industrial markets, where he served as Vice President and Treasurer since July 2008, and Assistant Treasurer from August 2006 to July 2008. Prior to that, Mr. Stasse served as First Vice President, Debt Capital Markets of MBNA Corporation and as Treasury Manager of SPX Corporation. Mr. Stasse also held numerous financial positions from 1998 to 2004 at Honeywell International, last serving as Director, Corporate Finance. Mr. Stasse holds a MBA in Finance from the University of Maryland and a Bachelor of Science degree in Business Logistics from Penn State University.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Trinseo and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Trinseo. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a “controlled company” as defined under the NYSE Listing Rules, our Board is not required to be comprised of a majority of independent directors. As a result of this review, our Board has affirmatively determined that Jeffrey J. Cote, Pierre-Marie De Leener and Donald T. Misheff are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, character and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that such committee shall evaluate its performance on an annual basis and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand election to the Board at the Company’s annual General Meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual General Meetings. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing nominations of persons for consideration for each shareholder meeting at which directors are to be elected by not later than the 90th calendar day nor earlier than the 120th calendar day before the date of the annual meeting. Any shareholder recommendations for consideration by the Board should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the shareholder within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Board may reasonably request. Recommendations should be sent to Angelo N. Chaclas, Corporate Secretary, Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, PA 19312. The Board evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Board will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Stephen M. Zide, our current non-executive Chairman of the Board of Directors, has served as a director since 2010 and brings to the Board extensive knowledge and expertise in strategy, mergers and acquisitions. The Board believes that the separate roles of Mr. Zide and Mr. Pappas, our Chief Executive Officer, are in the best interest of Trinseo and its shareholders. Mr. Zide has in-depth knowledge of our business arising from his many years of service to Trinseo and, as a result, provides effective leadership for the Board and support for Mr. Pappas and other management. The structure permits Mr. Pappas to devote his attention to leading Trinseo and focusing on the execution of our business strategy.

Code of Business Conduct. We have adopted a written Code of Business Conduct applicable to all Directors, Officers and Employees and a written Code of Ethics for Senior Managers and Financial Officers, which is designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by clicking on the “Code of Business Conduct” link under “Downloads” on the Investor Relations section of our website, www.investor.trinseo.com. We intend to disclose any future amendments to, or waivers from, these codes of ethics for Trinseo executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Trinseo S.A., 1000 Chesterbrook, Boulevard, Suite 300, Berwyn, PA 19312. The Corporate Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Corporate Governance Guidelines, Code of Business Conduct applicable to all Directors, Officers and Employees, Code of Ethics for Senior Managers and Financial Officers and Charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.investor.trinseo.com.

TRANSACTIONS WITH RELATED PERSONS

Advisory Agreement and Transaction Services Agreement

In connection with the Acquisition, two of our indirect subsidiaries entered into an advisory agreement (the “Advisory Agreement”) with Bain Capital Partners, LLC and Portfolio Company Advisors Limited, (or the “Advisors”), pursuant to which the Advisors provide us with management and consulting services and financial and other advisory services. Pursuant to the Advisory Agreement, prior to our initial public offering, we paid the Advisors an advisory fee of $1.0 million per fiscal quarter plus reimbursement for reasonable out-of-pocket fees.

In connection with the Acquisition, one of our indirect subsidiaries entered into a transaction services agreement (the “Transaction Services Agreement”) with Bain Capital Partners, LLC pursuant to which Bain Capital Partners, LLC, prior to our initial public offering, provided us with certain advice and services related to transaction-specific functions. Pursuant to the Transaction Services Agreement, we paid Bain Capital Partners, LLC a fee equal to 1% of the transaction value of each financing, acquisition, disposition or change of control or similar transaction by or involving us, plus reimbursement for reasonable out-of-pocket fees. Bain Capital Partners, LLC received fees of approximately $13.9 million related to the issuance of the Existing Notes and the amendment to our Existing Senior Secured Credit Facility in January 2013 and approximately $6.2 million related to other refinancing transactions. Fees incurred for these management and advisory services, including fees related to the Acquisition and our financing arrangements, were $2.4 million, $18.6 million and $4.6 million, respectively for the years ended December 31, 2014, 2013 and 2012 (excluding the fees described in the paragraph below).

The Advisory Agreement and Transaction Services Agreement each terminated upon the consummation of our initial public offering in June of 2014. Upon the completion of the offering we paid approximately $25 million out of offering proceeds and available cash to the Advisors in connection with the offering and the termination of these agreements. The Advisory Agreement and Transaction Services Agreement include customary exculpation indemnities in favor of Bain Capital Partners, LLC and, in the case of the Advisory Agreement, Portfolio Company Advisors Limited which survive termination of the agreements. Bain Capital Partners, LLC will continue to provide an immaterial level of ad hoc services to us going forward.

Executive Subscription and Securityholder’s Agreements

In connection with the Acquisition and the subsequent recruitment of our management team, Bain Capital Everest Manager Holdings SCA (our “Parent”) entered into the Executive Subscription Agreements with certain members of our management team (the “Executives”). The Executive Subscription Agreements provide, among other things, for sales of the co-invest shares and the incentive shares to the Executives, subject to vesting over periods of up to five years and, as to a portion of such incentive shares, subject to performance vesting. We and investment funds advised or managed by Bain Capital Partners, LLC have a call option to purchase any ordinary shares received by the Executive in the event the Executive ceases to be employed by us as follows (subject to certain exceptions): (i) subject to (iii) below relating to restrictive covenant breaches, all of the co-invest shares, at Fair Market Value within the six-month period following the Executive’s termination; (ii) if the Executive is terminated (A) without Cause (as defined in the applicable Executive Subscription Agreement), (B) by reason of death or Disability (as defined in the applicable Executive Subscription Agreement), (C) for Good Reason (as defined in the applicable Executive Subscription Agreement) or (D) without Good Reason after the third anniversary of the commencement of the Executive’s employment term, all of the incentive shares which vested, at Fair Market Value, and the portion of the incentive shares which are unvested securities, at the lower of their Fair Market Value and the original subscription price; and (iii) (A) if the Executive is terminated for Cause, or without Good Reason on or prior to the third anniversary of the commencement of the Executive’s employment term or (B) if the Executive materially breaches any restrictive covenant set forth in the applicable Executive Subscription Agreement without timely curing such breach or the Executive willfully breaches such restrictive covenants, all of the incentive shares, whether vested or unvested, at the lower of Fair Market Value and the original subscription price. In addition, under the Executive Subscription Agreements, the Executives must make customary representations and warranties to us and the investment funds advised or managed by Bain Capital Partners, LLC. Subject to certain exceptions and limitations, each Executive under his or her respective Executive Subscription Agreement is also subject to customary restrictive covenants including, among others, (i) non-disclosure of confidential information, (ii) a non-compete for a period ending one year after his or her termination date and (iii) non-solicitation of customers and employees for a period ending one year after his or her termination date.

Shareholder Agreement

In connection with the Acquisition, our Parent entered into the Investor Subscription and Shareholder Agreement (the “Shareholder Agreement”) with Dow Europe Holding B.V. (“Dow Europe”) and investment funds advised or managed by Bain Capital Partners, LLC. The Shareholder Agreement provides, among other things, for the subscription of the co-invest shares and the incentive shares by investment funds advised or managed by Bain Capital Partners, LLC, and Dow Europe and for the composition of our board of directors, including the appointment of up to three directors by the investment funds advised or managed by Bain Capital Partners, LLC. Under the Shareholder Agreement, if the investment funds advised or managed by Bain Capital Partners, LLC, sell more than 50% of their ordinary shares or effect a sale of the company (as defined in the Shareholder Agreement) (a “Required Sale”), any holders of ordinary shares other than investment funds advised or managed by Bain Capital Partners, LLC, including the Executives, must transfer their ordinary shares in the Required Sale, and shall receive in exchange for their ordinary shares, the same price per share that the investment funds advised or managed by Bain Capital Partners, LLC, received in the Required Sale. In certain limited cases described in the Shareholder Agreement if Dow Europe or the executives transfer their ordinary shares, we have the right of first offer of such ordinary shares. The investment funds advised or managed by Bain Capital Partners, LLC, also have a limited right of first offer in the event that Dow Europe or the executives wish to sell their ordinary shares. The Shareholder Agreement also grants pre-emptive rights to the investment funds advised or managed by Bain Capital Partners, LLC, Dow Europe and the executives under certain limited circumstances described in the Shareholder Agreement. The Shareholder Agreement also provides certain restrictions on the sale of Co-Invest and other Investor Shares without our prior written consent, subject to certain exceptions, including but not limited to transfers to permitted transferees and transfers pursuant to rights under the Registration Rights Agreement, tag along rights, a Required Sale, rights of first offer and a Public Sale (as defined in the Shareholder Agreement) of our ordinary shares. These restrictions are in effect with respect to each ordinary share covered by the Shareholder Agreement until such ordinary shares have been transferred in a Public Sale or Sale of the Company.

Registration Rights Agreement

In connection with the Acquisition, our Parent entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Dow Europe, Mr. Pappas and investment funds advised or managed by Bain Capital Partners, LLC. The Registration Rights Agreement provided that funds associated with Bain Capital may request the registration of their Registrable Securities and the investment funds advised or managed by Bain Capital Partners, LLC, Dow Europe and, subject to certain limitations, Mr. Pappas, are entitled to participate on a pro rata basis in such registration. The investment funds advised or managed by Bain Capital Partners, LLC, Dow Europe and Mr. Pappas are also entitled to participate on a pro rata basis in any registration of Ordinary Shares (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended, whether or not caused by the investment funds advised or managed by Bain Capital Partners, LLC, subject to certain limitations and exceptions. The parties to the Registration Rights Agreement are also prohibited from transferring their shares under certain conditions, including but not limited to during the period beginning on the date a notice of an offering under the Registration Rights Agreement is given. The Registration Rights Agreement also provides for indemnification of the parties thereto from certain liabilities incurred in connection with material misstatements or omissions included in any registration statements filed in accordance with the Registration Rights Agreement. The Registration Rights Agreement also provides for the payment of the expenses of such holders in connection with any such registration.

Policies and Procedures for Related Party Transactions

We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Stock Ownership Information

Prior to our initial public offering, we were wholly owned by Bain Capital Everest Manager Holding SCA, which we refer to in this proxy statement as our Parent. The following table sets forth information regarding the beneficial ownership of our ordinary shares, par value $0.01, as of March 31, 2015 by

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our ordinary shares;

•	each of our named executive officers, director nominees and directors; and

•	all of our directors, director nominees and named executive officers as a group.

As of March 31, 2015, we had 48,769,567 ordinary shares outstanding and our Parent had 3,864,167 ordinary shares outstanding. As of March 31, 2015, 37,269,567 of our outstanding ordinary shares were held by Parent, and 11,500,000 were held by public investors (including certain of our Director and Executive Officers), the details of which are reflected in the table below.

Information with respect to beneficial ownership has been furnished by each director, director nominee, officer or beneficial owner of more than 5% of our ordinary shares. We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of ordinary shares deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after March 31, 2015 These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, director nominee, officer and shareholder is c/o Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares(1)	Percentage
Bain Capital Everest Manager Holdings SCA (“Parent”)(1)	37,269,567	76.4%
Christopher D. Pappas(2)	10,000	*
John A. Feenan(3)	—	*
Curtis S. Shaw(4)	—	*
Martin Pugh(5)	6,000	*
Marilyn N. Horner (6)	—	*
Seth A. Meisel(7)	—	—
Michel G. Plantevin(7)	—	—
Brian W. Chu(7)	—	—
Jeffrey J. Cote	5,000	—
Pierre-Marie De Leener	10,000	—
Stephen M. Zide(7)	—	—
Donald T. Misheff	—	—
Aurélien Vasseur(7)	—	—
All Directors, Nominees and Executive Officers as a Group (18 persons)(8)	41,000	*

*	Indicates less than one percent.
(1)

The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. (“BCEM”). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel G. Plantevin, Aurélien Vasseur, Christopher D. Pappas, Brian W. Chu, Seth A. Meisel and Stephen M. Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. (“Europe Fund III”) and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, Jonathan Zhu and Stephen M. Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(2)	Represents ordinary shares of Trinseo S.A., and does not include 119,981 ordinary shares of our Parent held by Mr. Pappas, which represents 3.1% of the outstanding ordinary shares of our Parent. The number of shares also does not include 20,000,000 preferred equity certificates of our Parent, or PECs, which are not convertible into ordinary shares of our Parent, held by Mr. Pappas and which represent less than 1% of all outstanding PECs.
(3)	The number of shares does not include 11,911 ordinary shares of our Parent held by Mr. Feenan, which represents less than 1% of the outstanding ordinary shares of our Parent. The number of shares also does not include 50,000,000 PECs held by Mr. Feenan, which represent approximately 1% of all outstanding PECs.
(4)	The number of shares does not include 20,574 ordinary shares of our Parent held by Mr. Shaw, which represents less than 1% of the outstanding ordinary shares of our Parent.
(5)	Represents ordinary shares of Trinseo S.A., and does not include 3,679 ordinary shares of our Parent held by Mr. Pugh, which represents less than 1% of the outstanding ordinary shares of our Parent.
(6)	The number of shares does not include 10,235 ordinary shares of our Parent held by Ms. Horner, which represents less than 1% of the outstanding ordinary shares of our Parent. The number of shares also does not include 7,500,000 PECs held by Ms. Horner, which represent less than 1% of all outstanding PECs.
(7)	Does not include shares held by our Parent. Mr. Plantevin is a member of GPEB. Mr. Zide is a Managing Director of BCI and a member of GPEB. Mr. Meisel is a Managing Director of BCI. Mr. Chu is an Operating Partner of BCI. Mr. Vasseur is a corporate manager of BCI. As a result and by virtue of the relationships described in footnote 1 above, each of Messrs. Plantevin, Zide, Meisel, Chu, and Vasseur may be deemed to share beneficial ownership of the shares held by Parent. The address for Messrs. Zide, Meisel, and Chu is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116. The address for Mr. Plantevin is c/o Bain Capital Europe, LLP, Devonshire House, Mayfair Place, London W1J 8AJ, United Kingdom. The address for Mr. Vasseur is c/o Bain Capital Luxembourg S.à.r.l., 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.
(8)	Represents ordinary shares of Trinseo S.A., and does not include an aggregate of 178,462 ordinary shares of our Parent. The number of shares also does not include an aggregate of 88,500,000 PECs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of 10% or more of our ordinary shares to file reports of holdings and transactions in our ordinary shares with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis section is intended to provide information about our 2014 compensation objectives and programs for our named executive officers. For 2014, our named executive officers, or NEOs, were Christopher D. Pappas, President and Chief Executive Officer; John A. Feenan, Executive Vice President and Chief Financial Officer; Curtis S. Shaw, former Executive Vice President, General Counsel and Corporate Secretary; Martin Pugh, Senior Vice President and Business President of Performance Materials; and Marilyn N. Horner, Senior Vice President, Human Resources. Mr. Shaw retired from the Company effective January 1, 2015.

On June 17, 2014, the Company completed its initial public offering (IPO) and now trades on the New York Stock Exchange under the ticker symbol “TSE.” Subsequent to the IPO, in February 2015, the Company also completed its name change from Styron to Trinseo. The new corporate name reflects our position as a growing company with broad global reach and a diverse portfolio of materials and technologies.

Fiscal 2014 Highlights

Business Achievements

In 2014, we achieved Adjusted EBITDA results of $303 million, excluding earnings from our joint ventures and inventory revaluations. This level of achievement exceeded our Adjusted EBITDA threshold for purposes of our annual bonus plan but was less than our Adjusted EBITDA target of $329 million. As a result of this level of achievement, together with the level of achievement of our other company performance metrics, the bonuses earned by our named executive officers under our annual cash incentive plan were paid below target level. Adjusted EBITDA is a non-GAAP financial metric, and is determined as described below under “Annual Cash Incentive Plan.”

We also developed our global latex strategy in 2014, which has a worldwide focus on carpet and performance latex and growth in Asia paper and paper coating markets, including construction of a new reactor. We continued to deliver on our Synthetic Rubber business strategy by executing on the following: delivery of higher end, differentiated products serving the high performance tire market; purchase of a 50% share of a synthetic rubber train in Schkopau, Germany; continued development of new enhanced rubber technologies; and advancement of the conversion of our nickel polybutadiene rubber (Ni-PBR) line to neodymium polybutadiene rubber (Nd-PBR). In addition, we restructured the polycarbonate business, including renegotiation of raw materials contracts and exiting the Freeport, Texas plant.

Effective January 1, 2015, we reorganized our business under two new divisions called Performance Materials and Basic Plastics & Feedstocks. The Performance Materials division now includes the following reporting segments: Synthetic Rubber, Latex, and Performance Plastics. The Basic Plastics & Feedstocks division represents a separate segment for financial reporting purposes and includes styrenic polymers, polycarbonate, and styrene monomer. We believe that this new organizational structure better reflects the nature of our Company by grouping together segments with similar strategies, business drivers and operating characteristics. Our two new divisions are of similar size in terms of sales, but have different margin profiles, different strategic focus, different value drivers and different operating requirements. By organizing the Company in this way, we believe that we can manage and operate more effectively in order to accelerate the growth of our Performance Materials division and improve the profitability of our Basic Plastics & Feedstocks division. We also believe that this new organizational structure allows our investors to better understand the drivers of our business.

Compensation Achievements

For 2014, our executive compensation policies and programs were designed to attract, retain and motivate key executives through competitive and cost effective programs. Additionally, our program aimed to align compensation outcomes and performance of the Company through a focus on incentive-based and long-term focused programs. Consistent with prior years, executive compensation in 2014 consisted of four main elements: (a) base salary, (b) annual cash incentive awards, (c) long-term incentive compensation, and (d) retirement savings and benefit programs.

Our base salary levels were established based on the scope of each executive’s responsibilities, taking into consideration our compensation committee members’ collective knowledge of competitive compensation. In 2014, none of the NEOs received base salary increases.

Annual cash incentive awards were based on a combination of Company performance goals and individual performance. Company performance included Responsible Care metrics and Adjusted EBITDA. Due to below-target performance for both Responsible Care and Adjusted EBITDA, as noted above, the bonuses earned by our NEO were paid at below target levels. Payouts ranged from 79.6% to 85.9% of target for the NEOs, with variability driven by individual performance achievements.

In connection with our IPO, our Board adopted the Trinseo S.A. 2014 Omnibus Incentive Plan, or the 2014 Omnibus Plan, and, following our IPO, all equity-based awards will be granted under the 2014 Omnibus Plan. No awards were made to our NEOs under the 2014 Omnibus Plan during calendar year 2014. In February 2015, our Board approved equity award grants to certain key employees, including our NEOs. Each of our NEOs, except for Mr. Shaw, received a grant of restricted share units and options to purchase our common stock. We believe that by providing our senior management with a meaningful equity stake in the Company, we are better able to align the interests of our named executive officers with those of our shareholders and create value for our shareholders.

Each NEO continues to maintain an equity interest in our Parent as a result of previously entering into separate Executive Subscription Agreements with respect to restricted shares of Parent.

Additional detail on these Executive Subscription Agreements, as well as our other compensatory arrangements and programs are provided later in this proxy statement.

Compensation Philosophy and Implementation

Our executive compensation policies and programs are designed to attract, retain and motivate key executives through competitive and cost effective programs that reinforce executive accountability and reward the achievement of business and individual results. Executive compensation consists of four main elements: (a) base salary, (b) annual cash incentive awards, (c) long-term incentive compensation, and (d) retirement savings and benefit programs. The relative weighting of each element is aligned with our philosophy of linking pay to performance. A substantial percentage of our executives’ compensation is provided in the form of performance-based variable compensation with a greater emphasis on variable components for our senior executives. Annual cash incentive awards are directly linked to corporate and business unit results, and the performance measures are aligned with shareholders’ interests, including financial and non-financial goals. Executive retirement and benefits programs are generally consistent with broader employee programs offered in the country where an executive primarily provides services to the Company. We provide limited perquisites to our executives and senior management, and such perquisites are only provided to the extent that they reflect particular business needs and objectives.

The compensation committee is responsible for, among other matters: (1) reviewing key executive compensation goals, policies, plans and programs; (2) reviewing the compensation of our executive officers; (3) reviewing and approving employment agreements and other similar arrangements between the Company and our executive officers; and (4) administering our equity-based plans and other incentive compensation plans. Our Board has adopted a written charter for the compensation committee, which is available on our corporate website at www.trinseo.com. Our website and the information contained on that site or accessible through that site, are not incorporated into and are not a part of this proxy statement.

Our Chief Executive Officer reviews annually with the compensation committee each NEO’s performance (other than his own) and recommends to the compensation committee appropriate base salary, cash performance awards and long-term equity incentive awards (to the extent applicable with respect to a particular year) for these NEOs. Based upon the recommendations of our Chief Executive Officer and in consideration of certain objectives and philosophies described above, the compensation committee makes the final recommendation to the Board for annual compensation packages of our executive officers. With respect to our Chief Executive Officer, the compensation committee and/or the Board reviews annually his performance and the compensation committee recommends to the Board his base salary, cash performance awards and grants of long-term equity incentive awards based on the compensation committee’s assessment of his performance, as approved by the Board.

Use of Benchmarking Comparison Data

In 2014, the compensation committee selected a peer group of companies, with assistance from Towers Watson, for use in making 2015 compensation decisions. Peer group information was not used to establish 2014 compensation levels for our named executive officers. The peer group consists of companies in the chemical and chemical-related industries, as well as companies in the construction, container and packaging and paper and forest product industries with enterprise values between $700 million and $7 billion (approximately one-third to three times the Company’s enterprise value at the time of the analysis).

The compensation committee may annually review the companies included in our peer group and may add or eliminate companies as it determines to be appropriate. The peer group selected in 2014 for purposes of making fiscal 2015 compensation decisions consisted of the following 24 companies:

A. Schulman, Inc.	Eastman Chemical Co.	PolyOne Corporation
Axiall Corporation	Ferro Corporation	Resolute Forest Products Inc.
Berry Plastics Group, Inc.	Graphic Packaging Holding Company	Rockwood Holdings, Inc.
Boise Cascade Company	Greif, Inc.	RPM International Inc.
Cabot Corporation	HB Fuller Co.	Silgan Holdings Inc.
Celanese Corporation	Kraton	Stepan Company
Chemtura Corporation	Olin Corp.	Taminco Corporation
Domtar Corporation	Omnova	Tronox Limited

The compensation committee has retained Towers Watson as its independent compensation consultant. Towers Watson provides the compensation committee with advice on a broad range of executive compensation matters. The scope of their services includes (or will include, to the extent not yet performed), but is not limited to, the following:

•	Apprising the compensation committee of compensation-related trends and developments in the marketplace;

•	Informing the compensation committee of regulatory developments relating to executive compensation practices;

•	Providing the compensation committee with an assessment of the market competitiveness of the Company’s executive compensation;

•	Assessing the composition of the peer companies used for comparative purposes;

•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;

•	Assessing the relationship between executive compensation and corporate performance; and

•	Identifying potential changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests.

During fiscal 2014, Towers Watson attended all regularly scheduled meetings of the compensation committee.

In addition to providing the compensation committee with these executive compensation consulting services in 2014, for which it received aggregate fees of $203,232, Towers Watson also provided the Company with the following additional services for which it received fees totaling $364,425: international actuarial support for the Company’s pension plans; actuarial support for one of the Company’s domestic welfare benefit plans; compensation support to management and provision of compensation and benefits surveys. Before Towers Watson undertook any compensation support work for the Company’s management, the compensation committee was consulted and approved the scope of work.

The compensation committee actively considered the range of the additional services that Towers Watson was already providing to the Company when it made the decision to retain Towers Watson as its independent compensation consultant in 2014. The compensation committee assessed the independence of Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the compensation committee.

Components of Compensation

The principal components of our NEO and other executive compensation program include both short-term and long-term compensation. Short-term compensation consists of an executive’s annual base salary and annual cash incentive award. Long-term compensation may include grants of share-based incentives as determined by the Board and the compensation committee. Certain elements of compensation of our NEOs were determined through direct negotiation with the executives at the time of their hiring.

In making decisions with respect to any element of an NEO’s compensation, the compensation committee considered the total compensation that may be awarded to the officer, including salary, annual cash incentive awards and long-term incentive compensation. In addition, in reviewing and approving employment agreements for our NEOs, the compensation committee considered the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the executive’s employment under a variety of circumstances. Our goal is to award compensation that is competitive to attract and retain highly qualified leaders and motivate high business performance. We believe that our compensation programs align executive and shareholder interests as well as vary compensation based on each executive’s individual contributions to the Company and the Company’s performance.

Base Salary

Setting appropriate levels of base pay allows us to attract and retain an executive leadership team that will continue to meet our commitments to customers, sustain profitable growth and create value for our shareholders. The base salaries for our NEOs were determined based on the scope of their responsibilities, taking into consideration our compensation committee members’ collective knowledge of competitive compensation levels. Base salaries are reviewed annually by the compensation committee and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. In 2014, none of the NEOs received an increase to his or her base salary.

Annual Cash Incentive Plan

We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial and non-financial performance. During 2014, the target bonus under this plan for each NEO was based on a percentage of base salary ranging from 150%, in the case of Mr. Pappas, to 75%, in the case of Messrs. Feenan and Shaw, to 55%, in the case of Mr. Pugh and Ms. Horner. Annual cash incentive awards are based on a combination of the achievement of Company performance goals as well as individual performance. The performance goals and metrics are recommended by the compensation committee to the Board at the beginning of the year. At the end of the year, the amount paid to each NEO is based on the achievement of the Company performance goals and an assessment of the executive’s overall performance.

For 2014, the annual cash incentive plan was designed to align our executives’ compensation with the Company’s focus and priorities for the year, and reward performance based on the following metrics:

•	Responsible Care®: Injuries, Spills and Process Safety Incidents (PSIs);

•	EBITDA: as adjusted as described below; and

•	Individual Goals: Performance against preset team/individual goals.

	Weight	Not Met		Level of Performance Target		Exceeds
Performance Goal
1. Responsible Care®
Recordable Injuries*	5%	7		5		3
Loss of Primary Containment*	5%	10		7		4
Process Safety Incidents*	5%	2		1		0
Sub-total	15%	0%		100%		200%
2. Financial Performance		Less than
2014 EBITDA Target (Per 2014 Business Plan)	60%	$279	MM	$329	MM	$379	MM
3. Individual Goals	25%	0%		100%		200%
Total Opportunity at Target	100%
Maximum Opportunity	200%

*	Metrics represent incident count.

In 2014, Company performance metrics were based on an Adjusted EBITDA target of $329.0 million and threshold EBITDA of $279.0 million (in each case, excluding dividends from joint venture companies of $36.0 million and including an adjustment of $64.0 million to reflect current cost of raw materials) and Responsible Care® (environmental, health and safety metrics). As a company with a substantial amount of indebtedness and volatile raw materials prices, we believe that Adjusted EBITDA is a key measure of our financial performance and ability to service our indebtedness and we use this as the target metric for our annual cash incentive plan. For purposes of the annual cash incentive plan, we define Adjusted EBITDA, which is considered a non-GAAP measure, substantially in accordance with its definition from our Indenture and Senior Secured Credit Facility as net income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; and asset impairment charges. Additionally, for purposes of the plan, Adjusted EBITDA includes certain other adjustments, which are meant to eliminate the impact of certain non-recurring items. These non-recurring items include loss on extinguishment of long-term debt, net gain (loss) on the disposition of businesses and assets, restructuring charges, fees paid pursuant to our advisory agreement with Bain Capital, stock compensation and other employee costs, equity in earnings of our unconsolidated subsidiaries, foreign currency gains (losses), and other non-recurring charges. Our Adjusted EBITDA performance target metric for the 2014 annual cash incentive awards is set consistent to our 2014 business plan that was approved by the Board, but is also adjusted to exclude dividends from joint venture companies and to reflect the current cost of raw materials, as described above. In addition to Adjusted EBITDA, we also believe best-in-class environmental, health and safety metrics, as well as individual performance, are important measures for establishing performance objectives and measuring the performance of our NEOs.

We are a Responsible Care® company and our environment, health and safety policy states that protecting people and the environment is part of everything we do and every decision we make. Each employee has a responsibility to ensure that our products and operations meet applicable government and Company standards.

The 2014 annual cash incentive plan includes three (3) key metrics that we track for our Company—Recordable Injuries as defined by OSHA, Process Safety Incidents as defined by the American Chemistry Council, and Loss of Primary Containment defined as any physical device used to contain a chemical or plastic resin as part of our manufacturing processes. Incentive payouts with respect to these metrics are determined based on our achievement rating for Responsible Care® performance and in accordance with the threshold, target and maximum levels set forth in the preceding table.

Based on our achievement rating for Responsible Care® performance, our financial results for 2014 with respect to Adjusted EBITDA, and the compensation committee’s determination of achievement of individual performance goals, each as described below, Messrs. Pappas, Feenan, Shaw and Pugh and Ms. Horner were awarded 81.3%, 83.4%, 79.6%, 81.7% and 85.9% of his or her respective target annual incentive award. The table below shows the 2014 target annual cash incentive award for each NEO and the actual award payable, based on our performance.

Name	Target Percentage	Target Amount	Actual Amount
Christopher D. Pappas	150%	$1,500,000	$1,218,725
John A. Feenan	75%	$450,000	$375,180
Curtis S. Shaw	75%	$393,750	$313,517
Martin Pugh(1)	55%	$332,145	$271,030
Marilyn N. Horner	55%	$231,000	$198,367

(1)	Mr. Pugh’s compensation is payable in Swiss Francs (or CHF) and was converted using the foreign exchange rate of US$1.098 to CHF1.00. This rate was determined by averaging the exchange rates in effect during 2014.

In 2014, our achievement rating for Responsible Care® performance qualified each NEO for a 13.3% annual cash incentive award payout. In addition, based on our 2014 audited financial results, our compensation committee determined that our financial performance resulted in 35% of the Adjusted EBITDA portion of the bonus becoming payable. Actual results for Responsible Care® and Adjusted EBITDA financial performance are set forth below:

			Level of Performance
	Actual Payout	Actual	Not Met		Target	Exceeds
Responsible Care®
Recordable Injuries*	0%	7		7	5	3
Loss of Primary Containment*	8.3%	5		10	7	4
Process Safety Incidents*	5%	1		2	1	0
Total	13.3%
Financial Performance (Adjusted EBITDA)	35.0%	$303 MM	$	Less than 279 MM	$329 MM	$379 MM

*	Metrics represent incident count.

In addition, each NEO had personal performance goals that included, depending on the individual: corporate or business EBITDA; asset, product optimization and customer profitability; organizational effectiveness; talent management and cost management. The results achieved against each of these goals were assessed by the compensation committee and ratings assigned. Based on its assessment of subjective individual performance criteria and our assessment of Adjusted EBITDA for 2014, the compensation committee determined that Messrs. Pappas, Feenan, Shaw and Pugh and Ms. Horner’s individual performance exceeded target and qualified for a 32.9%, 35.0%, 31.2%, 33.3% and 37.5% cash incentive payout, respectively, against their personal performance goals.

The following table shows the contribution of each performance metric under our annual cash incentive plan to the actual bonus award earned by our NEOs.

Name	Responsible Care (15% of Target opportunity)	EBITDA (60% of Target Opportunity)	Individual Goals (25% of Target Opportunity)	Actual Award as % of Target (100%)
Christopher D. Pappas	13.3%	35.1%	32.9%	81.3%
John A. Feenan	13.3%	35.1%	35.0%	83.4%
Curtis S. Shaw	13.3%	35.1%	31.2%	79.6%
Martin Pugh	13.3%	35.1%	33.3%	81.7%
Marilyn N. Horner	13.3%	35.1%	37.5%	85.9%

Long-Term Incentive Compensation

In connection with our IPO, our Board adopted the 2014 Omnibus Plan and, following our IPO, all equity-based awards will be granted under the 2014 Omnibus Plan. No awards were made to our NEOs under the 2014 Omnibus Plan during calendar year 2014. In February 2015, our Board approved equity award grants to certain key employees, including our NEOs. Each of our NEOs, except for Mr. Shaw, received a grant of restricted share units and options to purchase our common stock. These awards are subject to time-based vesting conditions, with restricted share unit awards vesting in full on the third anniversary of the date of grant and options vesting in three equal annual installments beginning on the first anniversary of the date of grant, in each case generally subject to an NEO’s continuous employment with us on the applicable vesting date. Our Board has not adopted a formal policy regarding the amount or timing of future equity grants under the 2014 Omnibus Plan.

Special Cash Retention Award Opportunity

On March 26, 2013, our Board approved a special cash retention award for certain key employees. The purpose of the award was to maintain the stability of the Company’s executives by providing an incentive for these individuals to remain with the Company during the approximately 18-month period over which the award vested.

The terms of each cash retention award were set forth in an award agreement between the Company and the employee. The total cash amount of the special retention award was equal to 50% of the employee’s base salary as of the date of grant. The right to receive any amount was contingent on continuous full-time employment with the Company through July 1, 2014. The cash retention awards were paid in July 2014.

The total amounts of the special retention awards paid to the named executive officers were:

Named Executive Officer	$ Amount
Christopher D. Pappas	$500,000
John A. Feenan(1)	$—
Curtis S. Shaw	$262,500
Martin Pugh(1)	$—
Marilyn N. Horner	$210,000

(1)	Messrs. Feenan and Pugh were not eligible to receive this special cash retention award given their employment start date. However, these executives were entitled to separate cash retention awards pursuant to the terms of their employment agreements, as described below under “Other Compensation.”

Executive Subscription and Securityholder’s Agreements

Certain members of our management team, including our NEOs, continue to maintain an equity interest in our Parent as a result of previously entering into separate Executive Subscription Agreements in accordance with the terms of their employment agreements. The Executive Subscription Agreements provide for sales of Classes A through F of the ordinary shares of our Parent (the “co-invest shares”) and Classes G through L of ordinary shares of our Parent (the “incentive shares”), subject to certain conditions.

Under the Executive Subscription Agreements, in the case of our NEOs other than Mr. Pappas, 50% of incentive shares issued are subject to time vesting as follows: Mr. Shaw, 40% vesting on the second anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the subsequent three years; Messrs. Feenan and Pugh (prior to the amendments of his arrangements as described below), 20% vesting on the first anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following four years; Ms. Horner, (i) an initial grant of incentive shares made in 2011 with 40% vesting on the second anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following three years and (ii) a subsequent grant of incentive shares made in 2013 with 33.33% vesting on each of the first three anniversaries of the date of grant. For Mr. Pappas, 75% of his incentive shares were subject to time vesting with 25% vesting on June 17, 2011 and the balance vesting ratably on a quarterly basis over the following three years. The remaining 50% of the incentive shares (25% for Mr. Pappas) were originally subject to both time vesting, in the same manner as previously described, and performance vesting subject to achieving certain targets based on various returns realized by our shareholders upon a change in control or the completion of an IPO. In 2013, Mr. Pappas entered into an amended and restated Executive Subscription Agreement in accordance with the terms of his amended employment agreement. Under the agreement Mr. Pappas was awarded additional incentive shares that are subject solely to a time-based vesting condition with 40% vesting on June 30, 2014 and the remaining portion vesting on an annual basis over the subsequent three years.

Prior to the completion of our IPO, we entered into agreements (the “letter agreements”) to modify the outstanding performance-based incentive shares held by our employees, including our NEOs. The letter agreements, which were approved by our board, removed the performance-based vesting condition associated with such shares related to the achievement of certain investment returns and modified the time-based vesting schedule associated with such shares to provide that any such shares that would have satisfied the time-based vesting condition previously applicable to such shares on or prior to June 30, 2017 will instead vest on June 30, 2017, subject to the holder remaining continuously employed by us through such date. Any such shares that are subject to a time-based vesting condition beyond June 30, 2017 will remain subject to the time-based vesting condition previously applicable to such award. Upon completion of our IPO, these shares became time-based restricted share awards, and we refer to them in this proxy statement as modified time-based restricted share awards. The remaining incentive shares are referred to in this proxy statement as historical time-based restricted share awards.

In October 2014, Mr. Pugh entered into a second amendment to his Executive Subscription Agreement whereby his historical time-based restricted share awards will vest with respect to 20% of each class on each of the first and second anniversaries of March 1, 2013 and with respect to 30% of each class on the third and fourth anniversaries of such date such that all historical time-based restricted share awards would become 100% vested on March 1, 2017. The vesting schedule with respect to Mr. Pugh’s modified time-based restricted share awards was further amended to provide that each class of shares shall satisfy the time-based vesting condition on the earlier of March 1, 2017 or a sale of the Company, in each case, if Mr. Pugh is then employed by us or our subsidiaries.

All of the incentive shares are subject to the applicable executives remaining employed by us between the date of the applicable Executive Subscription Agreement and the applicable vesting date; provided that, if any of our NEOs (other than Mr. Pappas) dies, is terminated without cause or due to his or her disability, or resigns for good reason after the second anniversary of the date of grant, the portion of the historical time-based restricted share awards that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis based on the number of full months between the last regular vesting date and the termination date. If Mr. Pappas dies, is terminated without cause or due to his disability, or resigns for good reason, the portion of his historical time-based restricted share awards that would have vested during the 12 months following the termination date will accelerate and vest. All incentive shares will vest automatically upon a change in control of the Company.

In February 2011, in connection with the refinancing of our previous $800 million term loan under the Senior Secured Credit Facility, our Board declared a one-time cash distribution. The distribution was made by way of redemption and cancellation of the class A and class G shares. The NEOs, to the extent they held co-invest shares and incentive shares, received an equivalent payment in 2011. For those hired after June 17, 2010, a portion of the distribution attributable to unvested time-based incentive shares was withheld and put in escrow, to be paid out in connection with the anniversary of their date of hire, subject to the NEO’s continued employment with the Company. For those hired after June 17, 2010 but during 2010, 50% of the time-based incentive share distribution was paid in February 2011 and 50% was paid on their next anniversary date in 2012. For executives hired in 2011, 100% of the distribution was payable on their second anniversary date. For all holders of performance-based incentive shares redeemed and cancelled, a portion of the distribution was withheld and put in escrow. These will be paid out on June 30, 2017 subject to employment conditions as set out in the letter agreements. There were no distributions for the year ended December 31, 2014.

Our Board and compensation committee believe that this treatment of holders of co-invest and incentive shares is fair and consistent with their status as equity participants in our Parent.

Retirement Benefits

Our qualified U.S. savings plan (the “401(k) plan”) provides for (1) annual discretionary Company contributions and (2) employer matching contributions to be credited to participants’ accounts. The U.S.-based NEOs participate in this plan on the same basis as our other employees. We also maintain a non-qualified savings and deferral plan in which each of our NEOs (other than Mr. Pugh) participates. This plan allows participants to defer a portion of their compensation on a pre-tax basis, with matching contributions from the Company that are payable at a future date based on the terms of the plan. Additionally, the plan provides for discretionary Company contributions in connection with earnings that are in excess of limitations set forth in the 401(k) Plan.

Our NEOs do not participate or have account balances in any qualified or nonqualified defined benefit pension plans sponsored by the Company, with the exception of Mr. Pugh, who participates in our Switzerland-based retirement plan. Mr. Pugh is also entitled to a retirement benefit payable at age 65 in the amount of CHF 250,000 (Swiss Francs), which will be prorated if his retirement from the Company occurs prior to age 65.

Pursuant to the terms of Mr. Pappas’s employment agreement, he is entitled to a retirement benefit payable in the form of a cash lump sum upon his retirement or other termination of employment in an amount determined in accordance with a formula contained in his employment agreement as described in more detail under “Pension and Other Postretirement Benefits—Supplemental Employee Retirement Benefit” below.

Severance Benefits

Our NEOs are eligible for severance benefits under their employment contracts upon certain terminations of employment. The agreements provide the NEOs, except Mr. Pappas and Mr. Pugh, with severance benefits in an amount equal to one and one-half times (1.5x) the sum of the executive’s annual base salary and target bonus. Mr. Pappas is eligible for severance benefits in an amount equal to two times (2.0x) the sum of his annual base salary and target bonus. Mr. Pugh is eligible for severance benefits in an amount equal to two and one-half times (2.5x) the sum of his annual base salary and target bonus if termination (other than for cause) occurs prior to March 1, 2014, two times (2.0x) the sum of his annual base salary and target bonus if termination occurs on or following March 1, 2014 but prior to March 1, 2015, and one and one-half times (1.5x) the sum of his annual base salary and target bonus if termination occurs on or following March 1, 2015. Each of our NEOs must sign a general release in order to receive these severance benefits.

Change-in-Control Severance Benefits

We provide change-in-control severance benefits to certain executives, including our current NEOs. (Mr. Shaw had been eligible to receive similar benefits prior to his retirement from the Company.) These change-in-control severance benefits are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company and to enable the executives to impartially evaluate such a transaction. Under the terms of these agreements, each NEO is entitled to a lump sum payment equal to the severance benefits set forth above (rather than payment of severance benefits in installments) if the NEO experiences a termination of employment other than for cause or in the event the NEO resigns for good reason, as defined in the agreements, within two years following a change-in-control of the Company. Mr. Pappas is also entitled to a so-called 280G gross-up with respect to certain payments that may be made to him in connection with a change in control, a benefit that was negotiated at the time Mr. Pappas was hired by us.

Other Compensation

Each NEO is eligible to participate in our generally-applicable benefit plans, such as savings, medical, dental, group life, disability and accidental death and dismemberment insurance, in accordance with country practices.

In connection with his hiring, Mr. Feenan was granted a cash retention award of $5.0 million, to be paid in four annual installments, with $1.0 million payable on each of the first and second anniversaries of the commencement of his employment and $1.5 million payable on each of the third and fourth anniversaries of the commencement of his employment, subject to his continued employment on such date. Mr. Feenan received $1.0 million under his cash retention award in January 2014. If Mr. Feenan is terminated without cause or resigns for good reason (as each term is defined in his employment agreement), the next scheduled installment of the retention award will be paid to him. If there is a change in control (as defined in his employment agreement) or he dies, all of the remaining installments will be paid to him.

Under his employment agreement, Mr. Pugh was entitled to receive a retention bonus of CHF 250,000 if he remained employed on September 1, 2013, which was paid in September 2013, and a retention bonus of CHF 500,000 if he remained employed on September 1, 2014, which was paid in September 2014. If his employment terminated for any reason prior to the vesting date, he was not eligible to receive the retention bonuses.

Compensation Risk Management

We do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our business and operations.

Tax Treatment

Because of our status as a private company until the time of our IPO, amounts payable under our executive compensation program historically have not been subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limit the deductibility of compensation paid to certain individuals to $1.0 million, excluding qualifying performance-based compensation and certain other compensation. The compensation committee may consider the impact of Section 162(m) of the Code, to the extent it is expected to apply, when structuring our executive compensation arrangements with our named executive officers. However, the compensation committee will retain flexibility to approve compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section (the “CD&A”) required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Michel G. Plantevin

Stephen M. Zide

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by our NEOs for the year ended December 31, 2014, as well as our 2013 and 2012 fiscal years, respectively. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension and Other Postretirement Benefits Value and Non- qualified Deferred Compensation Earnings ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
Christopher D. Pappas	2014	$1,000,001	$500,000	$—	$1,218,725	$2,865,711	$165,104	$5,749,541
President and Chief	2013	$1,000,000	$—	$11,284,837	$1,600,000	$2,007,918	$165,302	$16,058,057
Executive Officer	2012	$800,000	$160,000	$—	$80,000	$1,476,354	$113,022	$2,629,376

John A. Feenan	2014	$600,000	$1,000,000	$—	$375,180	$—	$61,948	$2,037,128
Executive Vice	2013	$600,000	$—	$—	$465,000	$—	$176,493	$1,241,493
President and Chief Financial Officer	2012	$551,250	1,084,144	$8,767,429	$42,072	$—	$870,287	$11,315,182

Curtis S. Shaw	2014	$525,000	$262,162	$—	$313,517	$—	$57,619	$1,158,298
Executive Vice President, General	2013	$525,000	$—	$—	$390,000	$—	$59,796	$974,796
Counsel and Corporate Secretary	2012	$510,000	$76,500	$—	$38,250	$—	$816,752	$1,441,502

Martin Pugh(8)(9)	2014	$603,900	$549,000	$—	$271,030	$424,591	$—	$1,848,521
Senior Vice President and Business President of Performance Materials	2013	$495,017	$918,026	$2,090,261	$283,510	$1,311,635	$2,569	$5,101,018

Marilyn N. Horner	2014	$420,000	$210,000	$—	$198,367	$—	$49,591	$877,958
Senior Vice President, Human Resources

(1)	Amounts in this column for 2014 for Messrs. Pappas and Shaw and Ms. Horner reflect their special retention awards paid in July 2014, as described above under “Special Cash Retention Award Opportunity.”
(2)	Mr. Feenan was entitled to a $5.0 million retention award pursuant to his employment agreement dated December 22, 2011. These amounts will vest and be paid over a four-year period. Mr. Feenan received

$1.0 million in 2012 and $1.0 million in 2014, each of which is included in the “Bonus” column for the applicable year. No amount was paid in 2013 under this award. Mr. Pugh is entitled to a retention bonus of CHF 750,000 as part of his employment agreement. The amount will vest and be paid out over an 18 month period. Mr. Pugh received CHF 500,000 in 2014 and CHF 250,000 in 2013, and these amounts are included in the “Bonus” column for the applicable year. In addition, Mr. Pugh received a sign on bonus of CHF 600,000 in connection with his employment in March 2013, which is also included in the “Bonus” column for 2013.
(3)	The amount in this column reflects the fair value of restricted share awards granted in the periods presented (there were no restricted share awards granted in 2014), calculated in accordance with ASC 718, excluding the effects of estimated forfeitures. The assumptions used for determining fair value are described in Note 17 to our consolidated financial statements filed with our Annual Report on Form 10-K. Amounts in the column include the grant date fair value of both historical time-based and performance-based awards. In 2013 and 2012, the amount attributable to the performance-based portion of the awards assumes that all performance-based vesting criteria were satisfied in full. The performance-based awards were modified in connection with our IPO as described above in “Executive Subscription and Securityholder’s Agreements.”
(4)	This represents the NEOs’ earned cash incentive payout as discussed in “Annual Cash Incentive Plan” above.
(5)	Changes in Pension and Other Postretirement Benefits for Messrs. Pappas and Pugh for the year ended December 31, 2014 amounted to $2,865,711 and $424,591, respectively. Changes in Pension and Other Postretirement Benefits for Messrs. Pappas and Pugh for the year ended December 31, 2013 amounted to $2,007,918 and $1,311,635, respectively. Changes in Pension and Other Postretirement Benefits for Mr. Pappas for the year December 31, 2012 amounted to $1,476,354. Mr. Feenan and Ms. Horner do not participate in pension and other postretirement benefit arrangements and Mr. Shaw did not participate in pension and other postretirement benefit arrangements prior to his retirement from the Company. Please see “—Pension and Other Postretirement Benefits” for a description of these arrangements.
(6)	No amount is reported with respect to earnings on non-qualified deferred compensation plans because above market rates are not provided under such plans. See “—U.S. Non-Qualified Deferred Compensation Table” below for information with respect to the NEOs’ deferred compensation amounts for 2014.
(7)	Included in “All Other Compensation” for fiscal year 2014 were the following items:

Name	401(k) plan(i)	Non-qualified deferred compensation plan(ii)	Other(iii)	Total
Christopher D. Pappas	$21,774	$142,050	$1,280	$165,104
John A. Feenan	$20,992	$39,750	$1,206	$61,948
Curtis S. Shaw	$20,000	$33,188	$4,431	$57,619
Martin Pugh	$—	$—	$—	$—
Marilyn N. Horner	$21,911	$26,400	$1,280	$49,591

(i)	Represents Company matching and discretionary contributions to the 401(k) Plan for all NEOs except Mr. Pugh.
(ii)	Represents Company matching and discretionary contributions to our non-qualified deferred compensation plan (such amounts are also included in the “U.S. Non-Qualified Deferred Compensation Table” below) for all NEOs except Mr. Pugh.
(iii)	Represents the amount of group term life insurance premiums paid for all NEOs except Mr. Pugh.

(8)	Mr. Pugh’s compensation was paid or payable in CHF. The amount of compensation earned or received during 2014 and 2013 was converted using the foreign exchange rate of US$1.098 to CHF1.00 and US$1.08 to CHF1.00, respectively. These rates have been determined by averaging the exchange rates in effect during 2014 and 2013, respectively.
(9)	For Mr. Pugh, the amounts included in the “Salary” and “Non-Equity Incentive Plan” columns for 2013 represent amounts received for the period between March 1 and December 31, 2013.

Grant of Equity Plan and Non-Equity Plan Based Awards Table

During fiscal year 2014, we did not grant equity-based compensation awards to our NEOs.

	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Christopher D. Pappas	$—	$1,500,000	$3,000,000
John A. Feenan	$—	$450,000	$900,000
Curtis S. Shaw	$—	$393,750	$787,500
Martin Pugh	$—	$332,145	$664,290
Marilyn N. Horner	$—	$231,000	$462,000

(1)	Represents awards provided under our annual cash incentive plan discussed above under “Annual Cash Incentive Plan.” The maximum amount represents two times the target amount. The actual amounts earned by the NEOs with respect to 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Employment Agreements with Messrs. Pappas, Feenan and Shaw and Ms. Horner

We have entered into executive employment agreements with each of Messrs. Pappas and Feenan and Ms. Horner, with employment dates commencing on June 17, 2010, January 16, 2012 and January 5, 2011, respectively. (Mr. Shaw was subject to an employment agreement with us with an employment date commencing July 1, 2010 prior to his retirement from the Company, effective January 1, 2015). The agreements provide for an initial term of three years and are subject to automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the agreements may be terminated with at least 90 days’ prior written notice from the executive or the Company stating the intent not to extend the employment term. On April 11, 2013, the agreement with Mr. Pappas was amended and restated with retroactive effect as of January 2, 2013, and was extended until June 30, 2017. On February 14, 2012, Ms. Horner’s agreement was amended to add a “greater of” benefit under Section 280G of Code, which is described below under “Employment Agreements.”

Under the agreements, Messrs. Pappas, Feenan and Shaw and Ms. Horner are (or were) entitled to receive annual base salaries of $1,000,000, $600,000, $525,000 and $420,000, respectively, with respect to 2014 subject to annual review and increase by the compensation committee and/or Board in its sole discretion, and have (or had) target bonus opportunities under our annual cash incentive plan equal to 150%, 75%, 75% and 55%, respectively, of their base salaries. In addition, Messrs. Pappas, Feenan and Shaw and Ms. Horner have (or had) been granted incentive shares generally representing the right to participate in 4.5%, 0.9%, 0.9% and 0.5%, respectively, of our Parent’s equity capital appreciation (as described above in “Executive Subscription and Securityholder’s Agreements”). Each executive is (or was) entitled to participate in our employee and fringe benefit plans as may be in effect from time to time on the same general basis as our other employees.

In addition to the foregoing, Mr. Pappas is entitled to a retirement benefit payable in the form of a cash lump sum upon termination of employment in an amount determined in accordance with a formula contained in his employment agreement and as described in more detail under “Pension and Other Postretirement Benefits—Supplemental Employee Retirement Benefit” below.

Executive Employment Agreement with Mr. Pugh

We have also entered into an executive employment agreement with Mr. Pugh with an employment date which commenced on March 1, 2013. The agreement provided for an initial term of three years, subject to automatic one-year extensions beginning on the expiration of the initial term. The agreement was subsequently amended in October 2014 to extend the term until March 1, 2017 and to remove the automatic extension provision, with the parties reserving the right to extend the term by mutual agreement. Under the agreement, Mr. Pugh is entitled to receive an annual base salary of CHF 550,000, subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year. Mr. Pugh has the opportunity to earn a target award under our annual cash incentive plan equal to 55% of his base salary. In addition, Mr. Pugh has been granted incentive shares generally representing the right to participate in 0.4% of our Parent’s equity capital appreciation (as described above in “Executive Subscription and Securityholder’s Agreements”). Mr. Pugh is entitled to participate in our employee and fringe benefit plans as may be in effect from time to time on the same general basis as our other employees.

Under his agreement, Mr. Pugh was eligible to receive cash retention payments equal to (i) CHF 250,000, which vested and was paid in September 2013, and (ii) CHF 500,000, which vested and was paid in September 2014. Mr. Pugh was also entitled to a one-time lump sum signing bonus cash payment in the amount of CHF 600,000 payable coincident with a purchase of a residence in the Zurich, Switzerland metropolitan area, subject to Mr. Pugh’s continued employment with the Company at the time of payment. This payment was made to Mr. Pugh in 2013.

Pursuant to an amendment to Mr. Pugh’s employment agreement, which was approved by the compensation committee in 2013, and approved and executed by the Board in January 2014, Mr. Pugh is entitled to receive a retirement benefit in an amount up to CHF 250,000 payable at age 65 or prorated if he retires before reaching age 65.

For a description of the payments and benefits our named executive officers may be (or were) entitled to receive in connection with a termination of employment, see “—Potential payments upon termination or change in control.”

Outstanding Equity Awards at Fiscal Year-End Table

The table below sets forth certain information regarding outstanding and unvested restricted share awards held by the NEOs as of December 31, 2014. All awards are with respect to shares of our Parent.

	Stock Awards
	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That have Not Vested ($)(2)
Christopher D. Pappas	67,778	$3,788,812
John A. Feenan	27,886	$1,558,799
Curtis S. Shaw	18,590	$1,039,187
Martin Pugh	13,941	$779,274
Marilyn N. Horner	14,330	$801,064

(1)	Represents both historical and modified time-based restricted share awards with respect to Parent stock granted to the NEOs pursuant to the Executive Subscription Agreements and employment agreements, and amendments thereto. The vesting provisions applicable to the historical and modified-time based restricted share awards for each of the NEOs are as follows.

Historical time-based restricted share awards. The historical time-based restricted share awards are subject to time vesting as follows: Mr. Pappas, 40% of his award vested on June 30, 2014 with the remaining portion vesting ratably on an annual basis over the subsequent three years; Mr. Feenan, 20% vesting on the first anniversary of the date of grant with the remaining portion vesting ratably on an annual basis over the following four years; Mr. Shaw, 40% vesting on the second anniversary of the date of grant with the remaining portion vesting ratably on an annual basis over the subsequent three years; Mr. Pugh, 20%

vesting on the first and second anniversaries of the date of grant, and 30% vesting on the third and fourth anniversaries of the date of grant; and Ms. Horner, (i) an initial grant of incentive shares made in 2011 with 40% vesting on the second anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following three years, and (ii) a subsequent grant of incentive shares made in 2013 with 33.33% vesting on each of the first three anniversaries of the date of grant. In the case of Mr. Shaw, in accordance with the terms of his Separation and General Release Agreement (“Separation Agreement”), 100% of his historical time-based restricted share awards vested as of January 1, 2015.

Modified time-based restricted share awards. Prior to the completion of our IPO, in June 2014 the performance-based restricted share awards (as formerly described) were modified, and upon completion of the IPO, these shares became time-based restricted share awards, which we now refer to as modified time-based restricted share awards in this proxy statement. Additionally, in October 2014, Mr. Pugh entered into a second amendment to his Executive Subscription Agreement and Mr. Shaw entered into his Separation Agreement, each of which resulted in modifications to the vesting schedule of the respective modified time-based restricted share awards. In the case of Messrs. Pappas and Feenan, and Ms. Horner, 100% of the modified time-based restricted share awards vest on June 30, 2017. In the case of Mr. Pugh, 100% of the modified time-based restricted share awards vest on March 1, 2017. In the case of Mr. Shaw, in accordance with the terms of his Separation Agreement, 16.7% of the modified time-based restricted share awards vested as of January 1, 2015.

Vesting of both the historical and modified time-based restricted share awards for each of the NEOs is generally subject to the participant’s continued employment with the Company. For the historical time-based restricted share awards, if any of our NEOs (other than Mr. Pappas) dies, is terminated without cause or due to his or her disability, or resigns for good reason after the second anniversary of the date of grant, the portion of the historical time-based restricted share awards that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis based on the number of full months between the last regular vesting date and the termination date. If Mr. Pappas dies, is terminated without cause or due to his disability, or resigns for good reason, the portion of his historical time-based restricted share awards that would have vested during the 12 months following the termination date will accelerate and vest. Outstanding and unvested historical and modified time-based restricted share awards will vest automatically upon a change in control of the Company.

The outstanding historical and modified time-based restricted share awards for each of the NEOs will vest as set forth below:

	Number of Shares	Vesting Date
Christopher D. Pappas	14,524	6/30/15
	14,524	6/30/16
	14,524	6/30/17
	24,206	6/30/17	(3)

John A. Feenan	3,486	1/1/15
	3,486	1/1/16
	3,485	1/1/17
	17,429	6/30/17	(3)

Curtis S. Shaw	3,098	1/1/15	(4)
	2,582	1/1/15	(4)

Martin Pugh	1,549	3/1/15
	2,324	3/1/16
	2,323	3/1/17
	7,745	3/1/17	(3)

Marilyn N. Horner	2,324	1/5/15
	2,324	1/5/16
	9,682	6/30/17	(3)

(2)	Amounts were determined based on the fair value of our Parent shares as of December 31, 2014 of $55.90 per share, as calculated by an independent valuation expert.
(3)	Represents vesting of the modified time-based restricted share awards for the respective NEO, as described above.
(4)	As noted above, as a result of the execution of his Separation Agreement, the vesting terms of certain of Mr. Shaw’s awards were modified, such that 100% of the remaining unvested historical time-based restricted share awards (or 3,098 awards) and 16.7% of the modified time-based restricted share awards (or 2,582 awards) vested on January 1, 2015. All remaining unvested restricted share awards were forfeited upon the termination of Mr. Shaw’s employment.

Shares Vested Table

The following table shows the number of ordinary shares acquired by the NEOs upon the vesting of restricted shares of our Parent during fiscal year 2014:

	Share Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christopher D. Pappas	47,201	$9,375,104
John A. Feenan	3,486	$873,940
Curtis S. Shaw	3,098	$357,199
Martin Pugh	1,549	$388,334
Marilyn N. Horner	2,324	$582,627

(1)	All restricted share awards with respect to Parent stock acquired on vesting during fiscal year 2014 were historical time-based restricted share awards.
(2)	The value realized on vesting is based on the fair value per share of our Parent shares on the date of vesting.

U.S. Non-Qualified Deferred Compensation Table

The following table summarizes the activity during 2014, as well as the year-end account balances, in our non-qualified savings and deferred compensation plan for our NEOs. The plan allows eligible employees, including the NEOs, to defer a portion of their compensation (up to 75% of base salary and up to 100% of annual cash incentive awards) on a pre-tax basis with a matching contribution from the Company, payable at a future date based on specific plan parameters. Additionally, the plan provides for discretionary company contributions in connection with earnings in excess of the limits under the Company’s 401(k) Plan. While the plan is unfunded, amounts deferred under the plan are credited with earnings based on the performance of selected investment vehicles that are available in the open market. The plan is available to all U.S. employees who satisfy certain eligibility requirements, including the NEOs. An eligible participant can elect to receive a distribution under the plan in the form of a lump sum payment upon separation from service with the Company. Additionally, a participant may elect to receive a distribution at a specified future date in either a single lump sum or a series of annual installments over a period of 5 to 10 years. However, this latter distribution option is only available for the elective deferral of a participant’s base salary and annual cash incentive award. Company matching and discretionary contributions must be paid as a lump sum at separation from employment.

Name	Executive Contributions in 2014 ($)(1)	Company Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance as of December 31, 2014 ($)(4)
Christopher D. Pappas	$160,000	$142,050	$77,581	$—	$886,084
John A. Feenan	$—	$39,750	$5	$—	$52,287
Curtis S. Shaw	$31,500	$33,188	$16,638	$—	$196,950
Martin Pugh(5)	$—	$—	$—	$—	$—
Marilyn N. Horner	$39,060	$26,400	$11,185	$—	$191,387

(1)	Represents amounts contributed by the NEOs under the non-qualified savings and deferred compensation plan. These amounts are included in the Summary Compensation Table as part of “Salary.”
(2)	Includes matching and discretionary amounts that were contributed by the Company under the non-qualified savings and deferred compensation plan. These amounts are also included in the Summary Compensation Table in the “All Other Compensation” column.
(3)	Represents earnings on the Company’s non-qualified savings and deferred compensation plan. Amounts are not reported as compensation in the Summary Compensation Table.
(4)	Includes amounts that were reported as compensation in the Summary Compensation Table in 2013 and prior years to the extent such amounts were contributed by the executive and the Company, but not to the extent that such amounts represent earnings.
(5)	Mr. Pugh is based in Switzerland and does not participate in this plan.

Pension and Other Postretirement Benefits

Switzerland Retirement Plans

The Switzerland retirement plans are fully insured pension plans. Future retirement benefits are calculated based on accumulated savings at retirement, which consists of savings contributions made by the employee and the Company, and an annually credited interest rate that is contingent upon investment results. Actual retirement benefits will be dependent on investment results, actual rate of interest applied on the savings capital, potential future changes in plan regulation and/or legal changes and future salary changes. The amount of pensionable salary is calculated using base pay plus the annual target bonus amount minus a coordination amount that reflects the maximum social security pension in place at the time, and is subject to a statutory maximum. Employee and Company contributions are based on the employee’s age and determined in accordance with the percentage of pensionable salary as follows:

Name	Employee saving contributions in % of pensionable salary	Employer saving contributions in % of pensionable salary
Martin Pugh	10.00%	10.00%

In addition, the employer pays the total premiums for risk benefits and other costs. It is assumed that these additional contributions equal 4.0% of insured salary.

Benefits are paid as a monthly annuity, lump sum or a combination of the two payment forms.

Supplemental Employee Retirement Benefit

In 2010, we entered into an employment contract with Mr. Pappas which included a provision for non-qualified supplemental employee retirement benefits. Mr. Pappas would have forfeited all benefits if he had left the Company prior to June 17, 2013. The accrued benefits will be paid to Mr. Pappas in a lump sum within 30 days after his termination of employment. The amount payable to Mr. Pappas with respect to his supplemental employee retirement benefits is determined based on his years of Service Credit and his average base salary and target bonus for the three full calendar years prior to his termination.

The accrued benefits are equal to the Basic Percentage times the average of his base salary plus target bonus for the three full calendar years prior to his termination (the “Final Average Pay”) plus the Supplemental Percentage times the Final Average Pay reduced by the 36-month rolling average Social Security Taxable Wage Base as of the date of termination. The Basic Percentage and Supplemental Percentage are determined based on Mr. Pappas’ years of Service Credit, as set forth below.

Aggregate Years of Service Credit	Basic Percentage	Supplemental Percentage
6	138%	24%
12	276%	48%
18	414%	72%
24	425%	96%
30	425%	120%

For purposes of determining Mr. Pappas’ retirement benefit, he was granted six (6) years of Service Credit with the Company at the start of his employment and on each anniversary date Mr. Pappas will be granted an additional six (6) years of Service Credit, up to a maximum of 30 years of Service Credit. As of December 31, 2014, Mr. Pappas had thirty (30) years of Service Credit with the Company.

The following table shows the actuarial present value of accumulated pension and other post-retirement benefits as of December 31, 2014:

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During 2014 ($)
Christopher D. Pappas	Supplemental Employee Retirement Plan	30.0	$11,420,578	$—
John A. Feenan	N/A	—	$—	$—
Curtis S. Shaw	N/A	—	$—	$—
Martin Pugh	Switzerland Retirement Plan	7.5	$1,542,349	$—
Marilyn N. Horner	N/A	—	$—	$—

(1)	The years of credited service for Mr. Pappas are determined pursuant to his employment agreement, as described above. Mr. Pugh’s years of credited service include years that he was employed by a prior company, as required by law.
(2)	The assumptions used to determine the present value of accumulated benefits are provided in the table below. These assumptions are consistent with the assumptions set forth in Note 16 to the 2014 consolidated financial statements filed with our annual report on Form 10-K.

	Discount rate	Salary increase
Supplemental Employee Retirement Plan	1.50%	4.00%
Switzerland Retirement Plan	1.20%	2.25%

Potential Payments upon Termination or Change in Control

The following table shows the potential payments upon termination or upon a termination following a change in control to the NEOs, as if such event(s) took place on December 31, 2014 (the last business day of our most recent fiscal year). The amounts reflected in this table were determined in accordance with each NEO’s then existing employment agreement. Amounts shown do not include (i) accrued but unpaid salary and vested benefits, including pension (as described above) and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. With respect to any termination of employment, each named executive officer is entitled to receive accrued but unpaid base salary through the date of termination of employment, accrued but unpaid vacation and pension benefits (as described above) through such date, continued coverage under our health and welfare benefit plans through the end of the month in which such termination occurs, and, in the case of Mr. Shaw and Ms. Horner, in the case of a termination due to death, earned but unpaid bonus, if any, for the immediately preceding calendar year and a pro-rata bonus for the year of termination. For a discussion of the other payments and benefits our NEOs are entitled to receive under their employment contracts following a termination of employment, including upon a change in control, please see “Employment Arrangements” below.

Name	Termination Trigger	Cash Separation Payment ($)(1)		Health and Welfare and Life Insurance Benefits ($)(2)(3)	Fair Value of Previously Unvested Restricted Shares(4)	Value of Term Life Insurance ($)(5)	280G Gross-Up ($)(6)
Christopher D. Pappas	Termination for Cause	$—		through the end of the month of termination	$—	$—	$—
	Termination Without Cause	$5,000,000		$—	$811,892	$—	$—
	Death	$—		through the end of the month of termination	$811,892	$250,000	$—
	Disability (3)	$—		$85	$811,892	$250,000	$—
	Change in Control	$5,000,000		$—	$3,788,812	$—	$3,246,966	(7)

John A. Feenan	Termination for Cause	$—		through the end of the month of termination	$—	$—	$—
	Termination Without Cause	$3,075,000	(8)	$26,005	$194,867	$—	$—
	Death	$3,000,000	(8)	through the end of the month of termination	$194,867	$250,000	$—
	Disability (3)	$—		$85	$194,867	$250,000	$—
	Change in Control	$4,575,000	(8)	$26,005	$1,558,799	$—	$—

Curtis S. Shaw (9)	Termination for Cause	$—		through the end of the month of termination	$—	$—	$—
	Termination Without Cause	$1,378,125		$26,005	$173,178	$—	$—
	Death	$—		through the end of the month of termination	$173,178	$250,000	$—
	Disability (3)	$—		$85	$173,178	$250,000	$—
	Change in Control	$1,378,125		18 months	$1,039,187	$—	$—

Name	Termination Trigger	Cash Separation Payment ($)(1)	Health and Welfare and Life Insurance Benefits ($)(2)(3)	Fair Value of Previously Unvested Restricted Shares(4)	Value of Term Life Insurance ($)(5)	280G Gross-Up ($)(6)
Martin Pugh	Termination for Cause	$—	through the end of the month of termination	$—	$—	$—
	Termination Without Cause	$1,872,090	through the end of the month of termination	$72,158	$—	$—
	Death	$—	through the end of the month of termination	$72,158	$250,000	$—
	Disability	salary up to 12 months as required by applicable law	through the end of the month of termination	$72,158	$250,000	$—
	Change in Control	$1,872,090	through the end of the month of termination	$779,274	$—	$—

Marilyn N. Horner	Termination for Cause	$—	through the end of the month of termination	$—	$—	$—
	Termination Without Cause	$976,500	$—	$129,912	$—	$—
	Death		$—	$129,912	$250,000	$—
	Disability (3)	$—	$85	$129,912	$250,000	$—
	Change in Control	$976,500	$—	$801,064	$—	$—

(1)	Cash separation payments are generally payable in installments except for payments upon a change in control, which are generally payable in a lump sum.
(2)	Upon a termination of employment, the named executive officer is entitled to continue to receive coverage under our health and welfare benefit plans through the end of the month in which the executive terminates employment.
(3)	Messrs. Pappas, Feenan and Shaw and Ms. Horner are (or were) eligible to receive continued payment by the Company of term life insurance for the nine (9)-month period from his or her disability date and continued coverage under our health and welfare benefit plans as described in “Employment Arrangements” below.
(4)	Represents the value associated with the historical time-based restricted share awards that will vest in full or in part on certain specified terminations of employment, including on a change in control. Change in control compensation amounts also include the value associated with the modified time-based restricted share awards that will vest in connection with a change in control. Amounts have been calculated based on the fair value of our Parent shares as of December 31, 2014 of $55.90 per share, as calculated by an independent valuation expert.
(5)	Represents the value of term life insurance payable on death.
(6)	Based on the assumptions described above, and assuming that (a) all outstanding incentive shares are cashed out in connection with the applicable event and valued using a price per Parent share equal to $55.90, and (b) incentive shares granted or modified within one year of the change in control transaction were presumed to be in contemplation of the transaction, amounts payable to Mr. Pappas in connection with a change of control and an accompanying termination of employment occurring on December 31, 2014 would be subject to the so-called golden parachute tax and he would be entitled to an excise tax gross-up in the amount set forth above.

(7)	The figure set forth above is calculated by including amounts that are not taxable as compensation for federal tax purposes and, accordingly, may not be subject to the excise tax imposed under Section 4999 of the U.S. Tax Code. As a result, the amount disclosed above may overstate the amount of any required gross up.
(8)	Represents (i) upon a termination of Mr. Feenan’s employment without cause, the value of cash severance ($1,575,000) plus the value of the next scheduled installment payment under his retention award ($1,500,000), (ii) upon death, the value of all remaining installment payments under Mr. Feenan’s retention award ($3,000,000), and (iii) upon a change in control, the value of cash severance ($1,575,000) plus the value of all remaining installment payments under Mr. Feenan’s retention award ($3,000,000).
(9)	Mr. Shaw retired from the Company effective January 1, 2015 and, in connection with such retirement, pursuant to his Separation Agreement, received the benefits provided under his employment agreement in connection with a without cause termination (as described below), provided, however, that the vesting terms of certain of Mr. Shaw’s awards were also modified pursuant to his Separation Agreement such that all remaining unvested historical time-based restricted share awards and 16.7% of the modified time-based restricted share awards vested in full as of January 1, 2015. In addition, Mr. Shaw received a payment equal to $84,333 with respect to his class G shares in Parent in January 2015.

Employment Arrangements

Messrs. Pappas, Feenan and Shaw and Ms. Horner

In the event of an executive’s termination of employment for any reason, Messrs. Pappas and Feenan and Ms. Horner will each be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by the executive without “good reason” (each, as defined in the executive’s employment agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination. Mr. Shaw was entitled to similar benefits prior to his retirement from the Company. In the case of Mr. Pappas, in addition to the foregoing, he will be entitled to his retirement benefit as described above in “Pension and Other Postretirement Benefits—Supplemental Employee Retirement Benefit.”

Under Mr. Pappas’ agreement, in the event of his voluntary termination of employment without “good reason,” he shall provide the Company with one year’s written notice. In the event his termination date is less than one year following his written notice of termination, Mr. Pappas would not receive the pro rata target bonus for the calendar year of termination. In addition, the Company may purchase all or a portion of his incentive shares granted to him in 2013 at the lower of their fair market value or the original cost.

In addition to the severance benefits described above, upon termination of an executive without “cause” or by the executive for “good reason,” the executive will be (or was) entitled to receive the following severance benefits, subject to the executive’s timely execution of a general release of claims.

In the case of Mr. Pappas, he will be entitled to receive two times the sum of his annual base salary and target bonus, payable in equal monthly installments over the 24 month period following such termination, and, if Mr. Pappas is participating in the Company’s health plans at the time of his termination, continued health benefits for a period of 24 months following such termination, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.

In the case of Mr. Feenan and Ms. Horner, they will be entitled to receive (i) an amount equal to one and one-half times the sum of their respective base salaries and target bonuses, payable in equal monthly installments over the eighteen month period following such termination, and (ii) 18 months of health benefits continuation, provided, however, that if the executive obtains other employment that offers group health benefits, such continued insurance coverage will terminate with respect to such executive. Mr. Shaw was entitled to similar benefits under his employment agreement, except that he and his wife were entitled to health benefits continuation until each has reached age 65.

To the extent that any executive experiences (or experienced) a termination of employment by us without “cause” or by the executive for “good reason” within two years following a “change in control” (as defined in the agreements), the cash severance benefits described above will be (or would have been) paid to such executive in a cash lump sum as opposed to in installments. In addition, in the case of Mr. Pappas, to the extent that the severance payments and benefits payable under his agreement would cause him to be liable for excise taxes by reason of the application of Sections 280G and 4999 of the Code, and the Company’s equity securities are publicly traded on an established securities market in accordance with Section 280G, Mr. Pappas will be entitled to an additional “gross up” payment to indemnify him for the effect of the excise taxes.

For Mr. Feenan and Ms. Horner, to the extent that any payments that are considered to be contingent on a change in control would be subject to Sections 280G and 4999 of the Code, such payments will be limited if the net benefit to Mr. Feenan or Ms. Horner on an after-tax basis would be greater than receiving the full value of all payments and paying the excise tax. Mr. Shaw was entitled to a similar benefit prior to his retirement from the Company. The amounts in the table assume that the full amounts were paid to the executives, without any limitation.

The agreements with Messrs. Pappas and Feenan and Ms. Horner contain a non-competition covenant that prohibits the executive from competing against us for a period of one year (or two years, in the case of Mr. Pappas) following termination of employment. These agreements also contain non-solicitation provisions that prohibit the executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of one year (or two years, in the case of Mr. Pappas) following termination of employment. The executives are also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property. Mr. Shaw was subject to similar non-competition, non-solicitation, and confidentiality restrictions under his agreement with the Company.

Mr. Pugh

In the event of termination of his employment for any reason, Mr. Pugh will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by him without “good reason” (each, as defined in his employment agreement) (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination; and (ii) an amount equal to the pro-rata portion of his target bonus for the calendar year of termination (determined by multiplying the target bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that he is employed by the Company and the denominator of which is 365). Mr. Pugh will also receive payments required by applicable law upon a termination by reason of disability, as described in the preceding table.

In addition to the severance benefits described above, upon termination of the executive by us without “cause” or by the executive for “good reason,” Mr. Pugh will be entitled to receive the following severance benefits, subject to his timely execution of a general release of claims: (i) an amount equal to two and one-half times the sum of his annual base salary and target bonus if the qualifying termination occurs prior to March 1, 2014, (ii) an amount equal to two times the sum of his annual base salary and target bonus if the qualifying termination occurs on or following March 1, 2014 but prior to March 1, 2015, or (iii) an amount equal to one and one-half times the sum of his annual base salary and target bonus if the qualifying termination occurs on or following March 1, 2015.

To the extent that Mr. Pugh experiences a termination of employment by us without “cause” or by him for “good reason” within two years following a “change in control” (as defined in his agreement), the cash severance benefits described above will be paid to him in a cash lump sum as opposed to in installments.

The agreement contains a non-competition covenant that prohibits Mr. Pugh from competing against us for a period of: (i) 30 months following termination of employment if termination occurs prior to March 1, 2014, (ii) 24 months following termination of employment if termination occurs on or following March 1, 2014 but prior to March 1, 2015, and (iii) 18 months following termination of employment if termination occurs on or following March 1, 2015. The agreement also contains non-solicitation provisions that prohibit the executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of six months following termination of employment. Mr. Pugh is also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2014. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Trinseo S.A. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•	Use performance measures, including financial and non-financial goals that align our named executive officers’ interests with those of our shareholders

We believe Trinseo’s performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 3, we are asking shareholders to cast an advisory vote on the compensation paid to Trinseo’s named executive officers. That advisory vote is referred to as a say-on-pay vote. In this Proposal 4, we are asking shareholders to cast a non-binding advisory vote on how frequently we should have say-on-pay votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two or three years; shareholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held annually. Shareholders will have an opportunity to cast a non-binding advisory vote with respect to the frequency of say-on-pay votes at least every six years.

Although this advisory vote on frequency is not binding on Trinseo’s Board of Directors, the Board values shareholder views as to what is an appropriate frequency for advisory say-on-pay votes, and welcomes the shareholders’ recommendation on this question. If a plurality of votes is cast in favor of an interval other than one year, the Board intends to consider such alternative frequency prior to determining the frequency for say-on-pay votes to be submitted to shareholders in the future.

Your Board of Directors Recommends that Shareholders Vote for the One-Year Option in Proposal 4 as the Frequency for the Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 5

APPROVAL OF THE COMPANY’S LUXEMBOURG STATUTORY ACCOUNTS

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the Annual Meeting of Shareholders.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for Trinseo. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Trinseo are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Trinseo. The Luxembourg Annual Accounts as of and for the year ended December 31, 2014, show total assets of $486.8 million and a loss for the year then ended of $12.8 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income (loss) to IFRS, and consist of a balance sheet, statement of operations, statement of changes in shareholders’ equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Trinseo and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2014, the Consolidated Accounts show IFRS total equity of $319.5 million and IFRS net loss of $67.2 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Trinseo does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Trinseo’s Luxembourg Statutory Accounts will be available to shareholders from April 17, 2015 until the conclusion of the General Meeting at Trinseo’s registered office.

Your Board of Directors Recommends a Vote FOR Proposal 5, Approval Of The Luxembourg Statutory Accounts.

PROPOSAL 6

RESOLUTION ON THE ALLOCATION OF THE RESULTS OF THE

FINANCIAL YEAR ENDED DECEMBER 31, 2014

Pursuant to Luxembourg law, the shareholders must decide how to allocate the results of the previous financial year based on the Luxembourg Annual Accounts.

The Luxembourg Annual Accounts show a loss for the year then ended of $12.8 million. The Board recommends to carry forward the loss to the following year.

Your Board of Directors Recommends a Vote FOR Proposal 6, Resolution on the Allocation of the Results of the Financial Year Ended December 31, 2014.

PROPOSAL 7

APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL YEAR

ENDED DECEMBER 31, 2014

Pursuant to Luxembourg law, the shareholders must decide whether to give discharge to the directors and auditor for the performance of their duties during the previous financial year at the time the annual accounts of such year are presented to the shareholders for approval.

The granting of discharge to the directors and auditor bars the shareholders from holding the directors and auditor liable in relation to factual matters revealed by and contained in the Luxembourg Annual Accounts.

Your Board of Directors Recommends a Vote FOR Proposal 7, Approval of the Granting of Discharge to the Directors and Auditor for the Performance of their Respective Duties During the Financial Year Ended December 31, 2014.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee, a copy of which is available on our website, www.investor.trinseo.com, under the “Corporate Governance – Committee Composition” section. We are responsible for overseeing the quality and integrity of Trinseo’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the NYSE, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE. Further, the Board has determined that two of our members (Mr. Cote and Mr. Misheff) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 9 times during fiscal 2014 with Trinseo’s management and PricewaterhouseCoopers LLP (“PwC”), Trinseo’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our audit charter, including with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between PwC and Trinseo and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, Trinseo’s matters including internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

We discussed and reviewed with PwC their communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of Trinseo’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The following table shows the fees for professional services rendered by PwC for the fiscal year ended December 31, 2014 (fiscal 2014) and the year ended December 31, 2013 (fiscal 2013):

	2014	2013
Audit fees(1)	$4,599,763	$4,680,658
Audit-related fees(2)	265,000	60,000
Tax fees(3)	3,885,000	4,056,096
All other fees(4)	226,500	59,800

Total fees	$8,976,263	$8,856,554

(1)	Consists of the annual financial statement audit and quarterly reviews, as well as services performed in conjunction with other SEC, regulatory, and statutory filings. These fees include $339,326 and $175,507 paid by Trinseo to PwC Luxembourg for services rendered for the audit of all statutory accounts required by Luxembourg law during fiscal 2014 and 2013, respectively. PwC Luxembourg did not provide any non-audit services during those fiscal years.
(2)	Consists of services related to the audit of our Company savings plan, as well as certain review services prior to the Company’s implementation of its internal controls requirements under the Sarbanes-Oxley Act of 2002.

(3)	Consists of worldwide tax services primarily related to income tax return preparation and certain tax advisory services.
(4)	Consists of other services, including certain attestation services and statutory accounting advice.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. Our policies prohibit the Company from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether the Company’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Trinseo as of December 31, 2014 and for fiscal 2014 with management and PwC. Management has the responsibility for the preparation of Trinseo’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that Trinseo’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2014 for filing with the SEC. We have reviewed and evaluated the performance of PwC, and as a result have selected PwC as the independent registered public accounting firm for fiscal 2015, subject to ratification by Trinseo’s shareholders. We have also reviewed and evaluated the performance of PwC Luxembourg, and as a result have selected PwC Luxembourg as the independent auditor for all of Trinseo’s statutory accounts required under Luxembourg law for fiscal 2015, subject to ratification by Trinseo’s shareholders.

Audit Committee

Jeffrey J. Cote, Chair

Pierre-Marie De Leener

Donald T. Misheff

PROPOSAL 8

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has proposed to appoint PwC Luxembourg to be our independent auditor for the year ended December 31, 2015 for all statutory accounts as required by Luxembourg law for the same period. The Audit Committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

Representatives of PwC Luxembourg will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

Your Board of Directors Recommends a Vote FOR Proposal 8, Ratification of Appointment of Independent Auditor for its Luxembourg Accounts.

PROPOSAL 9

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of our Board of Directors has proposed to appoint PwC to be our independent registered accounting firm the year ended December 31, 2015 for Trinseo’s consolidated financial statements. The Audit Committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

Representatives of PwC will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

Your Board of Directors Recommends a Vote FOR Proposal 9, Ratification of Appointment of Independent Registered Public Accounting Firm.

VOTING SECURITIES

Voting Rights

The record date for the determination of shareholders entitled to notice of and to vote at the General Meeting was the close of business on April 17, 2015 (the “Record Date”). On the Record Date, there were 48,769,567 ordinary shares, par value $0.01, the Company’s only voting securities, outstanding. Each ordinary share is entitled to one vote. Under the Company’s articles of association, the holders of a majority of the ordinary shares outstanding and entitled to vote at the General Meeting shall constitute a quorum for the transaction of business at the General Meeting. Ordinary shares represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes (if any) will be treated as present at the General Meeting and will be counted for quorum purposes.

Vote Required

Proposal 1—Election of Directors. A director is elected by a majority of the votes cast, either in person or by proxy and entitled to vote (the number of shares voted “For” a Director-Nominee must exceed the number of votes cast “Against” that Director-Nominee). Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 1. Broker non-votes will have no effect on the election of directors. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 2—Ratification of Appointment of Class III Director. The ratification of the Board’s appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years requires the affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 2. Broker non-votes will have no effect on the ratification of the Board’s appointment of Mr. Misheff. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 3—Advisory Vote on Named Executive Officer Compensation. Because Proposal 3 asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 3. Broker non-votes will have no effect on this non-binding advisory vote. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 4—Advisory Vote on Frequency of Named Executive Officer Compensation Advisory Votes. Similar to Proposal 3, Proposal 4 asks for a non-binding, advisory vote and there is no “required vote” that would constitute approval. Shareholders may vote whether to hold say-on-pay votes every one, two or three years. We will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders. Although this advisory vote on frequency is not binding on Trinseo’s Board of Directors, the Board values shareholder views as to what is an appropriate frequency for advisory say-on-pay votes, and welcomes the shareholders’ recommendation on this question. If a plurality of votes is cast in favor of an interval other than one year, the Board intends to consider such alternative frequency prior to determining the frequency for say-on-pay votes to be submitted to shareholders in the future. Broker non-votes will have no effect on this non-binding advisory vote. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 5—Approval of the Company’s Luxembourg Statutory Accounts. The affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote, is required to approve the Company’s Luxembourg Statutory Accounts. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 5. Broker non-votes will have no effect on this Proposal 5. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 6—Resolution on the Allocation of the Results of the Financial Year Ended December 31, 2014. The affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote, is required to resolve on the allocation of the results of the financial year ended December 31, 2014. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 6. Broker non-votes will have no effect on this Proposal 6. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 7—Approval of the Granting of Discharge to the Directors and Auditors for the Performance of Their Respective Duties During the Financial Year Ended December 31, 2014. The affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote, is required to approve the granting of discharge to the directors and auditors for their performance of their respective duties during the financial year ended December 31, 2014. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 7. Broker non-votes will have no effect on this Proposal 7. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 8—Ratification of the Appointment of the Independent Auditor for all statutory accounts required under Luxembourg law. The affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote, is required to ratify the selection of PwC Luxembourg. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 8. Brokers, banks and other nominees have no discretionary voting power with respect to this proposal.

Proposal 9—Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast, either in person or by proxy and entitled to vote, is required to ratify the selection of PwC. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 9. Brokers, banks and other nominees have discretionary voting power with respect to this proposal.

Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of the Proposals. If the Proposals are not approved, the Board will consider alternatives available at that time.

Additional Solicitation

If there are not sufficient votes to approve one or more of the Proposals at the General Meeting, in accordance with the Company’s articles of association, the chairman may adjourn the General Meeting to permit the further solicitation of proxies. Additionally, under Luxembourg law, the Board may adjourn the General Meeting for up to four weeks. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the Proposal, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment.

Proxies

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees; to ratify the Board’s appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years; to approve Proposal 3 (Advisory Vote on Named Executive Officer Compensation); in favor of the one-year option on Proposal 4 (Advisory Vote on Frequency of Executive Compensation Advisory Votes); to approve the Luxembourg Statutory Accounts; to resolve on the allocation of the results of fiscal 2014; to approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during fiscal 2014; for the ratification of the appointment of the independent auditor for all statutory accounts required under Luxembourg law; and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 9 (Ratification of the Appointment of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2016 annual General Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than January 12, 2016. In addition, one or more shareholders representing at least ten percent (10%) of our ordinary shares outstanding may submit written proposals to the Company for inclusion on the agenda for the 2016 annual General Meeting of Shareholders if such written proposals are received by the Company at least 21 days before our 2016 annual General Meeting of Shareholders. Written proposals may be mailed to us at Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312 Attn: Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2016 annual General Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than 120 days and no later than 90 days before our 2016 annual General Meeting of Shareholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our articles of association describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our articles of association.

OTHER MATTERS

Communications to the Board

Shareholders may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors, c/o Corporate Secretary, Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, in an envelope clearly marked “Shareholder Communication.” The office of the Corporate Secretary will forward such correspondence unopened to one or more members of the Board, unless the envelope specifies that it should be delivered to a specific director.

General Information

Management knows of no other business which may be properly brought before the General Meeting. However, if any other matters shall properly come before the General Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment on such matters.

Shareholders may contact the Company by mail to Trinseo S.A., Investor Relations, 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, or by phone by contacting Donna St. Germain, Corporate and Investor Communications at (610) 240-3307 for directions to attend the General Meeting and vote in person.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

Report of Independent Auditors

To the Shareholders of

Trinseo S.A.

Report on the financial statements

We have audited the accompanying consolidated financial statements of Trinseo S.A. and its subsidiaries (together, the “Group”), which comprise the consolidated balance sheet at 31 December 2014, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity, and of cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

Board of Directors’ responsibility for the consolidated financial statements

The Board of Directors is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for such internal control as the Board of Directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the “Réviseur d’entreprises agréé”

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgment of the “Réviseur d’entreprises agréé” including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the “Réviseur d’entreprises agréé” considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2014 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Report on other legal and regulatory requirements

The management report, which is the responsibility of the Board of Directors, is consistent with the consolidated financial statements.

PricewaterhouseCoopers, Société coopérative	Luxembourg, 15 April, 2015
Represented by

Véronique Lefebvre

TRINSEO S.A.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$220,786	$196,503
Accounts receivable, net of allowance	601,066	717,482
Inventories	473,861	530,191
Deferred income tax assets	11,786	9,820
Other current assets	15,164	22,750

Total current assets	1,322,663	1,476,746

Investments in unconsolidated affiliates	167,658	155,887
Property, plant and equipment, net	556,697	606,427
Other assets
Goodwill	34,574	37,273
Other intangible assets, net	165,358	171,514
Deferred income tax assets—noncurrent	46,812	42,938
Deferred charges and other assets	62,354	83,996

Total other assets	309,098	335,721

Total assets	$2,356,116	$2,574,781

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$7,559	$8,754
Accounts payable	434,692	509,093
Income taxes payable	9,413	9,683
Deferred income tax liabilities	1,413	2,903
Accrued expenses and other current liabilities	120,928	136,129

Total current liabilities	574,005	666,562

Noncurrent liabilities
Long-term debt	1,194,648	1,327,667
Deferred income tax liabilities—noncurrent	27,311	26,932
Other noncurrent obligations	239,287	210,418

Total noncurrent liabilities	1,461,246	1,565,017

Commitments and contingencies (Note 15)
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at December 31, 2014 and 2013, 48,770 shares and 37,270 shares issued and outstanding as of December 31, 2014 and 2013, respectively	488	373
Additional paid-in-capital	547,530	339,055
Accumulated deficit	(151,936)	(84,604)
Accumulated other comprehensive income (loss)	(75,217)	88,378

Total shareholders’ equity	320,865	343,202

Total liabilities and shareholders’ equity	$2,356,116	$2,574,781

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2014	2013
Net sales	$5,127,961	$5,307,414
Cost of sales	4,830,640	4,949,404

Gross profit	297,321	358,010
Selling, general and administrative expenses	232,586	216,858
Equity in earnings of unconsolidated affiliates	47,749	39,138

Operating income	112,484	180,290
Interest expense, net	124,923	132,038
Loss on extinguishment of long-term debt	7,390	20,744
Other expense, net	27,784	27,877

Income (loss) before income taxes	(47,613)	(369)
Provision for income taxes	19,719	21,849

Net income (loss)	$(67,332)	$(22,218)

Weighted average shares- basic and diluted	43,476	37,270
Net income (loss) per share- basic and diluted	$(1.55)	$(0.60)

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, unless otherwise stated)

	Year Ended December 31,
	2014	2013
Net loss	$(67,332)	$(22,218)
Other comprehensive income (loss), net of tax (tax amounts shown in millions below for 2014 and 2013, respectively):
Cumulative translation adjustments	(133,901)	53,339
Pension and other postretirement benefit plans before reclassifications:
Prior service credit arising during period (net of tax of $3.2 and $1.7)	9,529	10,548
Net loss arising during period (net of tax of $(15.1) and $(1.3))	(42,442)	(3,545)
Amounts reclassified from accumulated other comprehensive income (loss)(1):
Curtailment and settlement loss (net of tax of $0.2 and $0.6)	1,570	1,502
Amortization of prior service credit included in net periodic pension costs (net of tax of $(0.1) and $(0.1))	(838)	(890)
Amortization of net loss included in net periodic pension costs (net of tax of $0.8 and $1.0)	2,487	2,851

Total other comprehensive income (loss)	(163,595)	63,805

Comprehensive income (loss)	$(230,927)	$41,587

(1)	These other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note 16)

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Shareholders’ Equity

(In thousands, except share data)

	Common stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2012	37,270	$373	$329,105	$24,573	$(62,386)	$291,665
Net loss	—	—	—	—	(22,218)	(22,218)
Other comprehensive income	—	—	—	63,805	—	63,805
Stock-based compensation	—	—	9,950	—	—	9,950

Balance at December 31, 2013	37,270	$373	$339,055	$88,378	$(84,604)	$343,202
Issuance of common stock (Note 12)	11,500	115	197,974	—	—	198,089
Net loss	—	—	—	—	(67,332)	(67,332)
Other comprehensive loss	—	—	—	(163,595)	—	(163,595)
Stock-based compensation	—	—	10,501	—	—	10,501

Balance at December 31, 2014	48,770	$488	$547,530	$(75,217)	$(151,936)	$320,865

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities
Net loss	$(67,332)	$(22,218)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	103,706	95,196
Amortization of deferred financing costs and issuance discount	9,937	9,547
Deferred income tax	4,833	4,215
Stock-based compensation	10,501	9,950
Earnings of unconsolidated affiliates, net of dividends	(12,750)	(16,638)
Unrealized net losses on foreign exchange forward contracts	4,554	—
Contingent gain on sale of business	(623)	—
Loss on extinguishment of debt	7,390	20,744
Prepayment penalty on long-term debt	(3,975)	—
Loss (gain) on sale of businesses and other assets	(116)	4,186
Impairment charges	—	13,851
Changes in assets and liabilities
Accounts receivable	68,483	(5,643)
Inventories	22,605	55,369
Accounts payable and other current liabilities	(5,697)	15,001
Income taxes payable	259	(1,241)
Other assets, net	(2,527)	2,384
Other liabilities, net	(22,027)	26,632

Cash provided by operating activities	117,221	211,335

Cash flows from investing activities
Capital expenditures	(98,606)	(73,544)
Proceeds from capital expenditures subsidy	—	18,769
Proceeds from the sale of businesses and other assets	6,257	15,221
Payment for working capital adjustment from sale of business	(700)	—
Advance payment refunded	—	(2,711)
Distributions from unconsolidated affiliates	978	1,055
(Increase) / decrease in restricted cash	(533)	7,852

Cash used in investing activities	(92,604)	(33,358)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	198,087	—
Deferred financing fees	—	(48,255)
Short term borrowings, net	(56,901)	(42,877)
Capital contribution	—	—
Repayments of Term Loans	—	(1,239,000)
Proceeds from issuance of Senior Notes	—	1,325,000
Repayments of Senior Notes	(132,500)	—
Proceeds from Accounts Receivable Securitization Facility	308,638	376,630
Repayments of Accounts Receivable Securitization Facility	(309,205)	(471,696)
Proceeds from Revolving Facility	—	405,000
Repayments of Revolving Facility	—	(525,000)

Cash provided by (used in) financing activities	8,119	(220,198)
Effect of exchange rates on cash	(8,453)	2,367

Net change in cash and cash equivalents	24,283	(39,854)
Cash and cash equivalents—beginning of period	196,503	236,357

Cash and cash equivalents—end of period	$220,786	$196,503

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$5,097	$24,779
Cash paid for interest, net of amounts capitalized	$119,820	$83,509
Accrual for property, plant and equipment	$18,245	$11,156

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Notes to Consolidated Financial Statements

(Dollars in thousands, unless otherwise stated)

NOTE 1—ORGANIZATION AND BUSINESS ACTIVITIES

Organization

On June 3, 2010, Bain Capital Everest Manager Holding SCA (the “Parent”), an affiliate of Bain Capital Partners, LLC (“Bain Capital”), was formed through investment funds advised or managed by Bain Capital. Dow Europe Holding B.V. (together with The Dow Chemical Company, “Dow”) retained an indirect ownership interest in the Parent. Trinseo S.A. (“Trinseo”, and together with its subsidiaries, the “Group”) was also formed on June 3, 2010, incorporated under the existing laws of the Grand Duchy of Luxembourg as a public liability company (“Société Anonyme”) with its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel. At that time, all common shares of Trinseo were owned by the Parent. On June 17, 2010, Trinseo acquired 100% of the former Styron business from Dow. The Group commenced operations immediately upon the acquisition of the former Styron business from Dow.

On May 30, 2014, the Group amended its Articles of Association to effect a 1-for-436.69219 reverse stock split of its issued and outstanding common stock (“reverse split”) and to increase its authorized shares to 50.0 billion. All share and per share data have been retroactively adjusted in the accompanying financial statements to give effect to the reverse split.

On June 17, 2014, Trinseo completed an initial public offering (the “IPO”) in the United States of America of 11,500,000 ordinary shares at a price of $19.00 per share, which included 1,500,000 shares sold pursuant to the underwriters’ exercise of their over-allotment option. The Group received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. See Note 12 for more information.

Business Activities

The Group is a leading global materials company engaged in the manufacture and marketing of emulsion polymers and plastics, including various specialty and technologically differentiated products. The Group develops emulsion polymers and plastics that are incorporated into a wide range of products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food service packaging, appliances, medical devices, consumer electronics and construction applications, among others.

The Group’s operations are located in Europe and the Middle East, North America, Latin America, and Asia Pacific (which includes Asia as well as Australia and New Zealand), supplemented by two strategic joint ventures, Americas Styrenics LLC (“AmSty”, a polystyrene joint venture with Chevron Phillips Chemical Company LP) and Sumika Styron Polycarbonate Limited (“Sumika Styron”). Refer to Note 4 for further information regarding our investments in these unconsolidated affiliates.

The Group has significant manufacturing and production operations around the world, which allow service to its global customer base. As of December 31, 2014, the Group’s production facilities included 34 manufacturing plants (which included a total of 81 production units) at 26 sites across 14 countries, including joint ventures and contract manufacturers. The Group’s manufacturing locations include sites in high-growth emerging markets such as China, Indonesia and Brazil. Additionally, as of December 31, 2014, the Group operated 11 R&D facilities globally, including mini plants, development centers and pilot coaters.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements of the Group as of December 31, 2014 and 2013 and for each of the two years ended 2014 are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This accounting framework is a derogation from the Law of December 19, 2002. However, the Luxembourg Ministry of Justice approved this derogation on December 19, 2013 for a period of three years. A required supplemental note with a reconciliation to International Financial Reporting Standards (“IFRS”) of net loss and shareholders’ equity has been included in Note 25.

The consolidated financial statements of the Group contain the accounts of all entities that are controlled and variable interest entities (“VIEs”) for which the Group is the primary beneficiary. A VIE is defined as a legal entity that has equity investors that do not have sufficient equity at risk for the entity to support its activities without additional subordinated financial support or, as a group, the holders of the equity at risk lack (i) the power to direct the entity’s activities or (ii) the obligation to absorb the expected losses or the right to receive the expected residual returns of the entity. A VIE is required to be consolidated by a company if that company is the primary beneficiary. Refer to Note 10 for further discussion of the Group’s accounts receivable securitization facility, which qualifies as a VIE and is consolidated within the Group’s financial statements.

All intercompany balances and transactions are eliminated. Joint ventures over which the Group has the ability to exercise significant influence that are not consolidated are accounted for by the equity method.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have a material impact on the Group’s financial position.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual amounts could differ from these estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash equivalents and accounts receivables. The Group uses major financial institutions with high credit ratings to engage in transactions involving cash equivalents. The Group minimizes credit risk in its receivables by selling products to a diversified portfolio of customers in a variety of markets located throughout the world.

The Group performs ongoing evaluations of its customers’ credit and generally does not require collateral. The Group maintains an allowance for doubtful accounts for losses resulting from the inability of specific customers to meet their financial obligations, representing our best estimate of probable credit losses in existing trade accounts receivable. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Group recognizes reserves for doubtful receivables based on historical experience.

Financial Instruments

The carrying amounts of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued and other current liabilities, approximate fair value due to their generally short maturities.

The estimated fair value of the Group’s 8.750% Senior Notes (as defined in Note 10) is determined using level 2 inputs within the fair value hierarchy. As of December 31, 2014 and 2013, the Senior Notes had a fair value of approximately $1,212.0 million and $1,366.4 million, respectively. When outstanding, the estimated fair values of borrowings under the Group’s Revolving Facility and Accounts Receivable Securitization Facility (as defined in Note 10) are determined using level 2 inputs within the fair value hierarchy. The carrying amounts of borrowings under the Revolving Facility and Accounts Receivable Securitization Facility approximate fair value as these borrowings bear interest based on prevailing variable market rates.

At times, the Group manages its exposure to changes in foreign currency exchange rates, where possible, by entering into foreign exchange forward contracts. When outstanding, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Group, including the financial institutions which are party to the derivative instruments. The fair value of derivatives also considers the credit default risk of the paying party. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the consolidated statements of operations when the hedged item affects earnings.

As of December 31, 2014, the Group had foreign exchange forward contracts outstanding that were not designated for hedge accounting treatment, while no such contracts were outstanding as of December 31, 2013. As such, the settlements and changes in fair value of underlying instruments are recognized in “Other expense (income), net” in the consolidated statements of operations. For the years ended December 31, 2014 and 2013, the Group recognized losses related to these forward contracts of $28.2 million and $0.6 million, respectively.

Forward contracts are entered into with a limited number of counterparties, each of which allows for net settlement of all contracts through a single payment in a single currency in the event of a default on or termination of any one contract. The Group records these foreign exchange forward contracts on a net basis, by counterparty within the consolidated balance sheets.

The Group presents the cash receipts and payments from hedging activities in the same category as the cash flows from the items subject to hedging relationships. As the items subject to economic hedging relationships are the Group’s operating assets and liabilities, the related cash flows are classified within operating activities in the consolidated statements of cash flows.

Foreign Currency Translation

For the majority of the Group’s subsidiaries, the local currency has been identified as the functional currency. For remaining subsidiaries, the U.S. dollar has been identified as the functional currency due to the significant influence of the U.S. dollar on their operations. Gains and losses resulting from the translation of various functional currencies into U.S. dollars are not recorded within the consolidated statements of operations. Rather, they are recorded within the cumulative translation adjustment account as a separate component of shareholders’ equity (accumulated other comprehensive income) on the consolidated balance sheets. The Group translates asset and liability balances at exchange rates in effect at the end of the period and income and expense transactions at the average exchange rates in effect during the period. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statements of operations.

For the year ended December 31, 2014, the Group recognized net foreign exchange transaction gains of $32.4 million. For the year ended December 31, 2013, the Group recognized net foreign exchange transaction losses of $18.3 million. These amounts exclude the impacts of foreign exchange forward contracts discussed above. Gains and losses on net foreign exchange transactions are recorded within “Other expense (income), net” in the consolidated statements of operations.

Environmental Matters

Accruals for environmental matters are recorded when it is considered probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information become available. Accruals for environmental liabilities are recorded within “Other noncurrent obligations” in the consolidated balance sheets at undiscounted amounts. As of December 31, 2014 and 2013, there were no accruals for environmental liabilities recorded.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction or normal operation of a long-lived asset. Any costs related to environmental contamination treatment and clean-ups are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents

Cash and cash equivalents generally include time deposits or highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (“FIFO”) method. The Group periodically reviews its inventory for excess or obsolete inventory, and will write-down the excess or obsolete inventory value to its net realizable value, if applicable.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and less impairment, if applicable, and are depreciated over their estimated useful lives using the straight-line method. Capitalized costs associated with computer software for internal use are amortized on a straight-line basis, generally over 5 years.

Expenditures for maintenance and repairs are charged against income as incurred. Expenditures that significantly increase asset value, extend useful asset lives or adapt property to a new or different use are capitalized. These expenditures include planned major maintenance activity or turnaround activities which increase our manufacturing plants’ output and improve production efficiency as compared to pre-turnaround operations. As of December 31, 2014 and 2013, $9.2 million and $13.1 million, respectively, of the Group’s net costs related to turnaround activities were capitalized within “Deferred charges and other assets” in the consolidated balance sheets, and are being amortized over the period until the next scheduled turnaround.

The Group periodically evaluates actual experience to determine whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property, plant and equipment. Engineering and other costs directly related to the construction of property, plant and equipment are capitalized as construction in progress until construction is complete and such property, plant and equipment is ready and available to perform its specifically assigned function. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income. The Group also capitalizes interest as a component of the cost of capital assets constructed for its own use.

Impairment and Disposal of Long-Lived Assets

The Group evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on a discounted cash flow analysis utilizing market participant assumptions.

Long-lived assets to be disposed of by sale are classified as held-for-sale and are reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of in a manner other than by sale are classified as held-and-used until they are disposed.

Goodwill and Other Intangible Assets

The Group records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Group utilizes a market approach and an income approach (under the discounted cash flow method) to calculate the fair value of its reporting units. The annual impairment assessment is completed using a measurement date of October 1st. No goodwill impairment losses were recorded in the years ended December 31, 2014 and 2013.

Finite-lived intangible assets, such as our intellectual property and manufacturing capacity rights, are amortized on a straight-line basis and are reviewed for impairment or obsolescence if events or changes in circumstances indicate that their carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows. No intangible asset impairment losses were recorded in the years ended December 31, 2014 and 2013.

Deferred Financing Fees

Capitalized fees and costs incurred in connection with the Group’s financing arrangements are recorded in “Deferred charges and other assets” within the consolidated balance sheets. For the Senior Notes (and the Term Loans, prior to their repayment in January 2013), deferred financing fees are amortized over the term of the agreement using the effective interest method, while for the Revolving Facility and the Accounts Receivable Securitization Facility, deferred financing fees are amortized using the straight-line method over the term of the respective facility. Amortization of deferred financing fees is recorded in “Interest expense, net” within the consolidated statements of operations.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates in which the Group has the ability to exercise significant influence (generally, 20% to 50% owned companies) are accounted for using the equity method. Investments are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recorded whenever a decline in fair value of an investment in an unconsolidated affiliate below its carrying amount is determined to be other-than-temporary.

Sales

Sales are recognized when the revenue is realized or realizable and the earnings process is complete, which occurs when risk and title to the product transfers to the customer, typically at the time shipment is made. As such, title to the product generally passes when the product is delivered to the freight carrier. Standard terms of delivery are included in contracts of sale, order confirmation documents and invoices. Freight costs and any directly related costs of transporting finished product to customers are recorded as “Cost of sales” in the consolidated statements of operations. Taxes on sales are excluded from net sales.

Sales are recorded net of estimates for returns and price allowances, including discounts for prompt payment and volume-based incentives.

Cost of Sales

The Group classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging and fixed manufacturing costs associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental, and engineering costs. Distribution costs include shipping and handling costs.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses are charged to expense as incurred. SG&A expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, research and development (“R&D”), business management, customer invoicing, and human resources). R&D expenses include the cost of services performed by the R&D function, including technical service and development, process research including pilot plant operations, and product development.

Total R&D costs included in SG&A expenses were approximately $53.4 million and $49.7 million for the years ended December 31, 2014 and 2013, respectively.

The Group expenses promotional and advertising costs as incurred to SG&A expenses. Total promotional and advertising expenses were approximately $2.9 million and $3.0 million for the years ended December 31, 2014 and 2013, respectively.

Pension and Postretirement Benefits Plans

The Group has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Group also provides certain health care and life insurance benefits to retired employees mainly in the United States and Brazil. The plans provide health care benefits, including hospital, physicians’ services, drug and major medical expense coverage, and life insurance benefits.

Accounting for defined benefit pension plans and other postretirement benefit plans, and any curtailments and settlements thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Group evaluates these assumptions at least once each year, or as facts and circumstances dictate, and makes changes as conditions warrant.

A settlement is a transaction that is an irrevocable action that relieves the employer (or the plan) of primary responsibility for a pension or postretirement benefit obligation, and that eliminates significant risks related to the obligation and the assets used to effect the settlement. When a settlement occurs, the Group does not record settlement gains or losses during interim periods when the cost of all settlements in a year is less than or equal to the sum of the service cost and interest cost components of net periodic pension cost for the plan in that year.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Group’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be indefinitely invested.

The Group recognizes the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Group accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. Interest accrued related to unrecognized tax and income tax related penalties are included in the provision for income taxes. The current portion of uncertain income taxes positions is recorded in “Income taxes payable” while the long-term portion is recorded in “Other noncurrent obligations” in the consolidated balance sheets.

Stock-based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award. Time (service)-based restricted stock awards are generally recognized as expense on a graded vesting basis over the related service period. For performance-based restricted stock awards, the Group recognizes compensation cost if and when it concludes that it is probable that the related performance condition will be achieved. When applicable, the Group calculates the fair value of its performance-based restricted stock awards using a combination of a call option and digital option model.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in our consolidated financial statements is based on awards that are ultimately expected to vest.

Periodically, the Parent may sell non-transferable restricted stock to certain officers and key members of management of the Group. Stock-based compensation expense on this non-transferable restricted stock is recognized if the non-transferable restricted stock is purchased at a price which is less than the fair value of the Parent’s common stock.

Recent Accounting Guidance

In February 2013, the Financial Accounting Standards Board (“FASB”) issued amendments for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. This guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The Group adopted this guidance on a retrospective basis effective January 1, 2014, and the adoption did not have a significant impact on the Group’s financial position or results of operations.

In July 2013, the FASB issued guidance to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance requires that unrecognized tax benefits be netted against all available same-jurisdiction losses or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the unrecognized tax benefits. The Group adopted this guidance prospectively effective January 1, 2014, and the adoption did not have a significant impact on the Group’s financial position or results of operations.

In April 2014, the FASB issued amendments to guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held-for-sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The implementation of the amended guidance is not expected to have a material impact on the Group’s consolidated financial position or results of operations.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) jointly issued new guidance which clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted under GAAP and retrospective application is permitted, but not required. The Group is currently assessing the impact of adopting this guidance on its financial statements and results of operations.

In June 2014, the FASB issued updated guidance related to stock compensation. The updated guidance requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The updated guidance is effective for annual and interim periods beginning after December 15, 2015 and can be applied either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all newly granted or modified awards thereafter. Early adoption is permitted. This guidance is not relevant to the Group’s currently outstanding awards; however, the Group will continue to evaluate the applicability of this guidance to future awards as necessary.

In January 2015, the FASB issued guidance to simplify income statement classification by removing the concept of extraordinary items from GAAP. This guidance is effective for public entities beginning after December 15, 2015, with early adoption permitted, but only as of the beginning of the fiscal year of adoption. The implementation of this guidance is not expected to have a material impact on the Group’s financial statements.

NOTE 3—ACQUISITIONS AND DIVESTITURES

Styron Acquisition

As discussed in Note 1, on March 2, 2010, STY Acquisition Corp. (“STY Acquisition”), an affiliate of Bain Capital, entered into a sale and purchase agreement (the “Purchase Agreement”) with Dow, Styron LLC and Styron Holding B.V. (together with Styron LLC, the “Styron Holdcos”) pursuant to which STY Acquisition agreed to acquire 100% of the outstanding equity interests of the Styron Holdcos. STY Acquisition, subsequently (but prior to the close of the transaction) assigned its rights and obligations under the Purchase Agreement to Styron S.à r.l., the Group’s indirect wholly owned subsidiary.

The Group accounted for the Acquisition under the purchase method of accounting, whereby the purchase price paid, net of working capital adjustments, was allocated to the acquired assets and liabilities at fair value. As of June 17, 2011, the one-year measurement period surrounding the Acquisition ended. During 2014, an adjustment was identified related to one of our postretirement benefit plans, which dated back to the initial Acquisition accounting. As such, the Group recorded a $1.7 million increase to goodwill to correct our final purchase price allocation, with the offset recorded to postretirement benefit liabilities. The Group does not believe this adjustment is material to the current or any prior period financial statements. Refer to Note 16 for further discussion.

As part of the Acquisition, the Group has been indemnified for various tax matters, including income tax and value add taxes, as well as legal liabilities which have been incurred prior to the Acquisition. Conversely, certain tax matters which the Group has benefitted from are subject to reimbursement by Trinseo to Dow. These amounts have been estimated and provisional amounts have been recorded based on the information known during the measurement period; however, these amounts remain subject to change based on the completion of our annual statutory filings, tax authority review as well as a final resolution with Dow on amounts due to and due from the Group. Management believes the Group’s estimates and assumptions are reasonable under the circumstances, however, settlement negotiations or changes in estimates around pre-acquisition indemnifications could result in a material impact on the consolidated financial statements.

During 2013, the Group received $6.7 million, net of tax indemnity from Dow for income taxes paid to the taxing authorities relating to the period prior to the Acquisition. This indemnity amount was previously recorded within “Accounts receivable, net of allowance” in the consolidated balance sheets. There were no other indemnity payments received from Dow or indemnity payments to Dow during the years ended December 31, 2014 and 2013, respectively.

Divestiture of Expandable Polystyrene Business

In June 2013, the Group’s board of directors approved the sale of its EPS business within the Group’s Styrenics segment, under a sale and purchase agreement which was signed in July 2013. The sale closed on September 30, 2013 and the Group received $15.2 million of sales proceeds during the third quarter of 2013, subject to a $0.7 million working capital adjustment which was paid by the Group during the first quarter of 2014 and is reflected within investing activities in the consolidated statement of cash flows for the year ended December 31, 2014. The Group recognized a loss from the sale of $4.2 million recorded in “Other expense (income), net” in the consolidated statement of operations for the year ended December 31, 2013. The loss calculation is as follows:

Assets
Inventories	$8,135
Property, plant and equipment, net	9,401
Other intangibles assets, net	1,624
Goodwill	383

Total assets sold	$19,543

Liabilities
Pension and other benefits	$791

Total liabilities sold	$791

Net assets sold	$18,752
Sales proceeds, net of amount paid to buyer of $0.7 million	14,566

Loss on sale	$4,186

EPS business results of operations were not classified as discontinued operations as the Group will have significant continuing cash flows as a result of a long-term supply agreement of styrene monomer to the EPS business, which was entered into contemporaneously with the sale and purchase agreement. The supply agreement has an initial term of approximately 10 years from the closing date of the sale and will continue year-to-year thereafter. Under the supply agreement, we supply a minimum of approximately 77 million pounds and maximum of approximately 132 million pounds of styrene monomer annually or equivalent to 70% to 100% of the EPS business’s historical production consumption.

Further, under the terms of the sale and purchase agreement, should the divested EPS business record EBITDA (as defined therein) greater than zero for fiscal year 2014, the Group will receive an incremental payment of €0.5 million. As of December 31, 2014, it was considered probable that this EBITDA threshold has been met in accordance with the terms of the sale agreement. As such, the Group recorded the contingent gain on sale of €0.5 million (approximately $0.6 million) related to this incremental payment for the year ended December 31, 2014, which is expected to be received in the first quarter of 2015.

Livorno Land Sale

In April 2014, the Group completed the sale of a portion of land at its manufacturing site in Livorno, Italy for a purchase price of €4.95 million (approximately $6.8 million). As a result, the Group recorded a gain on sale of $0.1 million within “Other expense (income), net” in the consolidated statements of operations for the year ended December 31, 2014. As of December 31, 2013, this land was classified as held-for-sale within the caption “Other current assets” in the consolidated balance sheets.

NOTE 4—INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Group is supplemented by two strategic joint ventures: AmSty (a polystyrene joint venture with Chevron Phillips Chemical Company LP) and Sumika Styron (a polycarbonate joint venture with Sumitomo Chemical Company Limited).

As of December 31, 2014 and 2013, respectively, the Group’s investment in AmSty was $133.5 million and $118.3 million, which was $108.4 million and $130.8 million less than the Group’s 50% share of AmSty’s underlying net assets. These amounts represent the difference between the book value of assets contributed to the joint venture at the time of formation (May 1, 2008) and the Group’s 50% share of the total recorded value of the joint venture’s assets and certain adjustments to conform with the Group’s accounting policies. This difference is being amortized over a weighted average remaining useful life of the contributed assets of approximately 5.7 years as of December 31, 2014. The Group received dividends from AmSty of $35.0 million and $22.5 million for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, respectively, the Group’s investment in Sumika Styron was $34.1 million and $37.6 million, which was $21.3 million and $20.8 million greater than the Group’s 50% share of Sumika Styron’s underlying net assets. These amounts represent the fair value of certain identifiable assets which have not been recorded on the historical financial statements of Sumika Styron. This difference is being amortized over the remaining useful life of the contributed assets of 10.8 years as of December 31, 2014. The Group received dividends from Sumika Styron of $1.0 million and $1.1 million for the years ended December 31, 2014 and 2013, respectively.

Equity in earnings from unconsolidated affiliates was $47.7 million and $39.1 million for the years ended December 31, 2014 and 2013, respectively.

Both AmSty and Sumika Styron are privately held companies; therefore, quoted market prices for their stock are not available. The summarized financial information of the Group’s unconsolidated affiliates is shown below:

	December 31,
	2014	2013
Current assets	$498,516	$528,223
Noncurrent assets	313,648	333,894

Total assets	$812,164	$862,117

Current liabilities	$253,507	$281,823
Noncurrent liabilities	49,084	48,415

Total liabilities	$302,591	$330,238

	Year Ended December 31,
	2014	2013
Sales	$2,161,232	$2,281,045
Gross profit	$117,667	$94,148
Net income	$52,957	$38,504

Sales to unconsolidated affiliates for the years ended December 31, 2014 and 2013 were $6.5 million and $8.2 million, respectively. Purchases from unconsolidated affiliates were $290.3 million and $274.4 million for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, respectively, $2.0 million and $3.3 million due from unconsolidated affiliates was included in “Accounts receivable, net of allowance” and $28.6 million and $29.9 million due to unconsolidated affiliates was included in “Accounts payable” in the consolidated balance sheets.

NOTE 5—ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,
	2014	2013
Trade receivables	$497,538	$584,160
Non-income tax receivables	75,083	94,069
Other receivables	34,713	45,119
Less: allowance for doubtful accounts	(6,268)	(5,866)

Total	$601,066	$717,482

The allowance for doubtful accounts was approximately $6.3 million and $5.9 million as of December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, the Group recognized bad debt expense of $1.1 million. As a result of changes in the estimate of allowance for doubtful accounts, for the year ended December 31, 2013 the Group recognized a benefit of $3.0 million.

NOTE 6—INVENTORIES

Inventories consisted of the following:

	December 31,
	2014	2013
Finished goods	$235,949	$252,602
Raw materials and semi-finished goods	205,061	240,858
Supplies	32,851	36,731

Total	$473,861	$530,191

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2014	2013
Land	Not applicable	$47,196	$50,982
Land and waterway improvements	1-20	13,139	13,603
Buildings	2-40	55,693	58,447
Machinery and equipment(1)	1-20	640,861	627,068
Utility and supply lines	1-10	7,679	7,100
Leasehold interests	1-45	45,759	50,009
Other property	1-8	24,560	27,260
Construction in process	Not applicable	46,193	55,753

Property, plant and equipment		881,080	890,222
Less: accumulated depreciation		(324,383)	(283,795)

Property, plant and equipment, net		$556,697	$606,427

(1)	Approximately 94% of our machinery and equipment had a useful life of three to ten years as of December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013
Depreciation expense	$75,286	$75,401
Capitalized interest	$4,192	$3,142

During the year ended December 31, 2013, the Group determined that the long-lived assets at our polycarbonate manufacturing facility in Stade, Germany should be assessed for impairment driven primarily by continued losses experienced in the Group’s polycarbonate business. This assessment indicated that the carrying amount of the long-lived assets at this facility were not recoverable when compared to the expected undiscounted cash flows of the polycarbonate business. Based upon the assessment of fair value of this asset group, the Group concluded these assets were fully impaired as of December 31, 2013. The fair value of the asset group was determined under the income approach utilizing a discounted cash flow (“DCF”) model. The key assumptions used in the DCF model included growth rates and cash flow projections, discount rate, tax rate and an estimated terminal value.

As a result, the Group recorded an impairment loss on these assets of approximately $9.2 million for the year ended December 31, 2013. The amount was recorded within “Selling, general and administrative expenses” in the consolidated statements of operations and allocated entirely to the Engineered Polymers segment.

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following table shows changes in the carrying amount of goodwill, by segment, from December 31, 2012 to December 31, 2013 and from December 31, 2013 to December 31, 2014, respectively:

	Emulsion Polymers		Plastics
	Latex	Synthetic Rubber	Styrenics	Engineered Polymers	Total
Balance at December 31, 2012	$14,280	$9,780	$8,691	$3,352	$36,103
Divestiture (Note 3)	—	—	(383)	—	(383)
Foreign currency impact	621	425	361	146	1,553

Balance at December 31, 2013	$14,901	$10,205	$8,669	$3,498	$37,273
Purchase accounting adjustment (Note 16)*	664	455	404	156	1,679
Foreign currency impact	(1,750)	(1,199)	(1,018)	(411)	(4,378)

Balance at December 31, 2014	$13,815	$9,461	$8,055	$3,243	$34,574

*	The purchase price adjustment for the year ended December 31, 2014 relates to the Group’s other postretirement benefit obligations provided to its employees in Brazil. Refer to Note 16 to the consolidated financial statements for a detailed discussion of this adjustment.

Goodwill impairment testing is performed annually as of October 1st. In 2014, the Group performed its annual impairment test for goodwill and determined that the estimated fair value of each reporting unit was substantially in excess of the carrying value indicating that none of the Group’s goodwill was impaired. The Group concluded there were no goodwill impairments or triggering events for the years ended December 31, 2014 and 2013.

Other Intangible Assets

The following table provides information regarding the Group’s other intangible assets as of December 31, 2014 and 2013, respectively:

		December 31, 2014			December 31, 2013
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Developed technology	15	$188,854	$(56,782)	$132,072	$210,546	$(49,713)	$160,833
Manufacturing Capacity Rights	6	23,095	(2,809)	20,286	—	—	—
Software	5	13,177	(6,441)	6,736	11,034	(4,099)	6,935
Software in development	N/A	6,000	—	6,000	3,746	—	3,746
Other	N/A	264	—	264	—	—	—

Total		$231,390	$(66,032)	$165,358	$225,326	$(53,812)	$171,514

In March 2014, the Group entered into an agreement with material supplier JSR Corporation, Tokyo (“JSR”) to acquire its current production capacity rights at the Group’s rubber production facility in Schkopau, Germany for a purchase price of €19.0 million (approximately $26.1 million based upon the acquisition date foreign exchange rate). Prior to this agreement, JSR held 50% of the capacity rights of one of the Group’s three solution styrene-butadiene rubber (“SSBR”) production trains in Schkopau. As a result, effective March 31, 2014, the Group had full capacity rights to this production train. The €19.0 million purchase price was recorded in “Other intangible assets, net” in the consolidated balance sheets, and is being amortized over its estimated useful life of approximately 6.0 years. Further, the purchase price was recorded within capital expenditures in investing activities in the consolidated statement of cash flows for the year ended December 31, 2014.

Amortization expense related to finite-lived intangible assets totaled $19.6 million and $15.7 million for the years ended December 31, 2014 and 2013, respectively.

The following table details the Group’s estimated amortization expense for the next five years, excluding any amortization expense related to software currently in development:

Estimated Amortization Expense for the Next Five Years
2015	2016	2017	2018	2019
$19,353	$18,788	$17,952	$17,252	$17,000

NOTE 9—ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	December 31,
	2014	2013
Trade payables	$383,297	$462,304
Other payables	51,395	46,789

Total	$434,692	$509,093

NOTE 10—DEBT

Debt consisted of the following:

	December 31,
	2014	2013
Senior Secured Credit Facility
Term Loans	$—	$—
Revolving Facility	—	—
Senior Notes	1,192,500	1,325,000
Accounts Receivable Securitization Facility	—	—
Other indebtedness	9,707	11,421

Total debt	1,202,207	1,336,421
Less: current portion	(7,559)	(8,754)

Total long-term debt	$1,194,648	$1,327,667

The Group was in compliance with all debt covenant requirements as of December 31, 2014. Total accrued interest on outstanding debt as of December 31, 2014 and 2013 was $43.5 million and $48.3 million, respectively. Accrued interest is recorded in “Accrued expenses and other current liabilities” within the consolidated balance sheets.

The following is a summary of Trinseo’s debt instruments.

Senior Secured Credit Facility

In June 2010, the Group entered into a credit agreement (the “Senior Secured Credit Facility”) with lenders which included (i) $800.0 million of senior secured term loans (the “2010 Term Loans”) and a (ii) $240.0 million revolving credit facility (the “Revolving Facility”). On February 2, 2011, the Senior Secured Credit Facility was amended (the “2011 Amendment”) to increase the available borrowings under the senior secured term loans from $780.0 million to $1.6 billion. Pursuant to the amendment, the Group borrowed an aggregate principal amount of $1.4 billion (the “2011 Term Loans”, with the 2010 Term Loans, collectively referred to as the “Term Loans”)

In July 2012, the Group further amended the Senior Secured Credit Facility (the “2012 Amendment”) that provided for an increase in the Group’s total leverage ratio and decrease the interest coverage ratio as well as an increase in the permitted accounts receivable securitization facility and increases in the borrowing rates of the Term Loans. The 2012 Amendment became effective on August 9, 2012 with the repayment of $140.0 million of 2011 Term Loans using the proceeds from equity contribution from the Parent. As a result, the 2011 Term Loans were determined to be modified in accordance with generally accepted accounting principles. The Group capitalized $6.2 million of the issuance costs paid to the creditors of the 2011 Term Loans, with the remaining $2.3 million of third-party fees associated with the 2011 Term Loans expensed as incurred within “Other expense (income), net” in the consolidated statement of operations for the year ended December 31, 2012. Costs of $1.2 million which were paid to the creditors of the Revolving Facility were also capitalized, to be amortized over the remaining term of the Revolving Facility.

In January 2013, the Group again amended the Senior Secured Credit Facility (the “2013 Amendment”) to, among other things, increase its Revolving Facility borrowing capacity from $240.0 million to $300.0 million, decrease the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin and the mandatory cost (as defined therein), if applicable), and extend the maturity date to January 2018. Concurrently, Group repaid it’s then outstanding 2011 Term Loans of $1,239.0 million using the proceeds from its sale of $1,325.0 million aggregate principal amount of the 8.750% Senior Secured Notes issued in January 2013.

The 2013 Amendment replaced the Group’s total leverage ratio requirement with a first lien net leverage ratio (as defined under the 2013 Amendment) and removed the interest coverage ratio requirement. If the outstanding balance on the Revolving Facility exceeds 25% of the $300.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million) at a quarter end, then the Group’s first lien net leverage ratio may not exceed 5.25 to 1.00 for the quarter ending March 31, 2013, 5.00 to 1.00 for the subsequent quarters through December 31, 2013, 4.50 to 1.00 for each of the quarters ending in 2014 and 4.25 to 1.00 for each of the quarters ending in 2015 and thereafter.

As a result of the 2013 Amendment and repayment of the term loans in January 2013, the Group recognized a $20.7 million loss on extinguishment of debt during the first quarter of 2013, which consisted of the write-off of existing unamortized deferred financing fees and debt discount attributable to the Term Loans. Fees and expenses incurred in connection with the 2013 Amendment were $5.5 million, which were capitalized.

Capitalized fees and costs incurred in connection with the Group’s borrowings are recorded in “Deferred charges and other assets” within the consolidated balance sheets. For the Term Loans, deferred financing fees and debt discounts were amortized over the term of the respective loan agreements using the effective interest method, while for the Revolving Facility deferred financing fees are being amortized using a straight-line method over the term of the facility. Amortization of deferred financing fees and debt discounts are recorded in “Interest expense, net” in the consolidated statements of operations.

Unamortized deferred financing fees related to the Revolving Facility were $8.8 million and $11.7 million as of December 31, 2014 and 2013, respectively. The Group recorded interest expense relating to the amortization of deferred financing fees and debt discounts related to the entire Senior Secured Credit Facility, respectively, of $2.9 million and zero for the year ended December 31, 2014; and $3.1 million and $0.1 million for the year ended December 31, 2013.

As of December 31, 2014, there were no amounts outstanding under the Revolving Facility, while available borrowings under the facility were $293.3 million (net of $6.7 million outstanding letters of credit). As of December 31, 2013, there were no amounts outstanding under the Revolving Facility, while available borrowings under the facility were $292.7 million (net of $7.3 million outstanding letters of credit). All obligations under the Revolving Facility are guaranteed and collateralized by substantially all of the tangible and intangible assets of the Group’s subsidiaries.

Interest charges, excluding interest expense relating to the amortization of deferred financing fees and debt discounts, incurred on the Term Loans and Revolving Facility, respectively, were zero and $1.8 million for the year ended December 31, 2014, and $7.7 million and $2.8 million for the year ended December 31, 2013. Cash paid related to interest incurred on the Term Loans and Revolving Facility, respectively, was zero and $1.9 million for the year ended December 31, 2014, and $16.5 million and $2.8 million for the year ended December 31, 2013.

Senior Notes

In January 2013, the Group issued $1,325.0 million 8.750% Senior Secured Notes (the “Senior Notes”). Interest on the Senior Notes is payable semi-annually on February 1st and August 1st of each year, which commenced on August 1, 2013. The notes will mature on February 1, 2019, at which time the principal amounts then outstanding will be due and payable. The proceeds from the issuance of the Senior Notes were used to repay all of the Group’s outstanding Term Loans and related refinancing fees and expenses.

The Group may redeem all or part of the Senior Notes at any time prior to August 1, 2015 by paying a call premium, plus accrued and unpaid interest to the redemption date. The Group may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, the Group may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that the Group raises in certain equity offerings. The Group may also redeem, during any 12-month period commencing from the issue date until August 1, 2015, up to 10% of the original principal amount of the Senior Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In July 2014, using proceeds from the IPO (see Note 12), the Group redeemed $132.5 million in aggregate principal amount of the Senior Notes, including a 103% call premium totaling $4.0 million, together with accrued and unpaid interest thereon of $5.2 million. As a result of this redemption, during the year ended December 31, 2014 the Group incurred a loss on the extinguishment of debt of approximately $7.4 million, which includes the above $4.0 million call premium and an approximately $3.4 million write-off of related unamortized debt issuance costs. Pursuant to the Indenture, the Group may redeem another 10% of the original principal amount of the Senior Notes prior to August 1, 2015.

The Senior Notes rank equally in right of payment with all of the Group’s existing and future senior secured debt and pari passu with the Group and the Guarantors’ (as defined below) indebtedness that is secured by first-priority liens, including the Group’s Senior Secured Credit Facility, to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Group’s existing and future subordinated debt. However, claims under the Senior Notes rank behind the claims of holders of debt, including interest, under the Senior Secured Credit Facility in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. The Senior Notes are unconditionally guaranteed on a senior secured basis by each of the Group’s existing and future wholly-owned subsidiaries that guarantee the Senior Secured Credit Facility (other than subsidiaries in France and Spain) (the “Guarantors”). The note guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior secured debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The notes are structurally subordinated to all of the liabilities of each of the Group’s subsidiaries that do not guarantee the notes.

The indenture contains covenants that, among other things, limit the ability of the Group and its restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, subject to certain exceptions. If the Senior Notes are assigned an investment grade by the rating agencies and the Group is not in default, certain covenants will be suspended. If the ratings on the Senior Notes decline to below investment grade, the suspended covenants will be reinstated. As of December 31, 2014, the Group was in compliance with all debt covenant requirements under the indenture.

Fees and expenses incurred in connection with the issuance of Senior Notes were approximately $42.0 million, which were capitalized and recorded in “Deferred charges and other assets” in the consolidated balance sheets, and are being amortized into “Interest expense, net” in the consolidated statements of operations over the term of the Senior Notes using the effective interest rate method. For the year ended December 31, 2014, the Group recorded $5.7 million in amortization of deferred financing fees, leaving $28.0 million of unamortized deferred financing fees related to the Senior Notes in the consolidated balance sheet as of December 31, 2014. For the year ended December 31, 2013, the Group recorded $4.9 million in amortization of deferred financing fees, leaving $37.1 million of unamortized deferred financing fees related to the Senior Notes on the balance sheet as of December 31, 2013.

Interest expense on the Senior Notes, excluding expense relating to the amortization of deferred financing fees, was $110.6 million and $106.9 million for the years ended December 31, 2014 and 2013, respectively. Cash paid for interest on the Senior Notes was $115.4 million and $58.6 million for the years ended December 31, 2014 and 2013, respectively.

Accounts Receivable Securitization Facility

In August 2010, a VIE in which the Group is the primary beneficiary, Styron Receivable Funding Ltd. (“SRF”), executed an agreement for an accounts receivable securitization facility (“Accounts Receivable Securitization Facility”). The initial facility permitted borrowings by one of the Group’s subsidiaries, Styron Europe GmbH (“SE”), up to a total of $160.0 million. Under the facility, SE sells its accounts receivable from time to time to SRF. In turn, SRF may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash. The Group has agreed to continue servicing the receivables for SRF. Upon the sale of the interests in the accounts receivable by SRF, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to the creditors of the Group or its other subsidiaries.

Since its inception, the Group has from time to time amended and restated the Accounts Receivable Securitization Facility. In May 2011, the facility was amended to allow for the expansion of the pool of eligible accounts receivable to include a previously excluded German subsidiary. In May 2013, the Group further amended the facility, increasing its borrowing capacity from $160.0 million to $200.0 million, extending the maturity date to May 2016 and allowing for the expansion of the pool of eligible accounts receivable to include previously excluded U.S. and The Netherlands subsidiaries. As a result of the amendment, the Group incurred $0.7 million in fees, which were capitalized in “Deferred charges and other assets” within the consolidated balance sheets and are being amortized into “Interest expense, net” within the consolidated statements of operations using the straight-line method over the remaining term.

The Accounts Receivable Securitization Facility is subject to interest charges against the amount of outstanding borrowings as well as the amount of available, but undrawn borrowings. As a result of the amendment to our Accounts Receivable Securitization Facility in May 2013, in regards to the outstanding borrowings, fixed interest charges decreased from 3.25% plus variable commercial paper rates to 2.6% plus variable commercial paper rates. In regards to available, but undrawn commitments, fixed interest charges were decreased from 1.50% to 1.40%.

As of December 31, 2014 and 2013, there were no amounts outstanding under the Accounts Receivable Securitization Facility, with approximately $136.1 million and $143.8 million, respectively, of accounts receivable available to support this facility, based on the pool of eligible accounts receivable. Interest expense on the Accounts Receivable Securitization Facility, excluding interest expense relating to the amortization of deferred financing fees, for the years ended December 31, 2014 and 2013 was $2.9 million and $4.2 million, respectively, and was recorded in “Interest expense, net” in the consolidated statements of operations.

Unamortized deferred financing fees related to the Accounts Receivable Securitization Facility were $1.9 million and $3.5 million as of December 31, 2014 and 2013, respectively, recorded in “Deferred charges and other assets” within the consolidated balance sheets. These charges are being amortized on a straight-line basis over the term of the facility. The Group recorded $1.4 million in amortization of deferred financing fees related to the Accounts Receivable Securitization Facility in “Interest expense, net” within the consolidated statements of operations for each of the years ended December 31, 2014 and 2013.

Other Indebtedness

During 2011, the Group entered into two short-term revolving facilities through our subsidiary in China that provided for approximately $28.5 million of uncommitted funds available for borrowings, subject to annual renewal. The Group did not renew one of the short-term revolving facilities, with uncommitted funds of $13.5 million, and there were no outstanding borrowings for that facility as of December 31, 2014 or 2013. The remaining facility, which provides for up to $15.0 million of uncommitted funds available for borrowings, is subject to annual renewal.

Outstanding borrowings under the remaining revolving facility were $7.6 million and $5.1 million as of December 31, 2014 and 2013, respectively. These amounts will be due and payable within 12 months of the balance sheet date. The revolving facility is guaranteed by the Group’s holding company, Trinseo Materials Operating S.C.A. or secured by pledge of certain of the Group’s assets in China. At December 31, 2014 and 2013, the weighted average interest rate of the facility was approximately 0.1% and 0.1%, respectively.

The Senior Secured Credit facility limits the Group’s foreign working capital facilities to an aggregate principal amount of $75.0 million and, based on the 2013 Amendment, further limits our foreign working capital facilities in certain jurisdictions in Asia, including China, to an aggregate principal amount of $25.0 million, except as otherwise permitted by the Senior Secured Credit Facility.

NOTE 11—FOREIGN EXCHANGE FORWARD CONTRACTS

Certain subsidiaries have assets and liabilities denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. The Group’s principal strategy in managing its exposure to changes in foreign currency exchange rates is to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding assets of the same currency such that any changes in liabilities due to fluctuations in exchange rates are offset by changes in their corresponding foreign currency assets. In order to further reduce its exposure, the Group also uses foreign exchange forward contracts to economically hedge the impact of the variability in exchange rates on our assets and liabilities denominated in certain foreign currencies. These derivative contracts are not designated for hedge accounting treatment. The Group does not hold or enter into financial instruments for trading or speculative purposes.

During 2012, the Group entered into foreign exchange forward contracts with a notional U.S. dollar equivalent amount of $82.0 million. These contracts were settled in February and May 2013 and no contracts were outstanding as of December 31, 2013. The Group recognized losses of $0.6 million during the year ended December 31, 2013 related to these contracts.

Beginning in the third quarter of 2014, the Group began to enter into various foreign exchange forward contracts, each with an original maturity of less than three months, and has continued with this program through the end of the year. As of December 31, 2014, the Group had open foreign exchange forward contracts with a net notional U.S. dollar equivalent of $102.5 million. The following table displays the notional amounts of the most significant net foreign exchange hedge positions outstanding as of December 31, 2014.

Buy / (Sell)	December 31, 2014
Euro	$239,341
Chinese Yuan	$(100,086)
Swiss Franc	$35,438
Indonesian Rupiah	$(33,020)
British Pound	$(9,910)

Forward contracts are entered into with a limited number of counterparties, each of which allows for net settlement of all contracts through a single payment in a single currency in the event of a default on or termination of any one contract. As a result, these foreign exchange forward contracts are recorded on a net basis, by counterparty within the consolidated balance sheets.

The fair value of open foreign exchange forward contracts amounted to $4.9 million of net unrealized losses and $0.3 million of net unrealized gains as of December 31, 2014, which were recorded in “Accounts payable” and “Accounts receivable, net of allowance”, respectively, in the consolidated balance sheets. The following tables summarize the financial assets and liabilities included in the consolidated balance sheets:

	December 31, 2014
Description	Gross Amounts of Recognized Assets	Gross Amounts of Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet
Foreign exchange forward contracts	$2,037	$(1,739)	$298

	December 31, 2014
Description	Gross Amounts of Recognized Liabilities	Gross Amounts of Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
Foreign exchange forward contracts	$6,589	$(1,739)	$4,850

The Group had no derivative assets or liabilities outstanding as of December 31, 2013.

As these foreign exchange forward contracts are not designated for hedge accounting treatment, changes in the fair value of underlying instruments are recognized in “Other expense (income), net” in the consolidated statements of operations. The Group recorded losses from settlements and changes in the fair value of outstanding forward contracts of $28.2 million during the year ended December 31, 2014. These losses largely offset net foreign exchange transaction gains of $32.4 million during the year which resulted from the remeasurement of the Group’s foreign currency denominated assets and liabilities. The cash settlements of these forward exchange forward contracts are included within operating activities in the consolidated statements of cash flows.

For fair value disclosures related to these foreign currency forward contracts, refer to Note 13.

NOTE 12—SHAREHOLDERS’ EQUITY

Common Stock

On May 30, 2014, the Group amended its Articles of Association to effect a 1-for-436.69219 reverse split of its issued and outstanding common stock and to increase its authorized shares of common stock to 50.0 billion. Pursuant to the reverse split, every 436.69219 shares of the Group’s then issued and outstanding common stock was converted into one share of common stock. The reverse split did not change the par value of the Group’s common stock. These consolidated financial statements and accompanying footnotes have been retroactively adjusted to give effect to the reverse split.

On June 17, 2014, the Group completed the IPO of 11,500,000 ordinary shares at a price of $19.00 per share. The number of ordinary shares at closing included 1,500,000 of shares sold pursuant to the underwriters’ over-allotment option. The Group received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. These net proceeds were used by the Group for: i) the July 2014 repayment of $132.5 million in aggregate principal amount of the 8.750% Senior Notes due 2019, together with accrued and unpaid interest thereon of $5.2 million and a call premium of $4.0 million (see Note 10); ii) the payment of approximately $23.3 million in connection with the termination of the Advisory Agreement with Bain Capital (see Note 18); iii) the payment of approximately $5.1 million of advisory, accounting, legal and printing expenses directly related to the offering which were recorded as a reduction to additional paid-in capital in the consolidated balance sheets; and iv) general corporate purposes.

NOTE 13—FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The following table summarizes the basis used to measure certain assets and liabilities at fair value on a recurring basis in the consolidated balance sheets at December 31, 2014. As discussed in Note 11, there were no open foreign exchange forward contracts as of December 31, 2013, and as such, there were no balances to be recorded at fair value at that date.

	December 31, 2014
Assets (Liabilities) at Fair Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Foreign exchange forward contracts—Assets	$—	$298	$—	$298
Foreign exchange forward contracts—(Liabilities)	—	(4,850)	—	(4,850)

Total fair value	$—	$(4,552)	$—	$(4,552)

The Group uses an income approach to value its foreign exchange forward contracts, utilizing discounted cash flow techniques, considering the terms of the contract and observable market information available as of the reporting date. Significant inputs to the valuation for foreign exchange forward contracts are obtained from broker quotations or from listed or over-the-counter market data, and are classified as Level 2 in the fair value hierarchy.

Fair Value of Debt Instruments

The following table presents the estimated fair value of the Group’s outstanding debt not carried at fair value as of December 31, 2014 and 2013, respectively:

	As of December 31, 2014	As of December 31, 2013
Senior Notes (Level 2)	$1,212,045	$1,366,406

Total fair value	$1,212,045	$1,366,406

There were no other significant financial instruments outstanding as of December 31, 2014 and December 31, 2013.

NOTE 14—INCOME TAXES

Income (loss) before income taxes earned within and outside the United States is shown below:

	Year Ended December 31,
	2014	2013
United States	$17,522	$25,228
Outside of the United States	(65,135)	(25,597)

Loss before income taxes	$(47,613)	$(369)

The provision for (benefit from) income taxes is composed of:

	December 31, 2014			December 31, 2013
	Current	Deferred	Total	Current	Deferred	Total
U.S. federal	$2,101	$(2,536)	$(435)	$8,617	$1,252	$9,869
U.S. state and other	295	3	298	820	70	890
Non-U.S.	12,490	7,366	19,856	8,197	2,893	11,090

Total	$14,886	$4,833	$19,719	$17,634	$4,215	$21,849

The effective tax rate on pre-tax income differs from the U.S. statutory rate due to the following:

	Year Ended December 31,
	2014	2013
Taxes at U.S. statutory rate(1)	$(16,664)	$(129)
State and local income taxes	571	603
Non U.S. statutory rates, including credits	899	(4,988)
U.S. tax effect of foreign earnings and dividends	(2,112)	(942)
Unremitted earnings	(189)	(157)
Change in valuation allowances	14,679	16,430
Uncertain tax positions	(2,818)	(1,465)

	Year Ended December 31,
	2014	2013
Withholding taxes on interest and royalties	$3,652	$2,992
U.S. manufacturing deduction	—	(229)
Provision to return adjustments	260	3,814
Stock-based compensation	3,343	3,112
Non-deductible interest	5,401	5,258
Non-deductible other expenses	15,589 (2)	1,573
Government subsidy income	—	(4,219)
Impact on foreign currency exchange	(2,643)	71
Other—net	(249)	125

Total provision for income taxes	$19,719	$21,849

Effective tax rate	(41)%	(5,921)%

(1)	The U.S. statutory rate has been used as management believes it is more meaningful to the Group.
(2)	Non-deductible other expenses in 2014 include the tax effect of fees incurred for the termination of the Latex JV Option Agreement with Dow and a portion of the fees incurred in connection with the termination of the Advisory Agreement with Bain Capital. See Note 18 for further discussion.

Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting:

	December 31,
	2014		2013
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Tax loss and credit carry forwards	$62,142	$—	$40,007	$—
Unremitted earnings	—	9,273	—	9,462
Unconsolidated affiliates	11,761	—	12,257	—
Other accruals and reserves	11,536	—	13,556	—
Property, plant and equipment	—	42,715	—	45,314
Goodwill and other intangible assets	15,791	—	23,452	—
Deferred financing fees	6,366	—	6,973	—
Employee benefits	41,186	—	31,858	—

	148,782	51,988	128,103	54,776
Valuation allowance	(66,920)	—	(50,404)	—

Total	$81,862	$51,988	$77,699	$54,776

At December 31, 2014 and 2013, all undistributed earnings of foreign subsidiaries and affiliates are expected to be repatriated. Operating loss carryforwards amounted to $227.8 million in 2014 and $146.2 million in 2013. At December 31, 2014, $13.1 million of the operating loss carryforwards were subject to expiration in 2015 through 2019, and $214.7 million of the operating loss carryforwards expire in years beyond 2019 or have an indefinite carryforward period.

The Group had valuation allowances which were related to the realization of recorded tax benefits on tax loss carryforwards, as well as other net deferred tax assets, primarily from subsidiaries in Luxembourg and Australia, of $66.9 million at December 31, 2014 and $50.4 million at December 31, 2013.

For the years presented, a reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Balance as of December 31, 2012	$30,079
Increases related to current year tax positions	1,225
Decreases related to prior year tax positions	(4,405)

Balance as of December 31, 2013	$26,899
Increases related to current year tax positions	187
Decreases related to prior year tax positions	(6,701)

Balance as of December 31, 2014	$20,385

The Group recognized interest and penalties of less than $0.1 million and $0.7 million for the years ended December 31, 2014 and 2013, which was included as a component of income tax expense in the consolidated statements of operations. As of December 31, 2014 and 2013, the Group has $1.8 million and $2.0 million, respectively, accrued for interest and penalties. To the extent that the unrecognized tax benefits are recognized in the future, $16.1 million will impact the Group’s effective tax rate.

As a majority of the Group’s legal entities had no significant activity prior to or were formed in 2010, only the 2010 tax year and forward is subject to examination in the majority of jurisdictions, except for China, Hong Kong, and Indonesia where tax years between 2007 and 2009 remain subject to examination. Pursuant to the terms of the Purchase Agreement, the Group has been indemnified from and against any taxes for or with respect to any periods prior to the Acquisition.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Leased Property

The Group routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines, and equipment under operating leases. Rental expense for these leases was $15.9 million and $16.2 million during the years ended December 31, 2014 and 2013, respectively.

Future minimum rental payments under operating leases with remaining non-cancelable terms in excess of one year are as follows:

Year	Annual Commitment
2015	$8,040
2016	5,510
2017	3,159
2018	2,780
2019	2,778
2020 and beyond	12,664

Total	$34,931

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law, existing technologies and other information. At December 31, 2014 and December 31, 2013, the Group had no accrued obligations for environmental remediation and restoration costs. Pursuant to the terms of the Styron sales and purchase agreement, the pre-closing environmental conditions were retained by Dow and the Group has been indemnified by Dow from and against all environmental liabilities incurred or relating to the predecessor periods. There are several properties which the Group now owns on which Dow has been conducting investigation, monitoring, or remediation to address historical contamination. Those properties include Allyn’s Point, Connecticut, Dalton, Georgia, and Livorno, Italy. There are other properties with historical contamination that are owned by Dow that the Group leases for its operations, including its facilities in Midland, Michigan, Schkopau, Germany, Terneuzen, The Netherlands, and Guaruja, Brazil. No environmental claims have been asserted or threatened against the Group, and the Group is not a potentially responsible party at any Superfund Sites.

Inherent uncertainties exist in the Group’s potential environmental liabilities primarily due to unknown conditions, whether future claims may fall outside the scope of the indemnity, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration. In connection with the Group’s existing indemnification, the possibility is considered remote that environmental remediation costs will have a material adverse impact on the consolidated financial statements.

There were no amounts recorded in the consolidated statement of operations relating to environmental remediation for the years ended December 31, 2014 and 2013.

Purchase Commitments

In the normal course of business, the Group has certain raw material purchase contracts where it is required to purchase certain minimum volumes at current market prices. These commitments range from 1 to 6 years. The following table presents the fixed and determinable portion of the obligation under the Group’s purchase commitments as of December 31, 2014 (in millions):

Year	Annual Commitment
2015	$1,299
2016	1,292
2017	1,421
2018	1,214
2019	1,239
Thereafter	1,205

Total	$7,670

In certain raw material purchase contracts, the Group has the right to purchase less than the required minimums and pay a liquidated damages fee, or, in case of a permanent plant shutdown, to terminate the contracts. In such cases, these obligations would be less than the obligations shown in the table above.

The Group has service agreements with Dow and Bain Capital, some of which contain fixed annual fees. See Note 18 for further discussion.

Litigation Matters

From time to time, the Group may be subject to various legal claims and proceedings incidental to the normal conduct of business, relating to such matters as product liability, antitrust/competition, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these routine claims, the Group does not believe that the ultimate resolution of these claims will have a material adverse effect on the Group’s results of operations, financial condition or cash flow.

Legal costs, including those legal costs expected to be incurred in connection with a loss contingency, are expensed as incurred.

NOTE 16—PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Defined Benefit Pension Plans

The majority of the Group’s employees are participants in various defined benefit pension and other postretirement plans which are administered and sponsored by the Group.

In connection with the Acquisition, the Group and Dow entered into affiliation agreements in certain jurisdictions (the “Affiliation Agreements”) allowing employees who transferred from Dow to the Group as of June 17, 2010 to remain in the Dow operated pension plans (“Dow Plans”) until the Group established its own pension plan. The Group then made the required employer contribution amounts to the Dow Plans for the Group’s employees and the related pension benefit obligations for the Group’s employees have been accumulating in the Dow Plans since the Acquisition Date. Since June 2010, the Dow Plans originally established in those jurisdictions, were gradually legally separated into the Group’s self administered and sponsored plans until the Affiliation Agreements ended on December 31, 2012.

In Switzerland and The Netherlands, all remaining employees of the Group who were previously participants of the Dow Plans transferred to separately administered and sponsored pension plans of the Group effective January 1, 2013 (the “Successor Plans”). The benefit obligation and related plan assets in the Dow Plans belonging to the Group’s employees were transferred to the Successor Plans. As a result of the transfer, the Group recognized prior service credits and net losses of approximately $13.0 million and $1.4 million, respectively in other comprehensive income during the year ended December 31, 2013.

Group employees who were not previously associated with the acquired pension and postretirement plans are generally not eligible for enrollment in these plans. Pension benefits are typically based on length of service and the employee’s final average compensation.

Other Postretirement Benefits

The Group, either through a Group benefit plan or government-mandated benefits, provides certain health care and life insurance benefits applicable primarily to Dow-heritage retired employees in Brazil, The Netherlands, and the U.S.

In the U.S., the plan provides for health care benefits, including hospital, physicians’ services, drug and major medical expense coverage. In general, the plan applies to employees hired by Dow before January 1, 2008 and transferred to the Group in connection with the Acquisition, and who are at least 50 years old with 10 years of service. The plan allows for spouse coverage as well. If an employee was hired on or before January 1, 1993, the coverage extends past age 65. For employees hired after January 1, 1993 but before January 1, 2008, coverage ends at age 65. The Group reserves the right to modify the provisions of the plan at anytime, including the right to terminate, and does not guarantee the continuation of the plan or its provisions.

In Brazil, the Group provides an insured medical benefit to all employees and eligible dependents under Brazil’s healthcare legislation, which grants the right to employees (and their beneficiaries) who have contributed towards the medical plan to extend medical coverage upon retirement or in case of involuntary dismissal. The extended medical plan must include the same level of coverage and other conditions offered to active employees, whereas former employees must assume 100% of the premium cost. Prior to 2014, the Group had not accrued for the postretirement benefits owed under this plan. As a result, for the year ended December 31, 2014, a $2.7 million liability was recorded, which includes an adjustment related to the original purchase price allocation from the Acquisition as a portion of this obligation was assumed from Dow. The impact of this adjustment was a $1.7 million increase to goodwill and $1.0 million of net periodic benefit costs, net of currency remeasurement gains, incurred from the date of the Acquisition through December 31, 2013. The Group does not believe these adjustments are material to the current or any prior period financial statements.

In The Netherlands, the Group provided postretirement medical benefits to Dow-heritage employees who transferred to the Group in connection with the Acquisition. The Group ceased providing these benefits effective January 1, 2015. As a result, the Group recognized approximately $1.5 million of curtailment gain for the year ended December 31, 2014.

Assumptions

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs are provided below:

	Pension Plan Obligations		Net Periodic Benefit Costs
	December 31,		December 31,
	2014	2013	2014	2013
Discount rate	2.01%	3.30%	3.30%	3.05%
Rate of increase in future compensation levels	2.71%	2.86%	2.86%	2.69%
Expected long-term rate of return on plan assets	N/A	N/A	2.83%	2.44%

The weighted-average assumptions used to determine other postretirement benefit (“OPEB”) obligations and net periodic benefit costs are provided below:

	OPEB Obligations		Net Periodic Benefit Costs
	December 31,		December 31,
	2014	2013	2014	2013
Discount rate	6.40%	4.72%	6.69%	3.93%
Initial health care cost trend rate	8.05%	6.67%	6.67%	7.00%
Ultimate health care cost trend rate	5.43%	5.00%	5.00%	5.00%
Year ultimate trend rate to be reached	2021	2019	2019	2019

The discount rate utilized to measure the pension and other postretirement benefit plans is based on the yield of high-quality fixed income debt instruments at the measurement date. Future expected, actuarially determined cash flows of the plans are matched against a yield curve to arrive at a single discount rate for each plan.

The expected long-term rate of return on plan assets is determined by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The historical experience with the pension fund asset performance is also considered.

A one-percentage point change in the assumed health care cost trend rate would have had a nominal effect on both service and interest costs, but would result in an approximate $1.0 million impact to the projected benefit obligation.

The net periodic benefit costs for the pension and other postretirement benefit plans for the years ended December 31, 2014 and 2013 were as follows:

	Defined Benefit Pension Plans				Other Postretirement Benefit Plans
	December 31,				December 31,
	2014		2013		2014		2013
Net periodic benefit cost
Service cost	$14,097		$13,866		$1,048	(6)	$283
Interest cost	7,687		6,482		1,189	(6)	262
Expected return on plan assets	(2,427)		(1,710)		—		—
Amortization of prior service cost (credit)	(1,002)		(989)		102		—
Amortization of net (gain) loss	2,557		3,093		(45	)(6)	—
Settlement and curtailment (gain) loss	1,517	(1)	2,122	(2)	(1,507	)(3)	—

Net periodic benefit cost	$22,429		$22,864		$787		$545

Amounts recognized in other comprehensive income (loss)
Net loss (gain)	$56,318		$6,170		$1,263	(6)	$(1,354)
Amortization of prior service (cost) credit	1,002		989		(102)		—
Amortization of net gain (loss)	(2,557)		(3,093)		45	(6)	—
Settlement and curtailment loss	(1,517)		(2,122)		(242)		—
Prior service cost (credit)	(12,706	)(4)	(12,992	)(5)	—		730

Total recognized in other comprehensive income (loss)	40,540		(11,048)		964		(624)
Net periodic benefit cost	22,429		22,864		787		545

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$62,969		$11,816		$1,751		$(79)

(1)	This amount represents settlement losses from one of the Group’s defined benefit plans in Switzerland due to the termination of certain employees during the year, which resulted in a loss recognized in the year ended December 31, 2014 due to a charge against the unamortized net loss recorded in other comprehensive income.
(2)	This amount represents a curtailment loss from one of the Group’s defined benefit plans in Germany due to the reduction or cessation of benefit accruals for certain employees’ future services. The adjustment in the benefit obligation from the curtailment resulted in a loss recognized during the year ended December 31, 2013 due to a charge against the unamortized net loss recorded in other comprehensive income.
(3)	This amount represents a curtailment gain from the Group’s other postretirement benefit plan in The Netherlands, due to the cessation of retiree medical benefit accruals effective January 1, 2015.
(4)	This adjustment was made to the Group’s pension plan in The Netherlands to reflect the introduction of a salary cap and lower accrual rate on pension benefits as a result of tax law changes effective January 1, 2015. The impact of the change resulted in an adjustment to prior service credit in other comprehensive income as of December 31, 2014, which will be amortized to net periodic benefit cost over the estimated remaining service period of the employees.
(5)	This is primarily related to the transfer of all remaining employees who were previously participants in the Dow Plans in Switzerland and The Netherlands to Group Successor Plans effective January 1, 2013, as discussed above.
(6)	These amounts include the prior period net periodic cost and other comprehensive income components of the postretirement benefits in Brazil recognized during 2014, as discussed above.

The changes in the pension benefit obligations and the fair value of plan assets and the funded status of all significant plans for the year ended December 31, 2014 and 2013 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2014	2013	2014	2013
Change in projected benefit obligations
Benefit obligation at beginning of period	$237,914	$231,437	$6,660	$6,666
Service cost	14,097	13,866	1,048	283
Interest cost	7,687	6,482	1,189	262
Plan participants’ contributions	2,385	1,831	—	—
Actuarial changes in assumptions and experience	72,470	(10,376)	1,263	(1,354)
Benefits paid	(900)	(3,362)	—	—
Benefit payments by employer	(1,428)	(1,367)	—	—
Acquisitions/Divestiture	—	(333)	1,679 (7)	—
Plan amendments	(12,706)	(12,992)	—	730
Curtailments	—	2,124	(1,743)	—
Settlements	(6,783)	(1,633)	—	—
Other	614	4,576	—	—
Currency impact	(33,259)	7,661	(1,019)	73

Benefit obligation at end of period	$280,091	$237,914	$9,077	$6,660

Change in plan assets
Fair value of plan assets at beginning of period	$81,347	$72,350	$—	$—
Actual return on plan assets(8)	18,580	(12,713)	—	—
Settlements	(6,783)	(1,633)	—	—
Employer contributions	9,446	17,665	—	—
Plan participants’ contributions	2,385	1,831	—	—
Benefits paid	(2,239)	(3,609)	—	—
Other	614	4,576	—	—
Currency impact	(10,780)	2,880	—	—

Fair value of plan assets at end of period	92,570	81,347	—	—

Funded status at end of period	$(187,521)	$(156,567)	$(9,077)	$(6,660)

(7)	The amount represents an adjustment to the original purchase price allocation from the Acquisition as a portion of the postretirement benefits obligation recorded in Brazil was assumed from Dow.
(8)	The fair values of certain plan assets as of December 31, 2014 and 2013 were determined using cash surrender values provided under the insurance contracts which took effect on January 1, 2013. The resulting change in the fair value of plan assets due to the use of cash surrender values was included as “return on plan assets”.

The net amounts recognized in the balance sheet as of December 31, 2014 and 2013 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2014	2013	2014	2013
Net amounts recognized in the balance sheets at December 31
Current liabilities	$(1,604)	$(1,599)	$(70)	$(26)
Noncurrent liabilities	(185,917)	(154,968)	(9,007)	(6,634)

Net amounts recognized in the balance sheet	$(187,521)	$(156,567)	$(9,077)	$(6,660)

Accumulated benefit obligation at the end of the period	$220,277	$178,987	$9,077	$6,660

Pretax amounts recognized in AOCI at December 31:
Net prior service cost (credit)	$(21,386)	$(9,682)	$628	$730
Net gain (loss)	97,127	44,883	(266)	(1,332)

Total at end of period	$75,741	$35,201	$362	$(602)

Approximately $5.7 million and $1.7 million of net loss and net prior service credit, respectively, for the defined benefit pension plans and $0.1 million of net prior service cost, respectively, for other postretirement benefit plans will be amortized from accumulated other comprehensive income (“AOCI”) to net periodic benefit cost in 2015.

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

	2015	2016	2017	2018	2019	2020 through 2024	Total
Defined benefit pension plans	$3,635	$4,193	$4,402	$4,819	$4,786	$35,747	$57,582
Other postretirement benefit plans	72	105	145	195	260	2,652	3,429

Total	$3,707	$4,298	$4,547	$5,014	$5,046	$38,399	$61,011

Estimated contributions to the defined benefit pension plans in 2015 are $12.2 million.

The following information relates to pension plans with projected and accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2014 and December 31, 2013:

Projected Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2014	2013
Projected benefit obligations	$280,091	$237,914
Fair value of plan assets	$92,570	$81,347

Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2014	2013
Accumulated benefit obligations	$177,496	$152,056
Fair value of plan assets	$44,382	$50,004

Plan Assets

Prior to 2013, plan assets specific to the Dow Plans consisted primarily of receivables from Dow, which were based on a contractually determined proportion of Dow’s plan assets. Dow’s underlying plan assets consisted of equity and fixed income securities of U.S. and foreign issuers and insurance contracts, and may have included alternative investments such as real estate and private equity. Effective January 1, 2013, all remaining employees of the Group who were previously participating in Dow Plans were transferred to the Successor Plans. The related assets were also transferred to the Successor Plans and invested into insurance contracts that provide for guaranteed returns. As of December 31, 2014 and 2013, respectively, plan assets totaled $92.6 million and $81.3 million, consisting of investments in insurance contracts.

Investments in the pension plan insurance were valued utilizing unobservable inputs, which are contractually determined based on cash surrender values, returns, fees, and the present value of the future cash flows of the contracts.

Insurance contracts and Dow receivables (in 2013) are classified as Level 3 investments. Changes in the fair value of these level 3 investments during the years ended December 31, 2014 and 2013 are included in the “Change in plan assets” table above.

Concentration of Risk

The Group mitigates the credit risk of investments by establishing guidelines with investment managers that limit investment in any single issue or issuer to an amount that is not material to the portfolio being managed. These guidelines are monitored for compliance both by the Group and external managers. Credit risk related to derivative activity is mitigated by utilizing multiple counterparties and through collateral support agreements.

Supplemental Employee Retirement Plan

The Group established a non-qualified supplemental employee retirement plan in 2010. The net benefit costs recognized for the years ended December 31, 2014 and 2013 were $1.3 million and $2.3 million, respectively. Benefit obligations under this plan were $13.2 million and $12.7 million as of December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the amounts of net loss included in AOCI were $2.0 million and $2.9 million, respectively, with $0.8 million and $0.7 million amortized from AOCI into net periodic benefit costs during the years ended December 31, 2014 and 2013, respectively. Approximately $0.8 million is expected to be amortized from AOCI into net periodic benefit cost in 2015.

Based on the Group’s current estimates, the estimated future benefit payments under this plan, reflecting expected future service, as appropriate, are presented in the following table:

	2015	2016	2017	2018	2019	Thereafter	Total
Supplemental employee retirement plan	$—	$—	$13,562	$—	$—	$—	$13,562

Defined Contribution Plans

The Group also offers defined contribution plans to eligible employees in the U.S. and in other countries, including Australia, China, Brazil, Hong Kong, Korea, The Netherlands, Taiwan and the United Kingdom. The defined contribution plans are comprised of a non-discretionary elective matching contribution component as well as a discretionary non-elective contribution component. Employees participate in the non-discretionary component by contributing a portion of their eligible compensation to the plan, which is partially matched by the Group. Non-elective contributions are made at the discretion of the Group and are based on a combination of eligible employee compensation and performance award targets. For the years ended December 31, 2014 and 2013, respectively, the Group contributed $6.8 million and $6.3 million to the defined contribution plans.

NOTE 17—STOCK-BASED COMPENSATION

Restricted Stock Awards issued by the Parent

On June 17, 2010, the Parent authorized the issuance of up to 750,000 shares in time-based and performance-based restricted stock to certain key members of management. Any related compensation associated with these awards is allocated to the Group from the Parent. With the adoption of the Group’s 2014 Omnibus Incentive Plan (see discussion below), no further restricted stock awards will be issued by the Parent on behalf of the Group.

Time-based Restricted Stock Awards

The time-based restricted stock awards issued by the Parent contain a service-based condition that requires continued employment with the Group. Generally, these awards vest over three to five years of service, with a portion (20% to 40%) cliff vesting after the first one or two years. The remaining portion of the awards vest ratably over the subsequent service period, subject to the participant’s continued employment with the Group, and vest automatically upon a change in control of the Group, excluding a change in control related to an IPO. Should a participant’s termination occur within a defined timeframe due to death or permanent disability, a termination of the participant by the Group or one of its subsidiaries without cause, or the participant’s voluntary resignation for good reason, the portion of awards that are subject to time-based vesting that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis, based on the number of full months between the last regular vesting date and the termination date.

The Parent has a call right that gives it the option, but not the obligation, to repurchase vested stock at the then current fair value upon an employee’s termination, or at cost in certain circumstances. During the year-ended December 31, 2013, as the result of certain employee terminations, the Parent repurchased a total of 3,372 previously vested time-based restricted stock awards at cost, resulting in a $0.9 million favorable adjustment to stock-based compensation expense. No such events occurred in 2014.

Total compensation expense for time-based restricted stock awards was $7.0 million and $8.3 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, there was $4.9 million of total unrecognized compensation cost related to time-based restricted stock awards, which is expected to be recognized over a weighted-average period of 2.5 years.

The following table summarizes the activity in the Parent’s time-based restricted stock awards during the year ended December 31, 2014:

Time-based restricted stock	Shares	Weighted-Average Grant Date Fair Value per Share
Unvested, December 31, 2013	131,190	$164.97
Granted	—	—
Vested	(66,143)	163.03
Forfeited	(2,499)	135.21

Unvested, December 31, 2014	62,548	$172.64

The following table summarizes the weighted-average grant date fair value per share of time-based restricted stock awards granted during the years ended December 31, 2014 and 2013, as well as the total fair value of awards vested during those periods:

	Time-Based Restricted Stock
	Weighted-Average Grant Date Fair Value per Share of Grants during Period		Total Fair Value of Awards Vested during Period
Year Ended December 31, 2014	N/A	(1)	$10,783
Year Ended December 31, 2013	$155.40		$6,795

(1)	There were no grants of time-based restricted stock awards by the Parent during the year-ended December 31, 2014.

Modified Time-based Restricted Stock Awards

In periods prior to June 2014, the performance-based restricted stock awards contained provisions wherein vesting was subject to the full satisfaction of both time and performance vesting criterion. The performance component of the awards could only be satisfied if certain targets were achieved based on various returns realized by the Group’s shareholders on a change in control or an IPO. The time vesting requirements for the performance-based restricted stock awards generally vested in the same manner as the related time-based award. Prior to the Group’s IPO in June 2014, the Group had not recorded any compensation expense related to these awards as the likelihood of achieving the existing performance condition of a change in control or IPO was not deemed to be probable.

On June 10, 2014, prior to the completion of the Group’s IPO, the Parent entered into agreements to modify the outstanding performance-based restricted stock awards held by the Group’s employees to remove the performance-based vesting condition associated with such awards related to the achievement of certain investment returns (while maintaining the requirement for a change in control or IPO). This modification also changed the time-based vesting requirement associated with such shares to provide that any shares which would have satisfied the time-based vesting condition previously applicable to such shares on or prior to June 30, 2017 will instead vest on June 30, 2017, subject to the holder remaining continuously employed by the Group through such date. Any such shares that are subject to a time-based vesting condition beyond June 30, 2017 will remain subject to the time-based vesting condition previously applicable to such awards. Henceforth, these awards will be described as the Group’s modified time-based restricted stock awards.

On June 17, 2014, with the completion of the Group’s IPO, the remaining performance condition associated with these modified time-based restricted stock awards was achieved. As a result, the Group began recognizing compensation expense on these awards based on the vesting described above. Total compensation expense recognized for modified time-based restricted stock awards was $2.5 million for the year ended December 31, 2014.

As of December 31, 2014, there was $9.3 million of total unrecognized compensation cost related to modified time-based restricted stock awards, which is expected to be recognized over a weighted-average period of 2.6 years.

The following table summarizes the activity in the Parent’s modified time-based restricted stock awards during the year ended December 31, 2014:

Modified time-based restricted stock	Shares	Weighted-Average Grant Date Fair Value per Share
Unvested, December 31, 2013	118,123	$131.83
Granted*	—	—
Vested*	—	—
Forfeited*	(10,068)	97.45

Unvested, June 10, 2014*	108,055	$115.30
Granted	—	—
Vested	(775)	115.30
Forfeited	—	—

Unvested, December 31, 2014	107,280	$115.30

*	Represents activity and balances during the current year prior to the June 2014 modification discussed above. Note that the fair value of all unvested awards was adjusted to reflect the updated fair value per share upon modification.

The following table summarizes the weighted-average grant date fair value per share of modified time-based restricted stock awards (named performance-based awards, prior to June 2014 modification) granted during the years ended December 31, 2014 and 2013, as well as the total fair value of awards vested during those periods:

	Modified Time-Based Restricted Stock
	Weighted-Average Grant Date Fair Value per Share of Grants during Period		Total Fair Value of Awards Vested during Period
Year Ended December 31, 2014	N/A	(1)	$—
Year Ended December 31, 2013	$114.50		$—

(1)	There were no grants of performance-based restricted stock awards (or modified time-based restricted stock awards) by the Parent during the year-ended December 31, 2014.

Fair Value Assumptions for Restricted Stock Award Grants

There were no grants by the Parent of time-based, performance-based, or modified time-based restricted stock awards during the year-ended December 31, 2014. However, as a result of the above-described June 2014 modification, the fair value of all modified time-based restricted stock awards was calculated as of the modification date. The fair values of time-based, modified time-based, and performance-based restricted stock awards (in prior years) were estimated on the date of grant using a combination of a call option and digital option model that uses assumptions about expected volatility, risk-free interest rates, the expected term, and dividend yield. In prior year valuations, the expected term for performance-based awards considered management’s probability-weighted estimate of the expected time until a change in control or IPO as well as the time until a performance condition would be met. The expected term for time-based and modified time-based awards considered both the service conditions of vesting of the awards, as well as management’s probability-weighted estimate of the expected liquidity horizon. The expected volatilities were based on a combination of implied and historical volatilities of a peer group of companies, as the Group was a non-publicly traded company prior to the IPO. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the awards. The expected dividend yield was based on an assumption that no dividends are expected to be approved in the near future.

The following are the weighted average assumptions used for grants during the year ended December 31, 2013, and for valuation of the modified time-based awards in June 2014:

	Year Ended December 31,
	2014	2013
Dividend yield	0.00%	0.00%
Expected volatility	65.0%	73.25%
Risk-free interest rate	1.54%	0.52%
Expected term (in years) for performance-based shares	N/A	3.85
Expected term (in years) for time-based and modified time-based shares	4.50	9.21

2014 Omnibus Incentive Plan

In connection with the IPO, the Group’s board of directors approved the Trinseo S.A. 2014 Omnibus Incentive Plan (“2014 Omnibus Plan”), adopted on May 28, 2014, under which the maximum number of shares of common stock that may be delivered upon satisfaction of awards granted under such plan is 4.5 million shares. Following the IPO, all equity-based awards granted by the Group will be granted under the 2014 Omnibus Plan. The 2014 Omnibus Plan provides for awards of stock options, share appreciation rights, restricted stock, unrestricted stock, stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of the Group’s common stock.

In connection with the IPO, two of the Group’s newly appointed independent directors (Messrs. Cote and De Leener) each received a grant of 4,736 restricted stock units, respectively, under the 2014 Omnibus Plan each with a grant date fair value of $0.1 million. These awards will vest in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of the Group’s board through such date. Total compensation expense for these restricted stock units was $0.1 million for the year ended December 31, 2014.

Shareholder distribution and share redemption

On February 3, 2011, the Group used a portion of the proceeds from the 2011 Term Loans to pay a distribution to the shareholders of the Parent, including investment funds advised or managed by Bain Capital, Dow and certain executives, through the redemption of certain classes of the Parent’s shares. The shares redeemed included a portion of the outstanding unvested time-based and performance-based restricted stock awards as well as a portion of the issued and outstanding restricted stock.

For certain employees, a portion or all of this distribution attributable to unvested time-based and performance-based restricted awards was withheld and put in escrow, to be paid out two years from the employees’ date of hire, subject to the participant’s continued employment with the Group. The amounts held in escrow vest ratably over the two year period of time after the employee’s hire date. At the date of the redemption, the Parent recorded a liability to reflect the amount held in escrow each employee had already vested in as of the date of the redemption. Compensation expense on the unvested amount of the distribution withheld in escrow was recognized ratably over the remaining service period from the time of the redemption. Total compensation expense for these liability awards was less than $0.1 million for the year ended December 31, 2013. As of December 31, 2013, there was no remaining unrecognized compensation cost related to these liability awards, and therefore, no amounts were recognized for the year ended December 31, 2014.

Management Retention Awards

During the year ended December 31, 2012, the Parent agreed to retention awards with certain officers. These awards generally vest over one to four years, and are payable upon vesting subject to the participant’s continued employment with the Group on the vesting date. Compensation expense related to these retention awards is equivalent to the value of the award, and is being recognized ratably over the applicable service period. Total compensation expense for these retention awards was $0.9 million and $1.4 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, there was $0.4 million in unrecognized compensation cost related to these retention awards, which is expected to be recognized over a period of 1.1 years.

Parent Company Restricted Stock Sales

During the year ended December 31, 2013, the Parent sold 779 shares of non-transferable restricted stock to certain employees, all of which were sold at a purchase price less than the fair value of the Parent’s common stock. As a result, during the year ended December 31, 2013, the Group recorded compensation expense of approximately $0.2 million related to these restricted stock sales. There were no restricted stock sales during the year ended December 31, 2014. The restricted stock may not be transferred without the Parent’s consent except for a sale to the Parent or its investors in connection with a termination or on an IPO or other liquidation event.

Summary of Stock-based Compensation Expense

The amount of stock-based compensation expense recorded within “Selling, general and administrative expenses” in the consolidated statements of operations for the years ended December 31, 2014 and 2013, respectively, was as follows:

	Year Ended December 31,
	2014	2013
Time-based Restricted Stock Awards	$7,037	$8,346
Modified Time-based Restricted Stock Awards	2,469	—
Restricted Stock Units- under 2014 Omnibus Plan	100	—
Liability awards	50	46
Management Retention Awards	896	1,416
Parent Company Restricted Stock Sales	—	171

Total stock-based compensation expense	$10,552	$9,979

NOTE 18—RELATED PARTY AND DOW TRANSACTIONS

In conjunction with the Acquisition, the Group entered into certain agreements with Dow, including a five-year Master Outsourcing Services Agreement (“MOSA”) and certain Site and Operating Service Agreements. The MOSA provides for ongoing services from Dow in areas such as information technology, human resources, finance, environmental health and safety, training, supply chain and purchasing. Effective June 1, 2013, the Group entered into a Second Amended and Restated Master Outsourcing Services Agreement (“SAR MOSA”). The SAR MOSA replaces, modifies and extends the earlier MOSA, extending the term through December 31, 2020 and which automatically renews for two year periods unless either party provides six months’ notice of non-renewal to the other party. The services provided pursuant to the SAR MOSA generally are priced per function, and the Group has the ability to terminate the services or any portion thereof, for convenience any time after June 1, 2015, subject to payment of termination charges. Services which are “highly integrated” follow a different process for evaluation and termination. In addition, either party may terminate for cause, which includes a bankruptcy, liquidation or similar proceeding by the other party, for material breach which is not cured, or by Dow in the event of our failure to pay for the services thereunder. In the event of a change of control, as defined in the agreement, Dow has the right to terminate the SAR MOSA. As of December 31, 2014, the estimated minimum contractual obligations under the SAR MOSA, excluding the impacts of inflation, are $20.0 million through June 2015 and $32.0 million thereafter.

In addition, the Group entered into certain Site and Operating Service Agreements. Under the Site Services Agreements (“SSAs”), Dow provides the Group utilities and other site services for Group-owned plants. Under the Operating Services agreements the Group provides services to Dow and receives payments for the operation of a Dow-owned plant. Similar to the above SAR MOSA, effective June 1, 2013, the Group entered into Second Amended and Restated Site Services Agreements (“SAR SSAs”). The SAR SSAs replace, modify and extend the original SSAs. These agreements generally have 25-year terms, with options to renew. These agreements may be terminated at any time by agreement of the parties, or, by either party, for cause, including a bankruptcy, liquidation or similar proceeding by the other party, or under certain circumstances for a material breach which is not cured. In addition, the Group may terminate for convenience any services that Dow has agreed to provide that are identified in any site services agreement as “terminable” with 12 months prior notice to Dow, dependent upon whether the service is highly integrated into Dow operations. Highly integrated services are agreed to be nonterminable. With respect to “nonterminable” services that Dow has agreed to provide to the Group, such as electricity and steam, the Group generally cannot terminate such services prior to the termination date unless the Group experiences a production unit shut down for which Dow is provided with 15-months prior notice, or upon payment of a shutdown fee. Upon expiration or termination, the Group would be obligated to pay a monthly fee to Dow, which obligation extends for a period of 45 (in the case of expiration) to 60 months (in the case of termination) following the respective event of each site services agreement. The agreements under which Dow receives services from the Group may be terminated under the same circumstances and conditions.

For the years ended December 31, 2014 and 2013, the Group incurred a total of $282.5 million and $303.2 million in expenses under these agreements, respectively, including $233.7 million and $235.1 million, for both the variable and fixed cost components of the Site Service Agreements, respectively, and $48.8 million and $68.1 million covering all other agreements, respectively.

In connection with the Acquisition, certain of the Group’s affiliates entered into a latex joint venture option agreement (the “Latex JV Option Agreement”) with Dow, pursuant to which Dow was granted an irrevocable option to purchase 50% of the issued and outstanding interests in a joint venture to be formed by Dow and the Group’s affiliates with respect to the SB Latex business in Asia, Latin America, the Middle East, Africa, Eastern Europe, Russia and India. On May 30, 2014, the Group’s affiliates entered into an agreement with Dow to terminate the Latex JV Option Agreement, Dow’s rights to the option, and all other obligations thereunder, in exchange for a termination payment of $32.5 million. This termination payment was made on May 30, 2014, and the termination of the Latex JV Option Agreement became effective as of such date. This termination payment was recorded as an expense within “Other expense (income), net” in the consolidated statements of operations for the year ended December 31, 2014.

In addition, the Group has transactions in the normal course of business with Dow and its affiliates. For the years ended December 31, 2014 and 2013, sales to Dow and its affiliated companies were approximately $343.8 million and $294.7 million, respectively. For the years ended December 31, 2014 and 2013, purchases (including MOSA and SSA services) from Dow and its affiliated companies were approximately $2,196.0 million and $2,336.5 million, respectively.

As of December 31, 2014 and 2013, receivables from Dow and its affiliated companies were approximately $18.7 million and $31.6 million, respectively, and are included in “Accounts receivable, net of allowance” in the consolidated balance sheets. As of December 31, 2014 and 2013, payables to Dow and its affiliated companies were approximately $156.9 million and $218.9 million, respectively, and are included in “Accounts payable” in the consolidated balance sheet.

In connection with the Acquisition, the Group entered into the Advisory Agreement wherein Bain Capital provides management and consulting services and financial and other advisory services to the Group. The Advisory Agreement terminated upon consummation of the Group’s IPO in June 2014 and pursuant to the terms of the Advisory Agreement, the Group paid $23.3 million of termination fees representing acceleration of the advisory fees for the remainder of the original term. The termination fee was paid in June 2014 using the proceeds from the IPO, and was recorded as an expense within “Selling, general and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2014. Bain Capital will continue to provide an immaterial level of ad hoc advisory services for the Group going forward. In conjunction with the above, we paid Bain Capital fees (including out-of-pocket expenses) of $2.4 million and $4.7 million for the years ended December 31, 2014 and 2013, respectively (excluding the termination fees noted above).

Bain Capital also provides advice pursuant to a 10-year Transaction Services Agreement with fees payable equaling 1% of the transaction value of each financing, acquisition or similar transaction. In connection with the IPO, Bain Capital received $2.2 million of transaction fees, which were deducted from “Additional paid-in-capital” in the consolidated balance sheets as of December 31, 2014 (see Note 12). Bain Capital also received fees of approximately $13.9 million related to the issuance of the Senior Notes and the amendment to the Senior Secured Credit Facility in January 2013, which were included in the financing fees capitalized and included in “Deferred charges and other assets” in the consolidated balance sheet (see Note 10 for further discussion).

Total fees incurred from Bain Capital for these management and transaction advisory services, including fees related to the Acquisition and the Group’s financing arrangements, were $27.9 million and $18.6 million, respectively, for the years ended December 31, 2014 and 2013.

NOTE 19—SEGMENTS

The Group operates four segments under two principal business units. The Emulsion Polymers business unit includes a Latex segment and a Synthetic Rubber segment. The Plastics business unit includes a Styrenics segment and an Engineered Polymers segment.

The Latex segment produces SB latex primarily for coated paper and packaging board, carpet and artificial turf backings, as well as a number of performance latex applications. The Synthetic Rubber segment produces synthetic rubber products used predominantly in tires, with additional applications in polymer modification and technical rubber goods, including conveyer and fan belts, hoses, seals and gaskets. The Styrenics and Engineered Polymers segments offer complementary plastics products with formulations developed for durable applications, such as consumer electronics, automotive and construction. Through these two segments, the Group provides a broad set of plastics product solutions to its customers.

	Emulsion Polymers		Plastics
For the year ended	Latex	Synthetic Rubber	Styrenics	Engineered Polymers	Corporate Unallocated	Total
December 31, 2014
Sales to external customers	$1,261,137	$633,983	$2,197,067	$1,035,774	$—	$5,127,961
Equity in earnings (losses) of unconsolidated affiliates	—	—	50,269	(2,520)	—	47,749
EBITDA(1)	93,962	136,985	87,496	5,754
Investment in unconsolidated affiliates	—	—	133,533	34,125	—	167,658
Depreciation and amortization	26,954	32,900	29,456	10,351	4,045	103,706

December 31, 2013
Sales to external customers	$1,341,424	$622,059	$2,305,434	$1,038,497	$—	$5,307,414
Equity in earnings (losses) of unconsolidated affiliates	—	—	39,447	(309)	—	39,138
EBITDA(1)	95,398	113,459	160,724	(9,058)
Investment in unconsolidated affiliates	—	—	118,263	37,624	—	155,887
Depreciation and amortization	26,092	28,937	28,956	7,375	3,836	95,196

(1)	Reconciliation of EBITDA to net loss is as follows:

	Year Ended December 31,
	2014	2013
Total segment EBITDA	$324,197	$360,523
Corporate unallocated	(143,181)	(133,658)
Less: Interest expense, net	124,923	132,038
Less: Provision for income taxes	19,719	21,849
Less: Depreciation and amortization	103,706	95,196

Net loss	$(67,332)	$(22,218)

Corporate unallocated includes corporate overhead costs, loss on extinguishment of long-term debt, and certain other income and expenses.

The primary measure of segment operating performance is EBITDA, which is defined as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Group’s core operating performance. EBITDA is useful for analytical purposes; however, it should not be considered an alternative to the Group’s reported GAAP results, as there are limitations in using such financial measures. Other companies in the industry may define EBITDA differently than the Group, and as a result, it may be difficult to use EBITDA, or similarly-named financial measures, that other companies may use to compare the performance of those companies to the Group’s performance.

Asset and capital expenditure information is not accounted for at the segment level and consequently is not reviewed or included with the Group’s internal management reporting. Therefore, the Group has not disclosed asset and capital expenditure information for each reportable segment.

The Group operates 34 manufacturing plants (which include a total of 81 production units) at 26 sites in 14 countries, inclusive of joint ventures and contract manufacturers. Sales are attributed to geographic areas based on the location where sales originated; long-lived assets are attributed to geographic areas based on asset location.

	Year Ended December 31,
	2014	2013
United States
Sales to external customers	$663,425	$665,801
Long-lived assets	65,329	73,932
Europe
Sales to external customers	$3,066,581	$3,186,659
Long-lived assets	383,311	431,494
Asia-Pacific
Sales to external customers	$1,196,163	$1,214,093
Long-lived assets	99,654	92,691
Rest of World
Sales to external customers	$201,792	$240,861
Long-lived assets	8,403	8,310
Total
Sales to external customers(1)	$5,127,961	$5,307,414
Long-lived assets(2)(3)	556,697	606,427

(1)	Sales to external customers in China represented approximately 8% of the total for each of the years ended December 31, 2014 and 2013. Sales to external customers in Germany represented approximately 12% and 11% of the total for the years ended December 31, 2014 and 2013, respectively. Sales to external customers in Hong Kong represented approximately 11% and 10% of the total for the years ended December 31, 2014 and 2013, respectively.
(2)	Long-lived assets in China represented approximately 6% and 4% of the total for the years ended December 31, 2014 and 2013, respectively. Long-lived assets in Germany represented approximately 43% and 44% of the total for the years ended December 31, 2014 and 2013, respectively. Long-lived assets in The Netherlands represented approximately 13% of the total for each of the years ended December 31, 2014 and 2013.
(3)	Long-lived assets consist of property, plant and equipment, net.

In October 2014, the Group announced that effective January 1, 2015, it will realign its business divisions, creating two new business groups called Performance Materials and Basic Plastics and Feedstocks. This new alignment will better reflect the nature of our businesses, grouping together businesses with similar strategies and aspirations, with the intention of accelerating growth in Performance Materials and optimizing profitability and cash generation in Basic Plastics and Feedstocks. The Performance Materials division will include the following reporting segments: Rubber, Latex and Performance Plastics (consisting of the Automotive and Consumer

Essential Markets businesses). The Basic Plastics and Feedstocks division will also represent a separate segment for reporting purposes and will include the following businesses: Styrenic Polymers (Polystyrene, ABS, SAN), Polycarbonate, and Styrene Monomer.

NOTE 20—RESTRUCTURING

Restructuring in Engineered Polymers Business

During the second quarter of 2014, the Group announced a restructuring within its Engineered Polymers business to exit the commodity market for polycarbonate in North America and to terminate existing arrangements with Dow regarding manufacturing services for the Group at Dow’s Freeport, Texas facility (the “Freeport facility”). The Group also entered into a new long-term supply contract with a third party to supply polycarbonate in North America. These revised arrangements became operational in the fourth quarter of 2014. In addition, the Group has executed revised supply contracts for certain raw materials that are processed at its polycarbonate manufacturing facility in Stade, Germany, which took effect January 1, 2015. These revised agreements are expected to facilitate improvements in future results of operations for the Engineered Polymers segment. Production at the Freeport facility ceased as of September 30, 2014, and decommissioning and demolition began thereafter and is expected to be completed in 2015.

For the year ended December 31, 2014, the Group recorded restructuring charges of $3.5 million relating to the accelerated depreciation of the related assets at the Freeport facility and $6.6 million in charges for the reimbursement of decommissioning and demolition costs incurred by Dow (of which $4.2 million remained accrued within “Accounts payable” on the consolidated balance sheet as of December 31, 2014). These charges were included in “Selling, general and administrative expenses” in the consolidated statements of operations, and were allocated entirely to the Engineered Polymers segment. In accordance with the relevant termination agreement, these reimbursement costs to Dow are not to exceed $7.0 million in total.

Altona Plant Shutdown

In July 2013, the Group’s board of directors approved the plan to close the Group’s latex manufacturing facility in Altona, Australia. This restructuring plan was a strategic business decision to improve the results of the overall Latex segment. The facility manufactured SB latex used in the carpet and paper markets. Production at the facility ceased in the third quarter of 2013, followed by decommissioning, with demolition throughout most of 2014.

As a result of the plant closure, the Group recorded restructuring charges of $10.8 million for the year ended December 31, 2013. These charges consisted of property, plant and equipment and other asset impairment charges, employee termination benefit charges, contract termination charges, and incurred decommissioning charges, of which approximately $4.8 million remained accrued on the Group’s consolidated balance sheet as of December 31, 2013.

For the year ended December 31, 2014, the Group recorded additional net restructuring charges of approximately $2.8 million, related primarily to incremental employee termination benefit charges, contract termination charges, and decommissioning costs. These charges were included in “Selling, general and administrative expenses” in the consolidated statements of operations, and were allocated entirely to the Latex segment. Of the remaining balance at December 31, 2014, $1.2 million is recorded in “Accrued expenses and other current liabilities” and $0.9 million is recorded in “Other noncurrent liabilities” in the consolidated balance sheet.

The following tables provide a rollforward of the liability balances associated with the Altona plant shutdown for the years ended December 31, 2013 and 2014, respectively:

	Balance at December 31, 2013	Expenses	Deductions(1)	Balance at December 31, 2014
Employee termination benefit charges	$1,408	$302	$(1,710)	$—
Contract termination charges	3,388	1,409	(2,669)	2,128
Other(2)	26	1,277	(1,303)	—

Total	$4,822	$2,988	$(5,682)	$2,128

	Balance at December 31, 2012	Expenses	Deductions(1)	Balance at December 31, 2013
Employee termination benefit charges	$—	$2,589	$(1,181)	$1,408
Contract termination charges	—	3,934	(546)	3,388
Other(2)	—	215	(189)	26

Total	$—	$6,738	$(1,916)	$4,822

(1)	Includes primarily payments made against the existing accrual, as well as immaterial impacts of foreign currency remeasurement.
(2)	Includes demolition and decommissioning charges incurred, primarily related to labor and third party service costs.

NOTE 21—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

	Currency Translation Adjustment, Net	Employee Benefits, Net	Total
Balance at December 31, 2012	62,807	(38,234)	24,573
Other comprehensive income (loss)	53,339	10,466	63,805
Balance at December 31, 2013	116,146	(27,768)	88,378
Other comprehensive income (loss)	(133,901)	(29,694)	(163,595)

Balance at December 31, 2014	$(17,755)	$(57,462)	$(75,217)

NOTE 22—EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (“basic EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average number of the Group’s common shares outstanding for the applicable period. Diluted earnings (loss) per share (“diluted EPS”) is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted EPS considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The following table presents EPS and diluted EPS for the years ended December 31, 2014 and 2013, respectively. These balances have been retroactively adjusted to give effect to the Group’s 1-for-436.69219 reverse stock split declared effective on May 30, 2014, discussed in Note 12.

	Year Ended December 31,
(in thousands, except per share data)	2014	2013
Earnings (losses):
Net loss available to common shareholders	$(67,332)	$(22,218)
Shares:
Weighted average common shares outstanding	43,476	37,270
Dilutive effect of restricted stock units*	—	—

Diluted weighted average shares outstanding	43,476	37,270

Income (loss) per share:
Loss per share—basic and diluted	$(1.55)	$(0.60)

*	Refer to Note 17 for discussion of restricted stock units granted in June 2014 to certain Group directors. As net loss was reported for the year ended December 31, 2014, potentially dilutive awards have not been included within the calculation of diluted EPS, as they would have an anti-dilutive effect.

NOTE 23—SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
2014
Net sales	$1,359,132		$1,340,935		$1,305,493		$1,122,401
Gross profit	98,629		92,410		68,236		38,046
Equity in earnings of unconsolidated affiliates	14,950		5,378		9,267		18,154
Operating Income	63,549		23,580	(1)	29,390		(4,035)
Income (loss) before income taxes	29,836		(39,171	)(1)	(6,460	)(2)	(31,818)
Net income (loss)	17,086		(44,621	)(1)	(10,110	)(2)	(29,687)
Income (loss) per share- basic and diluted	$0.46		$(1.15	)(1)	$(0.21	)(2)	$(0.61)

2013
Net sales	$1,391,585		$1,361,759		$1,308,959		$1,245,111
Gross profit	80,803		65,509		96,517		115,181
Equity in earnings of unconsolidated affiliates	2,799		8,929		15,215		12,195
Operating Income	37,142		19,664		57,960		65,524
Income (loss) before income taxes	(9,778	)(3)	(25,914)		10,937		24,386
Net income (loss)	(9,678	)(3)	(28,064)		4,936		10,588
Income (loss) per share- basic and diluted	$(0.26	)(3)	$(0.75)		$0.13		$0.28

(1)	Includes a charge of $23.3 million for fees paid to Bain Capital incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Group’s IPO in June 2014. Also includes a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement. See Note 18 to the consolidated financial statements for further discussion of these items.
(2)	Includes $7.4 million loss on extinguishment of debt related to the July 2014 redemption of $132.5 million in aggregate principal amount of the Senior Notes.
(3)	Includes $20.7 million loss on extinguishment of debt related to the January 2013 amendment of our Senior Secured Credit Facility and repayment of Term Loans.

NOTE 24—SUBSEQUENT EVENTS

The Group has evaluated significant events and transactions that occurred after the balance sheet date through the date of this report and determined that there were no events or transactions that would require recognition or disclosure in our consolidated financial statements for the period ended December 31, 2014.

NOTE 25—INTERNATIONAL FINANCIAL REPORTING STANDARDS RECONCILIATION AND ADDITIONAL DISCLOSURE

The consolidated financial statements of the Group have been prepared in accordance with GAAP, which differ in certain respects from International Financial Reporting Standards (“IFRS”) as adopted by the European Union.

The following tables summarize the principal adjustments, which reconcile net loss and shareholders’ equity of the Group under GAAP to the amounts that would have been reported had IFRS been applied:

	Year Ended December 31,
	2014	2013
Net loss under GAAP	$(67,332)	$(22,218)
Adjustments for:
Employee benefits (A)	16,366	15,006
Stock-based compensation (C)	1,680	(2,150)
Inventory (D)	(21,700)	(4,750)
Income taxes (E)	(444)	(481)
Tax effect of pre-tax adjustments (F)	4,223	(646)

Net loss under IFRS	$(67,207)	$(15,239)

	Year Ended December 31,
	2014	2013
Total shareholders’ equity under GAAP	$320,444	$343,202
Adjustments for:
Employee benefits (A)	1,173	(2,361)
Goodwill (B)	5,642	6,389
Inventory (D)	(4,150)	17,550
Income taxes (E)	171	615
Tax effect of pre-tax adjustments (F)	(3,793)	(8,016)

Total shareholders’ equity under IFRS	$319,487	$357,379

(A) Employee benefits

A summary of the differences related to employee benefit accounting and the related impact to net loss and shareholders’ equity is shown below:

	Net Income for the Year Ended December 31, 2014	Shareholders’ Equity as of December 31, 2014	Net Income for the Year Ended December 31, 2013	Shareholders’ Equity as of December 31, 2013
Discount rate used to compute benefit obligation (i)	$—	$—	$696	$—
Recognition of prior service credit, net (ii)	11,806	—	11,273	—

	Net Income for the Year Ended December 31, 2014	Shareholders’ Equity as of December 31, 2014	Net Income for the Year Ended December 31, 2013	Shareholders’ Equity as of December 31, 2013
Settlements and curtailments (iii)	$1,753	$—
Recognition of actuarial gain (loss) in other comprehensive income (i), (iv)	2,807	5,480	$3,037	$1,112
Cash surrender value adjustment (v)	—	(4,307)	—	(3,473)

Total employee benefits adjustment	$16,366	$1,173	$15,006	$(2,361)

(i)	In determining the discount rate used to compute the benefit obligation for our Swiss plan under GAAP in prior years, the Group used a nominal yield based on government bond yields plus a spread, as it was determined there was no broader market in Switzerland for high quality corporate bonds. However, under IFRS, the use of a spread above government bond yields is not allowed. This adjustment increased opening balance sheet employee benefit obligations by $5.7 million. This adjustment also decreased net loss by $0.7 million and increased other comprehensive income by less than $0.1 million for the year ended December 31, 2013. The other comprehensive income (loss) impact represents foreign currency translation gain from measuring the additional benefit obligation from functional currency to reporting currency.

In calculating the benefit obligation of our Swiss plan as of December 31, 2013, Styron did not apply this spread under GAAP as the market was determined to be broad enough to support high quality corporate bonds and therefore, no difference was created between the GAAP and IFRS benefit obligation and funded status as of December 31, 2013. As a result, the previously recognized difference in shareholders’ equity of $7.7 million and the 2013 current year differences of $0.7 million were reversed to decrease other comprehensive loss, with an adjustment included in actuarial gain (loss). In 2014, the market continued to be broad enough to support high quality corporate bonds, and therefore the discount rate applied under GAAP is appropriate for use under IFRS, creating no difference in the defined benefit obligation for the period, and no impacts to net loss or shareholders’ equity.

(ii)	The Group participated in the Dow defined benefit pension plan in Belgium until June 30, 2011. Effective July 1, 2011, the Group separated from the Dow Plan and established a new Styron plan (the “plan amendment”). The new Styron plan is closed and includes only eligible employees who transferred from Dow as of June 17, 2010. Under GAAP, approximately $2.5 million of prior service cost was recognized in other comprehensive income at the date of the adoption of the plan amendment and will be amortized into income over the applicable remaining service period. Under IFRS, the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to increase other comprehensive income (loss) in shareholders’ equity by $2.0 million and $2.2 million as of December 31, 2014 and 2013, respectively, and to decrease net loss by $0.2 million and $0.1 million for the years ended December 31, 2014 and 2013, respectively.

As discussed in Note 16 to the consolidated financial statements, the Group’s Affiliation Agreements with Dow ended on December 31, 2012. Effective January 1, 2013, all remaining employees of the Group who were previously participants of the Dow Plans in Switzerland and The Netherlands and their related benefit obligation and plan assets in the Dow Plans transferred to the Successor Plans. As a result of the transfer, under GAAP, the Group recognized prior service credits of approximately $11.9 million, net of amortization, in other comprehensive income during the year ended December 31, 2013, which will be amortized into income over the applicable remaining service period. Under IFRS, the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to decrease other comprehensive income (loss) in shareholders’ equity by $10.7 million and $11.9 million for the years ended December 31, 2014 and 2013, respectively, and decrease (increase) net loss by $(1.2) million and $11.9 million for the years ended December 31, 2014 and 2013, respectively.

During 2013, the Group adopted a new post-retirement benefit plan in the United States (“U.S. OPEB plan”) to provide certain health care and life insurance benefits to Dow heritage U.S. employees that transferred to Styron. As a result, under GAAP, the Group recorded approximately $0.7 million of prior service cost due this plan amendment for the year ended December 31, 2013, which will be amortized into income over the applicable remaining service period. Under IFRS, the U.S. OPEB plan is treated as a plan amendment and therefore the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to increase other comprehensive income (loss) in shareholders’ equity and by $0.6 million and $0.7 million for the years ended December 31, 2014 and 2013, respectively, and decrease (increase) net loss by $0.1 million and $(0.7) million for the years ended December 31, 2014 and 2013, respectively.

Also noted in Note 16 to the consolidated financial statements, during 2014 an adjustment was made to Group’s pension plan in The Netherlands to reflect the introduction of a salary cap and lower accrual rate on pension benefits as a result of tax law changes effective January 1, 2015. Under GAAP, this change resulted in an adjustment to prior service credit in other comprehensive income (loss) as of December 31, 2014 of $12.7 million, which will be amortized into income over the applicable remaining service period. Under IFRS, the tax law changes are treated as plan amendments, and therefore, the impact of these changes is recognized immediately in the statement of operations. As a result, an adjustment was made to increase other comprehensive loss in shareholders’ equity and decrease net loss by $12.7 million for the year ended December 31, 2014.

Prior service credit (cost) adjustments did not create shareholders’ equity differences as the adjustments were between other comprehensive income and retained deficit which are both components of shareholders’ equity.

(iii)	In 2014, under GAAP, a settlement loss of $1.5 million was recognized under the Group’s pension plan in Switzerland due to the departure of employees. Under IFRS, these settlements are treated as part of the normal operating procedures of the plan; therefore, settlement accounting does not apply. As a result, an adjustment was made to increase other comprehensive loss in shareholders’ equity and decrease net loss by $1.5 million for the year ended December 31, 2014.

Also in 2014, under GAAP the Group recorded a $1.5 million curtailment gain due to the cessation of postretirement medical benefits in The Netherlands, effective January 1, 2015. While this event also met the definition of curtailment under IFRS, the curtailment gain under IFRS did not include $0.2 million of actuarial net loss as this component of other comprehensive income is not reclassified to profit or loss. As a result, an adjustment was made to increase other comprehensive loss in shareholders’ equity and decrease net loss by $0.2 million for the year ended December 31, 2014.

(iv)	In 2013, the Group adopted IAS 19 revised, with retrospective application. The adoption resulted in the following differences between GAAP and IFRS for 2013 and 2014:

•	Actuarial gains and losses: Actuarial gains and losses or remeasurements are recognized immediately in other comprehensive income with no option to recognize gains and losses in net income (loss). As a result of this difference, an adjustment was made to decrease other comprehensive loss and net loss by $ 2.7 million and $3.1 million for the years ended December 31, 2014 and 2013, respectively.

•	Expected return on plan assets: Companies are not permitted to use a calculated value of plan assets in the determination of expected return on plan assets. Net interest expense or income is calculated by applying the discount rate to the defined benefit asset or liability of the plan. As a result of this difference, an adjustment was made to increase other comprehensive loss and net loss by $0.1 million for the year ended December 31, 2013 and to increase other comprehensive loss and decrease net loss by $0.1 million for the year ended December 31, 2014.

(v)	Certain of the Group’s plan asset fair values were determined using cash surrender values provided under the insurance contracts which took effect on January 1, 2013. The resulting change in the fair value of plan assets due to the use of cash surrender values under GAAP was included as “return on plan assets” with a corresponding remeasurement adjustment in other comprehensive income. Under IFRS, the use of the cash surrender value is generally inappropriate. The fair value of insurance contracts should be estimated using a discounted cash flow model with a discount rate that reflects the associated risk and the expected maturity date or expected disposal date of the assets, or at the present value of the related obligations for qualifying insurance contracts that exactly match the amount and timing of some or all of the benefits payable under the plan. As a result, adjustments were made to decrease benefit obligation and increase other comprehensive loss in shareholders’ equity by $4.3 million and $3.5 million for the years ended December 31, 2014 and 2013, respectively.

(B) Goodwill

The increase in additional employee benefit obligations on the opening balance sheet date (see note A above) resulted in recognition of additional goodwill of $5.2 million which represents the net of additional benefit obligations of $5.7 million less related tax effect of $0.5 million. The resulting increases to goodwill and shareholders’ equity for the periods ended December 31, 2014 and 2013 were due to cumulative translation adjustments.

(C) Stock-based compensation

Historically, under GAAP, the Group has not recorded compensation expense related to performance-based restricted stock awards as the likelihood of achieving the performance condition (e.g., a change in control or IPO) was not deemed to be probable. Under GAAP, a change in control or IPO is not deemed to be probable until it occurs. Under IFRS, however, the event is considered probable if there is a greater than 50% probability of occurrence. In prior years, under IFRS, the Group concluded that a change in control or IPO was probable and therefore recognized expense related to performance-based awards of $2.3 million for the year ended December 31, 2013.

As discussed in Note 17 to the consolidated financial statements, on June 10, 2014, prior to the completion of the IPO, the outstanding performance-based restricted stock awards were modified to remove the performance-based vesting condition related to the achievement of certain investment returns (while maintaining the requirement for a change in control or IPO). This modification also changed the time-based vesting requirement associated with such shares to provide that the majority of such shares will now vest on June 30, 2017, subject to the holder remaining continuously employed by the Group through such date. These awards are henceforth described as the modified time-based restricted stock awards (see Note 17 for further details).

On June 17, 2014, with the completion of the IPO, the remaining performance condition associated with the modified time-based restricted stock awards was achieved. As a result, under GAAP, the Group began to recognize compensation expense on these awards, totaling $2.5 million for the year ended December 31, 2014. As noted above, under IFRS, the Group has been recording expense since inception of the awards. IFRS 2 states that upon modification, the fair value of the award immediately before and after the modification must be evaluated, with incremental fair value being assigned to the award and expensed in conjunction with the services received under the condition of the award. If the fair value after modification is less than before, under IFRS the entity must record at least the fair value of the original award as expense. The Group applied this guidance along with all other current year activity, including forfeitures driven by the termination of certain employees which resulted in the reversal of previously recorded expense.

Under IFRS, the total compensation expense for the year ended December 31, 2014 is calculated as $0.8 million, $1.7 million less than the $2.5 million recorded under GAAP. As a result, an adjustment was made to decrease net loss by $1.7 million for the year ended December 31, 2014.

(D) Equity method accounting—Inventory

AmSty, an equity method investee, utilizes the Last-in, First-out (“LIFO”) method for determining inventory cost. The LIFO method is not a recognized method of inventory costing under IFRS. The impact of adjusting from the LIFO to FIFO method of accounting under IFRS is an increase to net loss and a decrease to shareholders’ equity of $21.7 million and $4.8 million for the years ended December 31, 2014 and 2013, respectively. The cumulative impact of these adjustments on shareholders’ equity is a $4.2 million decrease and $17.6 million increase as of December 31, 2014 and 2013, respectively.

(E) Income taxes

Under GAAP, deferred taxes are not recognized on nonmonetary assets for differences arising from the remeasurement from local currency to functional currency using historical exchange rates. Under IFRS, however, deferred taxes are provided for differences arising from remeasurement from local currency to functional currency or from the functional currency to reporting currency. The impact of adjusting the deferred tax accounts for functional currency remeasurement is an increase in tax expense with a corresponding increase in net loss of $0.9 million for the year ended December 31, 2014, and an increase in tax expense with a corresponding increase in net loss of $0.7 million for the year ended December 31, 2013.

GAAP requires that taxes paid by the seller on intercompany profits be deferred and recognized upon sale to a third party. Under IFRS, however, deferred taxes on intercompany profits in ending inventory are recognized based on the purchasing entity’s statutory tax rate. The impact of recording deferred taxes using the purchasing entity’s statutory tax rate rather than the selling entity’s is a decrease in net income tax expense with a corresponding decrease in net loss of $0.4 million for the year ended December 31, 2014, and a decrease in income tax expense with a corresponding decrease in net loss of $0.2 million for the year ended December 31, 2013.

(F) Tax effect of pre-tax adjustments

The income tax effect of the pre-tax adjustments was calculated by applying the applicable statutory tax rate to each corresponding adjustment.

Statement of Cash Flows

The application of IFRS did not significantly impact the statement of cash flows as prepared under GAAP.

Recently Issued Accounting Guidance Under IFRS

In June 2011, the International Accounting Standards Board issued amendments to International Accounting Standards (“IAS”) 19, Employee Benefits, which targeted improvements in the areas of: a) recognition of changes in the net defined benefit liability (asset), b) plan amendments, curtailments and settlements, c) disclosures about defined benefit plans and d) accounting for termination benefits. The amendment is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. In 2013, the Group adopted IAS 19 revised with retrospective application. See (A) (iv) above for detailed discussion of the impact of this adoption.

NOTE 26—OTHER REQUIRED INFORMATION

Employees

Total employees by functional group consisted of the following:

	December 31,
	2014	2013
Manufacturing and engineering	1,380	1,354
Marketing and sales	123	116
Research and development	198	188
Finance	119	108
Human resources and other	359	357

Total	2,179	2,123

Fees Paid to Auditor

Total fees paid to the auditor are as follows:

	December 31,
	2014	2013
Audit	$4,600	$4,681
Audit related	265	60
Tax	3,885	4,056
Other	226	60

Total	$8,976	$8,857

Subsidiaries

A complete listing of subsidiaries with associated jurisdiction and share capital held as of December 31, 2014 is as follows:

Name	Jurisdiction	Share Capital Held
Styron Luxco S.à r.l.	Luxembourg	100%
Styron Holding S.à r.l.	Luxembourg	100%
Styron Investment Holdings Ireland	Ireland	100%
Trinseo Materials S.à r.l.	Luxembourg	100%
Trinseo Materials Operating S.C.A	Luxembourg	100%
Trinseo Finance Ireland	Ireland	100%
Styron Holding B.V.	The Netherlands	100%
Styron Suomi Oy	Finland	100%
Styron France S.A.S.	France	100%
Styron Spain, S.L.	Spain	100%
Styron Europe GmbH	Switzerland	100%
Styron Export GmbH	Switzerland	100%
Styron Canada ULC	Canada–Nova Scotia	100%
Styron Belgium BVBA	Belgium	100%
Styron Chile Comercial Limitada	Chile	100%
Styron de México S. de R.L. de C.V.	Mexico	100%
Styron Services de México, S. de R.L. de C.V.	Mexico	100%

Name	Jurisdiction	Share Capital Held
Styron Sverige AB	Sweden	100%
Styron Hellas M.EPE	Greece	100%
Styron UK Limited	UK	100%
Styron Kimya Ticaret Limited Sirketi	Turkey	100%
Styron Italia S.R.L.	Italy	100%
Styron do Brasil Comércio de Produtos Químicos Ltda.	Brazil	100%
Styron de Colombia Ltda.	Colombia	100%
Sumika Styron Polycarbonate Limited	Japan	50%
Styron Netherlands B.V.	The Netherlands	100%
Styron Deutschland GmbH	Germany	100%
Styron Deutschland Anlagengesellschaft mbH	Germany	100%
Styron Materials Ireland	Ireland	100%
Styron Holdings Asia Pte. Ltd.	Singapore	100%
Styron (Hong Kong) Limited	Hong Kong	100%
Styron Australia Pty. Ltd.	Australia	100%
Taiwan Styron Limited	Taiwan	100%
Styron Korea Ltd.	Korea	100%
Styron Japan Y.K.	Japan	100%
Styron S/B Latex Zhangjiagang Company Limited	China	100%
SAL Petrochemical (Zhangjiagang) Company Limited	China	100%
Styron Singapore Pte. Ltd.	Singapore	100%
PT Styron Indonesia	Indonesia	100%
Styron India Trading Private Limited	India	100%
Styron Finance Luxembourg S.à r.l.	Luxembourg	100%
Trinseo Materials Finance, Inc.	Delaware	100%
Styron U.S. Holding, Inc.	Delaware	100%
Styron LLC	Delaware	100%
Americas Styrenics LLC	Delaware	50%
Trinseo U.S. Receivables Company SPV LLC	Delaware	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Group as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto, included elsewhere within this report. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere within this report.

Unless otherwise indicated or the context otherwise requires, the terms “Trinseo,” “we,” “us,” “our,” “our Group” and “our business” refer to Trinseo S.A. together with its consolidated subsidiaries. Prior to our formation, our businesses were wholly owned by The Dow Chemical Company. We refer to our predecessor businesses as “the Styron business.” On June 17, 2010, investment funds advised or managed by Bain Capital Partners, LLC acquired the Styron business, and Dow Europe Holding B.V., which we refer to as “Dow Europe,” or, together with other affiliates of The Dow Chemical Company, “Dow,” retained an ownership interest in the Styron business through an indirect ownership interest in us. We refer to this transaction as the “Acquisition.”

Overview

We are a leading global materials company engaged in the manufacture and marketing of emulsion polymers and plastics, including various specialty and technologically differentiated products. We have leading market positions in many of the markets in which we compete. We believe we have developed these strong market positions due to our technological differentiation, diverse global manufacturing base, long-standing customer relationships, commitment to sustainable solutions and competitive cost positions. We believe that growth in overall consumer spending and construction activity, increased demand in the automotive industry for higher fuel efficiency and lighter-weight materials, and improving living standards in emerging markets will result in growth in the global markets in which we compete. In addition, we believe our increasing business presence in developing regions such as China, Southeast Asia, Latin America and Eastern Europe further enhances our prospects.

We develop emulsion polymers and plastics products that are incorporated into a wide range of our customers’ products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food service packaging, appliances, medical devices, consumer electronics and construction applications, among others. We seek to regularly develop new and improved products and processes, supported by our strong patent portfolio, designed to enhance our customers’ product offerings. We have long-standing relationships with a diverse base of global customers, many of whom are leaders in their markets and rely on us for formulation, technological differentiation, and compounding expertise to find sustainable solutions for their businesses. Many of our products represent only a small portion of a finished product’s production costs, but provide critical functionality to the finished product and are often specifically developed to customer specifications. We believe these product traits result in substantial customer loyalty for our products.

We operate in four reporting segments under two business units. Our Emulsion Polymers business unit includes our Latex reporting segment and our Synthetic Rubber reporting segment. Our Plastics business unit includes our Styrenics reporting segment and our Engineered Polymers reporting segment. In October 2014, we announced that, effective January 1, 2015, we will be changing our four reporting segments to Latex, Synthetic Rubber,

Performance Plastics (including compounds and blends and polypropylene compounds), and Basic Plastics and Feedstocks (including polystyrene, ABS, SAN, and PC).

We have significant manufacturing and production operations around the world, which allows us to serve our global customer base. As of December 31, 2014, our production facilities included 34 manufacturing plants (which included a total of 81 production units) at 26 sites across 14 countries, including joint ventures and contract manufacturers. Our manufacturing locations include sites in high-growth emerging markets such as China, Indonesia and Brazil. Additionally, as of December 31, 2014 we operated 11 R&D facilities globally, including mini plants, development centers and pilot coaters, which we believe are critical to our global presence and innovation capabilities.

For the years ended December 31, 2014 and 2013, we generated approximately $5.1 billion in net sales and $67.3 million in net losses, and $5.3 billion in net sales and $22.2 million in net losses, respectively.

Industry Trends

We believe demand for our products is strongly correlated to growth in our customers’ end markets, which are expected to grow along with anticipated rising gross domestic product and industrial production. We believe growth in our markets is supported by improving living standards in emerging markets, the globalization of automotive platforms, improving fuel efficiency and the increasing demand for light-weight materials and upgraded automotive interior materials as well as wide-spread growth in the need for high performance lightweight materials for the electronics industry. We believe we are well-positioned to take advantage of these trends. For example, improving living standards are driving demand for coated paper in emerging markets, particularly in China. We have a leading SB latex position in China. As another example, we are following our current automotive customers to emerging markets with plans to supply them locally as part of their strategy to globalize automotive car platforms. In addition, in synthetic rubber, increasing fuel efficiency regulation is driving demand for SSBR, a key material for high-performance tires. We have a leading European market position in advanced SSBR, and have recently expanded capacity at our Schkopau, Germany facility.

We believe our business will continue to benefit from improving market dynamics in our industry. Over the last few years, companies have rationalized higher-cost capacity in many of our key product lines and there have been a number of consolidation activities, both in emulsion polymers and in plastics. We believe that our markets will continue to experience a long-term trend towards consolidation which will create opportunities for our business given our scale and geographic reach. Developments in the market for certain of our raw materials have a substantial impact on our business.

2014 Highlights

In February 2014, the Group announced plans to add an additional 25 kMT of SB latex capacity at our facility in Zhangjiagang, China, which we expect to become operational in the second quarter of 2015 and will represent a 33% increase in our SB latex capacity in China. This expansion will allow us to capitalize on the expected growth in demand for latex in China’s paper and paperboard industry, forecast to grow in the next five years.

In March 2014, the Group entered into an agreement with material supplier JSR to acquire its current production capacity rights at the Group’s rubber production facility in Schkopau, Germany for a purchase price of €19.0 million (approximately $26.1 million). Prior to this agreement, JSR held 50% of the capacity rights of one of the Group’s three SSBR production trains in Schkopau. As a result, effective March 31, 2014, the Group had full capacity rights to this production train, enabling us to increase our capabilities to serve the global tire market.

In April 2014, the Group completed the sale of a portion of our land at our manufacturing site in Livorno, Italy for a purchase price of €4.95 million (approximately $6.8 million). This sale had no significant impact on the ongoing operations of the Group, but provided an opportunity to generate additional cash flows for the Group.

Also in April 2014, the Group announced plans for the conversion of our Ni-PBR production train in Schkopau, Germany, to neodymium polybutadiene rubber (“Nd-PBR”), which we expect to be completed and operational in the fourth quarter of 2015. Nd-PBR is a synthetic rubber used mainly in the production of tires as well as in a variety of other applications such as industrial rubber goods and polymer modification. Nd-PBR in ultra-high performance tires allows for the increase of elasticity, endurance and durability which results in improved rolling resistance in tires. The Nd-PBR conversion will allow us to further grow our rubber business and broaden our product range.

On May 30, 2014, our affiliates entered into an agreement with Dow to terminate the Latex JV Option Agreement, eliminating Dow’s right to exercise their option, and all other obligations of the Group thereunder, in exchange for a termination payment thereon of $32.5 million.

During the second quarter of 2014, the Group announced a planned restructuring within our Engineered Polymers business to exit the commodity market for polycarbonate in North America and to terminate its existing arrangements with Dow regarding manufacturing services for the Group at Dow’s Freeport, Texas facility. The Group also entered into a new long-term supply contract with a third party to supply polycarbonate in North America. These revised arrangements became operational in the fourth quarter of 2014. In addition, the Group has executed revised supply contracts for certain raw materials that are processed at its polycarbonate manufacturing facility in Stade, Germany, which is expected to take effect beginning January 1, 2015. These revised agreements are expected to facilitate improvements in our future results of operations of our Engineered Polymers segment.

On June 17, 2014, the Group completed an initial public offering of 11,500,000 ordinary shares at a price of $19.00 per share, receiving cash proceeds of $203.2 million from this transaction, net of underwriting discounts. These net proceeds were primarily used by the Group in July 2014 to repay $132.5 million in aggregate principal amount of our 8.750% Senior Notes due 2019 at a call premium of 103%, together with accrued and unpaid interest thereon, along with certain related contract termination and offering expenses and general corporate purposes.

In October 2014, the Group announced that effective January 1, 2015, it will realign its business divisions, creating two new business groups called Performance Materials and Basic Plastics and Feedstocks. This new alignment better reflects the nature of our businesses, grouping together businesses with similar strategies and aspirations, with the intention of accelerating growth in Performance Materials and optimizing profitability and cash generation in Basic Plastics and Feedstocks. The Performance Materials division will include the following reporting segments: Rubber, Latex and Performance Plastics (consisting of the Automotive and Consumer Essential Markets businesses). The Basic Plastics and Feedstocks division will also represent a separate segment for reporting purposes and will include the following businesses: Styrenic Polymers (Polystyrene, ABS, SAN), Polycarbonate, and Styrene Monomer.

Factors Affecting Our Operating Results

The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Net Sales

We generate revenue from the sale of our products across all major geographic areas. Our net sales include total sales less estimates for returns and price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives.

Our overall net sales are generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	fluctuations in raw material input costs and our ability to pass those on to customers, including the effects of a generally 30 to 60-day delay (or greater) in changes to our product prices in our Latex segment, Synthetic Rubber segment, and parts of our Plastics division following changes to the relevant raw material prices affect our sales margins;

•	underlying growth in one or more of our core end markets, either worldwide or in particular geographies in which we operate;

•	changes in the level of competition faced by our products, including the substitution by customers of alternative products to ours and the launch of new products by competitors;

•	the type of products used within existing customer applications, or the development of new applications requiring products similar to ours;

•	the “mix” of products sold, including the proportion of new or improved products and their pricing relative to existing products;

•	changes in product sales prices (including volume discounts and cash discounts for prompt payment);

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in foreign exchange rates.

While the factors described above impact net sales in each of our segments, the impact of these factors can differ for each segment, as described below.

Cost of Sales

Our cost of sales consists principally of the following:

•	Production Materials Costs. The costs of the materials we use in production are the largest element of our overall cost of sales. We seek to use our substantial volumes and global geographic scope to obtain the most favorable terms we can, but our production material costs are affected by global and local market conditions.

•	Employee Costs. These employee costs include the salary costs and benefit charges for employees involved in our manufacturing operations. These costs generally increase on an aggregate basis as production volumes increase, but may decline as a percent of net sales as a result of economies of scale associated with higher production volumes.

•	Sustaining Engineering Activity Costs. These costs relate to modifications of existing products for use by new customers in familiar applications.

•	Depreciation and Amortization Expense. Property, plant, equipment and definite-lived intangible assets are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Property, plant and equipment, including leasehold interests, and intangible assets acquired through the Acquisition were recorded at fair value on the acquisition date, resulting in a new cost basis for accounting purposes.

•	Other. Our remaining cost of sales consists of:

•	customer-related development costs;

•	freight costs;

•	warehousing expenses;

•	purchasing costs; and

•	other general manufacturing expenses, such as expenses for utilities and energy consumption.

The main factors that influence our cost of sales as a percent of net sales include:

•	changes in the price of raw materials, and timing of corresponding price changes to our customers, which impact our sales margins;

•	production volumes;

•	the implementation of cost control measures aimed at improving productivity, reductions of fixed production costs, refinements in inventory management and purchasing cost of raw materials; and

•	the impact of FIFO method inventory treatment.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expense consists of all expenditures incurred in connection with the sale and marketing of our products, as well as administrative overhead costs, including:

•	salary and benefit costs for sales personnel and administrative staff, including stock-based compensation expense. Expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Expenses relating to administrative personnel generally do not increase or decrease directly with changes in sales volume;

•	other administrative expenses, including expenses related to logistics, information systems and legal and accounting services;

•	general advertising expenses;

•	research and development expenses; and

•	other selling expenses, such as expenses incurred in connection with travel and communications.

Changes in SG&A expense as a percent of net sales have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our administrative expense over higher sales;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve more intense sales activity before they are integrated into customer applications;

•	customer credit issues requiring increases to the allowance for doubtful accounts; and

•	the implementation of cost control measures aimed at improving productivity.

Interest Expense, Net

Interest expense, net consists primarily of interest expense on institutional borrowings and other financing obligations and changes in fair value of interest rate derivative instruments, when outstanding. Interest expense, net also includes the amortization of deferred financing fees and debt discount associated with our financing agreements offset by interest income primarily associated with cash-on-hand. Factors affecting interest expense include fluctuations in the market interest rate, our borrowing activities and our outstanding debt balances.

Provision for Income Taxes

We and our subsidiaries are subject to income tax in the various jurisdictions in which we operate. While the extent of our future tax liability is uncertain, the impact of acquisition accounting, changes to the debt and equity capitalization of our subsidiaries, and the realignment of the functions performed and risks assumed by the various subsidiaries are among the factors that will determine the future book and taxable income of the respective subsidiary and the Group as a whole.

Results of Operations

Results of Operations for the Years Ended December 31, 2014 and 2013

The tables below set forth our historical results of operations, and these results as a percentage of net sales for the periods indicated:

	Year Ended December 31,
(in millions)	2014	2013
Net sales	$5,128.0	$5,307.4
Cost of sales	4,830.6	4,949.4

Gross profit	297.4	358.0
Selling, general and administrative expenses	232.6	216.9
Equity in earnings of unconsolidated affiliates	47.7	39.1

Operating income	112.5	180.2
Interest expense, net	124.9	132.0
Loss on extinguishment of long-term debt	7.4	20.7
Other expense, net	27.8	27.9

Loss before income taxes	(47.6)	(0.4)
Provision for income taxes	19.7	21.8

Net loss	$(67.3)	$(22.2)

	Year Ended December 31,
	2014	2013
Net sales	100.0%	100.0%
Cost of sales	94.2%	93.3%

Gross profit	5.8%	6.7%
Selling, general and administrative expenses	4.5%	4.1%
Equity in earnings of unconsolidated affiliates	0.9%	0.7%

Operating income	2.2%	3.3%
Interest expense, net	2.4%	2.5%
Loss on extinguishment of long-term debt	0.1%	0.4%
Other expense, net	0.5%	0.5%

Loss before income taxes	(0.8)%	(0.1)%
Provision for income taxes	0.4%	0.4%

Net loss	(1.2)%	(0.5)%

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Net Sales

Net sales for 2014 decreased by $179.4 million, or 3.4%, to $5,128.0 million from $5,307.4 million in 2013. Of the 3.4% decrease in net sales, 4.3% was due to lower selling prices, which was partially offset by a favorable currency impact of approximately 0.3% as the U.S. dollar weakened compared to the euro and a 0.5% increase in sales volume driven by the Synthetic Rubber segment. The overall decrease in selling prices was primarily due to the pass through of lower butadiene costs to our customers in Latex and Synthetic Rubber and styrene monomer to our Styrenics and Latex customers.

Cost of Sales

Cost of sales for 2014 decreased by $118.8 million, or 2.4%, to $4,830.6 million from $4,949.4 million in 2013. Of the 2.4% decrease, 0.7% was attributable to lower prices for raw materials, primarily butadiene and styrene monomer, while an additional 2.0% decrease was due to volume mix, as we had a decrease in higher cost products partially offsetting the increase in lower cost products. These decreases were partially offset by an unfavorable currency impact of approximately 0.3% due to the weakening of the U.S. dollar compared to the euro.

Gross Profit

Gross profit for 2014 decreased by $60.6 million, or 16.9%, to $297.4 million from $358.0 million in 2013. The decrease was primarily attributable to lower margins in the Styrenics segment, driven by a reduction in the spread on styrene monomer production compared to the prior year. This decrease was partially offset by higher volume and margins in Synthetic Rubber.

Selling, General and Administrative Expenses

SG&A expenses for 2014 increased by $15.7 million, or 7.2%, to $232.6 million from $216.9 million in 2013. The increase in SG&A expenses was primarily due to $23.3 million in termination fees paid related to the Advisory Agreement with Bain Capital which terminated upon consummation of the initial public offering, or IPO, on June 17, 2014, and $10.1 million of accelerated depreciation and decommissioning charges incurred in connection with the restructuring of part of our Engineered Polymers business to exit the commodity market for polycarbonate in North America. These increases were partially offset by higher restructuring charges incurred during the year ended December 31, 2013 of approximately $10.8 million related to the shutdown of our latex facility in Altona, Australia compared to charges of $2.8 million in 2014 for this shutdown, as well as a non-recurring charge in 2013 of $9.2 million from the impairment of fixed assets at our polycarbonate manufacturing plant in Stade, Germany. Other offsetting decreases in expenses included incentive compensation and other normal operating costs. The above one-time charges are discussed in further detail in our notes to the consolidated financial statements.

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates for 2014 was $47.7 million compared to equity in earnings of $39.1 million for 2013. AmSty equity earnings increased to $50.3 million in 2014 from $39.4 million in 2013, due to stronger operating performance driven by improved market conditions. These increased earnings were offset by reductions in the equity earnings of Sumika Styron which decreased to equity in net losses of $2.5 million in 2014 from equity in net losses of $0.3 million in 2013.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2014 was $124.9 million compared to $132.0 million for the year ended December 31, 2013. The decrease of $7.1 million is primarily attributable to the redemption of $132.5 million in aggregate principal amount of the Senior Notes in July 2014 as well as lower average borrowings and outstanding principal balances on both the Revolving Facility and the Accounts Receivable Securitization Facility during the year ended December 31, 2014 compared to the year ended December 31, 2013.

Loss on Extinguishment of Long-Term Debt

Loss on extinguishment of long-term debt was $7.4 million for the year ended December 31, 2014, related to the redemption of $132.5 million in aggregate principal amount of the Senior Notes in July 2014, using proceeds from the Group’s IPO. This loss was comprised of a $4.0 million call premium and a $3.4 million write-off of related unamortized debt issuance costs.

Loss on extinguishment of debt was $20.7 million for the year ended December 31, 2013, related to the extinguishment of our $1,239.0 million Term Loans under our Senior Secured Credit Facility, which was comprised of the write-off of existing unamortized deferred financing fees and original issue discount attributable to the Term Loans totaling $14.4 million and $6.3 million, respectively.

Other Expense, net

Other expense, net for the year ended December 31, 2014 was $27.8 million, which included a $32.5 million payment made to Dow in connection with the termination of the Latex JV Option Agreement (see Note 18 in the consolidated financial statements), slightly offset by net foreign exchange transaction gains of $4.2 million and other income.

During the year ended December 31, 2014, the Group recorded foreign exchange transaction gains of $32.4 million primarily driven by the remeasurement of our euro denominated payables due to the strengthening of the U.S. dollar against the euro during the period. Separately, beginning in the third quarter of 2014, the Group entered into foreign exchange forward contracts and recorded related losses of approximately $28.2 million, largely offsetting the above described gains.

Other expense, net for the year ended December 31, 2013 was $27.9 million, which consisted primarily of a $4.2 million loss on the sale of our Styrenics expandable polystyrene (“EPS”) business and $18.9 million foreign exchange transaction losses primarily driven by the remeasurement of our euro payables to the U.S. dollar. The remaining other expenses, net include value-added taxes of approximately $2.5 million and other expenses.

Provision for Income Taxes

Provision for income taxes for 2014 totaled $19.7 million resulting in a negative effective tax rate of 41.4%. Provision for income taxes for 2013 totaled $21.8 million resulting in a negative effective tax rate of 5,921.0%.

The decrease in provision for income taxes was driven by a reduction in income before taxes, from $0.4 million of loss for the year ended December 31, 2013 to $47.6 million of loss for the year ended December 31, 2014. This decrease in the provision for income taxes was partially offset by a lower proportion of income before taxes attributable to non-U.S. jurisdictions, where the statutory income tax rate is lower than the U.S. statutory income tax rate.

Although the Group had losses before income taxes of $47.6 million for the year ended December 31, 2014, approximately $134.1 million of losses were generated primarily within our holding companies incorporated in Luxembourg, which did not provide a tax benefit to the Group and therefore unfavorably impacted the effective tax rate during the period. Included in these losses were non-deductible interest and stock-based compensation expenses, as well as certain one-time non-deductible expenses, such as a $32.5 million charge related to an agreement with Dow to terminate the Latex JV Option Agreement and approximately $18.6 million of fees related to the termination of the Advisory Agreement with Bain Capital (see Note 18 in the consolidated financial statements). Comparatively, the effective income tax rate for the year ended December 31, 2013 was impacted by losses of $97.2 million which were generated primarily in within our holding companies incorporated in Luxembourg, related to non-deductible interest and stock-based compensation expense.

Partially offsetting this unfavorable impact to the effective tax rate was a tax benefit recognized during the year ended December 31, 2014, as the Group effectively settled its 2010 and 2011 audits with the IRS and received a refund of $3.2 million in July 2014. As a result, the Group recorded a previously unrecognized tax benefit in the amount of $2.7 million, including penalties and interest, relating to its 2011 tax return filing. No similar tax benefits were recorded for the year ended December 31, 2013.

Liquidity and Capital Resources

Cash Flows

The table below summarizes our primary sources and uses of cash for the years ended December 31, 2014 and 2013. We have derived the summarized cash flow information from our audited financial statements.

	Year Ended December 31,
(in millions)	2014	2013
Net cash provided by (used in):
Operating activities	$117.2	$211.3
Investing activities	(92.6)	(33.4)
Financing activities	8.1	(220.2)
Effect of exchange rates on cash	(8.4)	2.4

Net change in cash and cash equivalents	$24.3	$(39.9)

Operating Activities

Net cash provided by operating activities during the year ended December 31, 2014 totaled $117.2 million, with net cash provided by operating assets and liabilities totaling $61.1 million. The most significant components of the changes in operating assets and liabilities for the year ended December 31, 2014 of $61.1 million was a decrease in accounts receivable of $68.5 million and a decrease in inventories of $22.6 million, offset by a decrease in other liabilities of $22.0 million. The decrease in accounts receivable is primarily due to lower sales and higher collections during the fourth quarter of 2014, compared to the fourth quarter of 2013, primarily driven by decreasing raw material prices. Our other liabilities decreased mainly due to reductions in normal operating costs. Our operating cash flow for the year ended December 31, 2014 was negatively impacted by two significant one-time cash payments in the second quarter of 2014 totaling approximately $55.8 million related to the termination of our Latex JV Option Agreement with Dow and our Advisory Agreement with Bain Capital. Refer to Note 18 of the consolidated financial statements for further discussion.

Net cash provided by operating activities during the year ended December 31, 2013 totaled $211.3 million, with net cash provided by operating assets and liabilities totaling $92.5 million. The most significant components of the changes in operating assets and liabilities for the year ended December 31, 2013 of $92.5 million were increases in accounts payable and other current liabilities of $15.0 million, and a decrease in inventory of $55.4 million. Increase in accounts payable and other current liabilities was mainly due to timing of payments in the normal course of business plus lesser interest payments in 2013 on the Senior Notes as interest payments are due semi-annually in August and February each year compared to interest on the Term Loans which were paid quarterly in the prior year. Decrease in inventory was due to lower raw materials prices during 2013, as well as a decrease in volumes compared to the fourth quarter of 2012, due to higher inventory volumes on hand at the end of 2012 resulting from our rubber capacity expansion project placed in operation in the fourth quarter of 2012. Additionally, in 2013 we received $22.5 million from our unconsolidated affiliate, AmSty, as a return on our investment. Overall, cash flow from operating activities was primarily driven by improvement in cash collection during the year and lesser cash outflow on purchases due to inventory build in 2012 and lower raw materials prices in 2013.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2014 totaled $92.6 million consisting primarily of capital expenditures of $98.6 million, of which approximately $26.1 million (€19.0 million) was related to the Group’s acquisition of production capacity rights from JSR at its rubber production facility in Schkopau, Germany. These investing activities were partially offset by cash proceeds of $6.3 million from the sale of a portion of land at our manufacturing site in Livorno, Italy.

Net cash used in investing activities for the year ended December 31, 2013 totaled $33.4 million, consisting primarily of capital expenditures of $54.8 million during the period, net of proceeds received from a government subsidy of $18.8 million related to our capital expansion project at our rubber facility in Schkopau, Germany. Also offsetting these capital expenditures were cash proceeds of $15.2 million received from the sale of our EPS business during the year as well as cash proceeds of $7.9 million released from restrictions related to our accounts receivable securitization facility. Refer to Note 3 of the consolidated financial statements for details on the EPS business divestiture.

Financing Activities

Net cash provided by financing activities during the year ended December 31, 2014 totaled $8.1 million. During the period, the Group completed the IPO of 11,500,000 ordinary shares at a price of $19.00 per share. As a result, the Group received net cash proceeds from the issuance of common stock of $198.1 million, which is net of underwriting discounts as well as advisory, accounting, and legal expenses directly related to the offering. In July 2014, using proceeds from the Group’s IPO, the Group redeemed $132.5 million in aggregate principal amount of the Senior Notes (see Note 12 of the consolidated financial statements for further details). In addition, we had net repayments of short-term borrowings of $56.9 million, which largely consisted of borrowings under our short-term revolving credit facility through our subsidiary in China. We also continue to utilize our Accounts Receivable Securitization Facility to fund our working capital requirements. For the year ended December 31, 2014, we had borrowings from our Accounts Receivable Securitization Facility of $308.6 million and repayments of $309.2 million, resulting in net repayments of $0.6 million due to changes in foreign currency exchange rates, as a portion of our borrowings under the Accounts Receivable Securitization Facility originate in euros.

Net cash used in financing activities during the year ended December 31, 2013 totaled $220.2 million. During the period, we repaid our outstanding Term Loans of $1,239.0 million using the proceeds from the issuance of $1,325.0 million in Senior Notes issued in January 2013. In connection with the issuance of the Senior Notes and the amendments to our Senior Secured Credit Facility and our Accounts Receivable Securitization Facility, we paid approximately $48.3 million of refinancing fees. In addition, during the period, we continued to utilize our Revolving Facility and our Accounts Receivable Securitization Facility to fund our working capital requirements. During the year ended December 31, 2013, our borrowings and repayments to our Revolving Facility were $405.0 million and $525.0 million, respectively, and we had net repayments to our Accounts Receivable Securitization Facility of $95.1 million.

Indebtedness and Liquidity

The following table outlines our outstanding indebtedness as of December 31, 2014 and December 31, 2013 and the associated interest expense, including amortization of deferred financing fees and debt discounts, and effective interest rates for such borrowings at December 31, 2014 and December 31, 2013. Note that the effective interest rates below exclude the impact of deferred financing fee amortization.

	As of and for the Year ended December 31, 2014			As of and for the Year Ended December 31, 2013
(dollars in millions)	Balance	Effective Interest Rate	Interest Expense	Balance	Effective Interest Rate	Interest Expense
Senior Secured Credit Facility
Term Loans	$—	n/a	$—	$—	n/a	$8.0
Revolving Facility	—	—	4.7	—	6.6%	5.7
Senior Notes	1,192.5	8.8%	116.2	1,325.0	8.8%	111.9
Accounts Receivable Securitization Facility	—	2.7%	4.3	—	3.1%	5.6
Other indebtedness	9.7	1.1%	0.1	11.4	1.6%	0.1

Total	$1,202.2		$125.3	$1,336.4		$131.3

Senior Secured Credit Facility

In January 2013, the Group amended its Senior Secured Credit Facility to, among other things, increase its Revolving Facility borrowing capacity from $240.0 million to $300.0 million, decrease the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin and the mandatory cost (as defined therein), if applicable), and extend the maturity date to January 2018. Concurrently, the Group repaid its then outstanding Term Loans of $1,239.0 million using the proceeds from its sale of $1,325.0 million aggregate principal amount of the 8.750% Senior Notes issued in January 2013.

This amendment replaced the Group’s total leverage ratio requirement with a first lien net leverage ratio (as defined under the amended agreement) and removed the interest coverage ratio requirement. If the outstanding balance on the Revolving Facility exceeds 25% of the $300.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million) at a quarter end, then the Group’s first lien net leverage ratio may not exceed 5.25 to 1.00 for the quarter ending March 31, 2013, 5.00 to 1.00 for the subsequent quarters through December 31, 2013, 4.50 to 1.00 for each of the quarters ending in 2014 and 4.25 to 1.00 for each of the quarters ending in 2015 and thereafter. As of December 31, 2014, the Group was in compliance with all debt covenant requirements under the Senior Secured Credit Facility.

There are no amounts outstanding under the Revolving Facility as of December 31, 2014. Available borrowings under the Revolving Facility totaled $293.3 million (net of $6.7 million of outstanding letters of credit) as of December 31, 2014.

Senior Notes

In January 2013, the Group issued $1,325.0 million 8.750% Senior Notes. Interest on the Senior Notes is payable semi-annually on February 1st and August 1st of each year, which commenced on August 1, 2013. The notes will mature on February 1, 2019, at which time the principal amounts then outstanding will be due and payable. The proceeds from the issuance of the Senior Notes were used to repay all of the Group’s outstanding Term Loans and related refinancing fees and expenses.

The Group may redeem all or part of the Senior Notes at any time prior to August 1, 2015 by paying a call premium, plus accrued and unpaid interest to the redemption date. The Group may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, the Group may redeem up to 35% of the original principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that the Group raises in certain equity offerings. The Group may also redeem, during any 12-month period commencing from the issue date until August 1, 2015, up to 10% of the original principal amount of the Senior Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In July 2014, using proceeds from the Group’s IPO (see Note 12 to the consolidated financial statements), the Group redeemed $132.5 million in aggregate principal amount of the Senior Notes, including a 103% call premium totaling $4.0 million, together with accrued and unpaid interest thereon of $5.2 million. As a result of this redemption, during the third quarter of 2014 the Group incurred a loss on the extinguishment of debt of approximately $7.4 million, which includes the above $4.0 million call premium and a $3.4 million write-off of related unamortized debt issuance costs. Pursuant to the Indenture, the Group may redeem another 10% of the original principal amount of the Senior Notes prior to August 1, 2015.

The Senior Notes rank equally in right of payment with all of the Group’s existing and future senior secured debt and pari passu with the Group and the Guarantors’ (as defined below) indebtedness that is secured by first-priority liens, including the Group’s Senior Secured Credit Facility (as defined above), to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Group’s existing and future subordinated debt. However, claims under the Senior Notes effectively rank behind the claims of holders of debt, including interest, under our Senior Secured Credit Facility in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. The Senior Notes are unconditionally guaranteed on a senior secured basis by each of our existing and future wholly-owned subsidiaries that guarantee our Senior Secured Credit Facility (other than our subsidiaries in France and Spain) (the “Guarantors”). The note guarantees rank equally in right of payment with all of the Guarantors’

existing and future senior secured debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The notes are structurally subordinated to all of the liabilities of each of our subsidiaries that do not guarantee the notes.

The indenture contains covenants that, among other things, limit the Group’s ability and the ability of the Group’s restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, subject to certain exceptions. If the Senior Notes are assigned an investment grade by the rating agencies and the Group is not in default, certain covenants will be suspended. If the ratings on the Senior Notes decline to below investment grade, the suspended covenants will be reinstated. As of December 31, 2014, the Group was in compliance with all debt covenant requirements under the indenture.

Accounts Receivable Securitization Facility

In August 2010, Styron Receivables Funding Ltd., which we refer to as Styron Funding, a variable interest entity in which we are the primary beneficiary, entered into an accounts receivable securitization facility with HSBC Bank Plc. The initial facility permitted borrowings by our Swiss subsidiary guarantor, Styron Europe GmbH, which we refer to as Styron Europe, of up to a total of $160.0 million. Under the facility, Styron Europe will sell its accounts receivable from time to time to Styron Funding. In turn, Styron Funding may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash. We have agreed to continue servicing the receivables for Styron Funding. Upon the sale of the interests in the accounts receivable by Styron Funding, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to our creditors or those of our subsidiaries.

In May 2011, the accounts receivable securitization facility was amended to allow for the expansion of the pool of eligible accounts receivable to include a previously excluded German subsidiary. In May 2013, we further amended the accounts receivable securitization facility, which increased our borrowing capacity from $160.0 million to $200.0 million, extended the maturity date to May 2016, lowered our borrowing cost, and allows for the expansion of the pool of eligible accounts receivable to include our previously not included U.S. and The Netherlands subsidiaries. As a result of the May 2013 amendment, in regards to outstanding borrowings, fixed interest charges decreased from 3.25% plus commercial paper rates to 2.60% plus variable commercial paper rates. In regards to available, but undrawn borrowings, fixed interest charges decreased from 1.50% to 1.40%.

As of December 31, 2014, there were no amounts outstanding under the Accounts Receivable Securitization Facility, with approximately $136.1 million of accounts receivable available to support this facility, based on the pool of eligible accounts receivable.

Other indebtedness

As of December 31, 2014, we had $7.6 million of outstanding borrowings under our short-term revolving credit facility through our subsidiary in China that provides for up to $15.0 million of uncommitted funds available for borrowings, subject to the availability of collateral. The facility is subject to annual renewal.

Our Senior Secured Credit Facility limits our foreign working capital facilities to an aggregate principal amount of $75.0 million and further limits our foreign working capital facilities in certain jurisdictions in Asia, including China, to an aggregate principal amount of $25.0 million, except as otherwise permitted by the Senior Secured Credit Facility.

Derivative Instruments

Foreign Exchange Forward Contracts

Certain subsidiaries have assets and liabilities denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. Our principal strategy in managing exposure to changes in foreign currency exchange rates is to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding assets of the same currency such that any changes in liabilities due to fluctuations in exchange rates are offset by changes in their corresponding foreign currency assets. In order to further reduce our exposure, the Group also uses foreign exchange forward contracts to economically hedge the impact of the variability in exchange rates on our assets and liabilities denominated in certain foreign currencies. These derivative contracts are not designated for hedge accounting treatment. The Group does not hold or enter into financial instruments for trading or speculative purposes.

During 2012, the Group entered into foreign exchange forward contracts with a notional U.S. dollar equivalent amount of $82.0 million. These contracts were settled in February and May 2013 and no contracts were outstanding as of December 31, 2013. The Group recognized losses of $0.6 million during the year ended December 31, 2013 related to these contracts.

Beginning in the third quarter of 2014, the Group began to enter into various foreign exchange forward contracts, each with an original maturity of less than three months, and has continued with this program through the end of the year. As of December 31, 2014, the Group had open foreign exchange forward contracts with a net notional U.S. dollar equivalent of $102.5 million. The fair value of open foreign exchange forward contracts amounted to $4.9 million of net unrealized losses and $0.3 million of net unrealized gains as of December 31, 2014, which were recorded in “Accounts payable” and “Accounts receivable, net of allowance”, respectively, in the consolidated balance sheets.

As these foreign exchange forward contracts are not designated for hedge accounting treatment, changes in the fair value of underlying instruments are recognized in “Other expense (income), net” in the consolidated statements of operations. The Group recorded losses from settlements and changes in the fair value of outstanding forward contracts of $28.2 million during the year ended December 31, 2014. These losses largely offset net foreign exchange transaction gains of $32.4 million during the year which resulted from the remeasurement of the Group’s foreign currency denominated assets and liabilities. The cash settlements of these forward exchange forward contracts are included within operating activities in the consolidated statements of cash flows.

Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. We are also exposed to changes in the prices of certain commodities that we use in production. Changes in these rates and commodity prices may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by using valuation models whose inputs are derived using market observable inputs, including interest rate yield curves, as well as foreign exchange and commodity spot and forward rates, and reflects the asset or liability position as of the end of each reporting period. When the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

Given the leveraged nature of the Group, we have exposure to changes in interest rates. From time to time, we may execute a variety of interest rate derivative instruments to manage interest rate risk. No interest rate caps were outstanding as of December 31, 2013 or 2014.

In January 2013, we amended our Senior Secured Credit Facility to decrease the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin plus the mandatory cost (as defined therein), if applicable). The Senior Notes that we issued in January 2013 carry a fixed interest rate of 8.750%.

During 2013, we had borrowings under the Revolving Facility, on which we incurred interest charges subject to the rates discussed above. Based on the weighted-average outstanding borrowings under the Revolving Facility throughout the year ended December 31, 2013, an increase of 100 basis points in the LIBO rate would have resulted in approximately $0.2 million of additional interest expense for the period. As of December 31, 2013, we had no variable rate debt issued under our Senior Secured Credit Facility, including no amounts outstanding under the Revolving Facility. This remained true throughout the year ended December 31, 2014, during which we did not have any borrowings under the Revolving Facility. Therefore, we had no variable rate debt issued and no related variable interest incurred during the year ended December 31, 2014.

Our Accounts Receivable Securitization Facility is subject to interest charges against both the amount of outstanding borrowings as well as the amount of available, but undrawn commitments under the Accounts Receivable Securitization Facility. In regards to outstanding borrowings on the Accounts Receivable Securitization Facility, fixed interest charges are 2.6% plus variable commercial paper rates which vary by month and by currency as outstanding Account Receivable Securitization Facility balances can be denominated in euro and U.S. dollar. In regards to available, but undrawn commitments under the Accounts Receivable Securitization Facility, fixed interest charges are 1.4%. Based on the weighted-average outstanding borrowings under the Accounts Receivable Securitization Facility throughout the year ended December 31, 2014, an increase of 100 basis points in variable commercial paper rates would have resulted in approximately $0.1 million of additional interest expense for the period. As of December 31, 2014, there were no outstanding borrowings and there was $136.1 million of availability under the Accounts Receivable Securitization Facility.

Foreign Currency Risks

Certain subsidiaries have assets and liabilities denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. Our principal strategy in managing exposure to changes in foreign currency exchange rates is to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding assets of the same currency such that any changes in liabilities due to fluctuations in exchange rates are offset by changes in their corresponding foreign currency assets. In order to further reduce our exposure, we also uses foreign exchange forward contracts to economically hedge the impact of the variability in exchange rates on our assets and liabilities denominated in certain foreign currencies. These derivative contracts are not designated for hedge accounting treatment. As of December 31, 2013, we had no open foreign exchange forward contracts while as of December 31, 2014, we had open foreign exchange forward contracts with a net notional U.S. dollar equivalent of $102.5 million, the fair value of which amounted to $4.9 million of net unrealized losses and $0.3 million of net unrealized gains.

Our foreign currency exposures include the euro, Swiss franc, Chinese yuan, Indonesian rupiah, British pound, Japanese yen, Brazilian real and Swedish krona. The primary foreign currency exposure relates to the U.S. dollar to euro exchange rate.

We have legal entities consolidated in our financial statements that have functional currencies other than U.S. dollar, our reporting currency. As a result of currencies fluctuating against the U.S. dollar, currency translation gains and losses are recorded in other comprehensive income primarily as a result of the remeasurement of our euro functional legal entities as of December 31, 2014 and December 31, 2013.

Commodity Price Risk

We purchase certain raw materials such as benzene, ethylene, butadiene, BPA and styrene under short- and long-term supply contracts. The purchase prices are generally determined based on prevailing market conditions. Changing raw material and energy prices have had material impacts on our earnings and cash flows in the past and will likely continue to have significant impacts on our earnings and cash flows in future periods.

We do not currently enter into derivative financial instruments for trading or speculative purposes to manage our commodity price risk relating to our raw material contracts. In the future, it is possible we will enter into derivative financial instruments to manage our commodity risk relating to our raw material contracts.

Subsequent Events

The Group has evaluated significant events and transactions that occurred after the balance sheet date through the date of this report and determined that there were no events or transactions that would require recognition or disclosure in our consolidated financial statements for the period ended December 31, 2014.

Risks Associated with Our Group

The nature of the Group’s industry and business environment involves a significant degree of risk. These risks include, among others:

•	our operating results and financial condition may be adversely affected by global economic conditions;

•	increases in raw material prices and disruptions in the availability of raw materials may adversely affect our financial condition and results of operations; and

•	our substantial indebtedness could adversely affect our financial condition and our ability to operate our business.

If any of the aforementioned risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected.

Share Capital Ownership

The Group did not hold any of its own shares as of December 31, 2014 and 2013.

Trinseo S.A.      Luxembourg, April 15, 2015

represented by its general partner, Bain Capital Everest Manger S.à r.l.

/s/ Aurélien Vasseur	/s/ Christopher D. Pappas
Aurélien Vasseur	Christopher D. Pappas
Manager	Manager

Audit Report

To the Shareholders of

Trinseo S.A.

We have audited the accompanying annual accounts of Trinseo S.A., which comprise the balance sheet as at 31 December 2014, the profit and loss account for the year then ended and a summary of significant accounting policies and other explanatory information.

Board of Directors’ responsibility for the annual accounts

The Board of Directors is responsible for the preparation and fair presentation of these annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts, and for such internal control as the Board of Directors determines is necessary to enable the preparation of annual accounts that are free from material misstatement, whether due to fraud or error.

Responsibility of the “Réviseur d’entreprises agréé”

Our responsibility is to express an opinion on these annual accounts based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the annual accounts are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the annual accounts. The procedures selected depend on the judgment of the “Réviseur d’entreprises agréé” including the assessment of the risks of material misstatement of the annual account, whether due to fraud or error. In making those risk assessments, the “Réviseur d’entreprises agréé” considers internal control relevant to the entity’s preparation and fair presentation of the annual accounts in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors, as well as evaluating the overall presentation of the annual accounts.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the annual accounts give a true and fair view of the financial position of Trinseo S.A. as of 31 December 2014, and of the results of its operations for the year then ended in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts.

PricewaterhouseCoopers, Société coopérative	Luxembourg, 16 April, 2015
Represented by

Véronique Lefebvre

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Annual Accounts Helpdesk :	BALANCE SHEET
Tel. : (+352) 247 88 494	Financial year from 01 01/01/2014 to 02 31/12/2014 (in 03 USD)
Email :	Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg-Findel
centralebilans@statec.etat.lu

ASSETS

		Reference(s)		Current year		Previous year
A. Subscribed capital unpaid	1101		101		102
I. Subscribed capital not called	1103		103		104
II. Subscribed capital called but unpaid	1105		105		106
B. Formation expenses	1107		107		108
C. Fixed assets	1109		109	482,632,352.64	110	286,232,352.64
I. Intangible fixed assets	1111		111		112
1. Research and development costs	1113		113		114
2. Concessions, patents, licences, trade marks and similar rights and assets, if they were	1115		115		116
a) acquired for valuable consideration and need not be shown under C.I.3	1117		117		118
b) created by the undertaking itself	1119		119		120
3. Goodwill, to the extent that it was acquired for valuable consideration	1121		121		122
4. Payments on account and intangible fixed assets under development	1123		123		124
II. Tangible fixed assets	1125		125		126
1. Land and buildings	1127		127		128
2. Plant and machinery	1129		129		130
3. Other fixtures and fittings, tools and equipment	1131		131		132

4. Payments on account and tangible fixed assets under development	1133		133		134

III. Financial fixed assets	1135	2.2.1,3	135	482,632,352.64	136	286,232,352.64

1. Shares in affiliated undertakings	1137	3.1	137	482,632,352.64	138	286,232,352.64

2. Amounts owed by affiliated undertakings	1139		139		140

3. Shares in undertakings with which the undertaking is linked by virtue of participating interests	1141		141		142

4. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests	1143		143		144

The notes in the annex form an integral part of the annual accounts

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		Reference(s)		Current year		Previous year
5. Securities and other financial instruments held as fixed assets	1145		145		146

6. Loans and claims held as fixed assets	1147		147		148

7. Own shares or own corporate units	1149		149		150

D. Current assets	1151		151	4,181,856.25	152	10,331.92

I. Inventories	1153		153		154

1. Raw materials and consumables	1155		155		156

2. Work and contracts in progress	1157		157		158

3. Finished goods and merchandise	1159		159		160

4. Payments on account	1161		161		162

II. Debtors	1163	2.2.2	163	3,277,774.72	164	8,579.03

1. Trade receivables	1165		165		166

a) becoming due and payable within one year	1167		167		168

b) becoming due and payable after more than one year	1169		169		170

2. Amounts owed by affiliated undertakings	1171		171	3,269,446.05	172

a) becoming due and payable within one year	1173		173	3,269,446.05	174

b) becoming due and payable after more than one year	1175		175		176

3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests	1177		177		178

a) becoming due and payable within one year	1179		179		180

b) becoming due and payable after more than one year	1181		181		182

4. Other receivables	1183		183	8,328.67	184	8,579.03

a) becoming due and payable within one year	1185		185	8,328.67	186	8,579.03

b) becoming due and payable after more than one year	1187		187		188

The notes in the annex form an integral part of the annual accounts

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		Reference(s)		Current year		Previous year
III. Transferable securities and other financial instruments	1189		189		190

1. Shares in affiliated undertakings and in undertakings with which the undertaking is linked by virtue of participating interests	1191		191		192

2. Own shares or own corporate units	1193		193		194

3. Other transferable securities and other financial instruments	1195		195		196

IV. Cash at bank, cash in postal cheque accounts, cheques and cash in hand	1197		197	904,081.53	198	1,752.89

E. Prepayments	1199		199		200

TOTAL (ASSETS)			201	486,814,208.89	202	286,242,684.56

LIABILITIES

A. Capital and reserves	1301	4	301	476,396,737.98	302	286,005,021.75

I. Subscribed capital	1303	4.1	303	487,695.67	304	162,753,286.17

II. Share premium and similar premiums	1305	4.2	305	543,492,933.83	306	178,022,343.33

III. Revaluation reserves	1307		307		308

IV. Reserves	1309		309	1,481.18	310	1,481.18

1. Legal reserve	1311	4.3	311	1,481.18	312	1,481.18

2. Reserve for own shares or own corporate units	1313		313		314

3. Reserves provided for by the articles of association	1315		315		316

4. Other reserves	1317		317		318

V. Profit or loss brought forward	1319		319	-54,772,088.93	320	-54,660,204.16

VI. Profit or loss for the financial year	1321		321	-12,813,283.77	322	-111,884.77

VII. Interim dividends	1323		323		324	0.00

VIII. Capital investment subsidies	1325		325		326

IX. Temporarily not taxable capital gains	1327		327		328

B. Subordinated debts	1329		329		330

1. Convertible loans	1413		413		414

a) becoming due and payable within one year	1415		415		416

b) becoming due and payable after more than one year	1417		417		418

The notes in the annex form an integral part of the annual accounts

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		Reference(s)		Current year		Previous year
2. Non convertible loans	1419		419		420

a) becoming due and payable within one year	1421		421		422

b) becoming due and payable after more than one year	1423		423		424

C. Provisions	1331		331		332

1. Provisions for pensions and similar obligations	1333		333		334

2. Provisions for taxation	1335		335		336

3. Other provisions	1337		337		338

D. Non subordinated debts	1339	2.2.4,5	339	10,417,470.91	340	237,662.81

1. Debenture loans	1341		341		342

a) Convertible loans	1343		343		344

i) becoming due and payable within one year	1345		345		346

ii) becoming due and payable after more than one year	1347		347		348

b) Non convertible loans	1349		349		350

i) becoming due and payable within one year	1351		351		352

ii) becoming due and payable after more than one year	1353		353		354

2. Amounts owed to credit institutions	1355		355		356

a) becoming due and payable within one year	1357		357		358

b) becoming due and payable after more than one year	1359		359		360

3. Payments received on account of orders as far as they are not deducted distinctly from inventories	1361		361		362

a) becoming due and payable within one year	1363		363		364

b) becoming due and payable after more than one year	1365		365		366

4. Trade creditors	1367	5.1	367	250,331.46	368	69,117.56

a) becoming due and payable within one year	1369	5.1.1	369	250,331.46	370	69,117.56

b) becoming due and payable after more than one year	1371		371		372

5. Bills of exchange payable	1373		373		374

a) becoming due and payable within one year	1375		375		376

b) becoming due and payable after more than one year	1377		377		378

The notes in the annex form an integral part of the annual accounts

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		Reference(s)		Current year		Previous year
6. Amounts owed to affiliated undertakings	1379	5.2	379	10,158,735.43	380	159,900.22

a) becoming due and payable within one year	1381	5.2.1	381	10,158,735.43	382	159,900.22

b) becoming due and payable after more than one year	1383		383		384

7. Amounts owed to undertakings with which the undertaking is linked by virtue of participating interests	1385		385		386

a) becoming due and payable within one year	1387		387		388

b) becoming due and payable after more than one year	1389		389		390

8. Tax and social security debts	1391		391	8,404.03	392	8,645.03

a) Tax debts	1393	2.2.5,8	393	8,404.03	394	8,645.03

b) Social security debts	1395		395		396

9. Other creditors	1397		397		398

a) becoming due and payable within one year	1399		399		400

b) becoming due and payable after more than one year	1401		401		402

E. Deferred income	1403		403		404

TOTAL (LIABILITIES)			405	486,814,208.89	406	286,242,684.56

The notes in the annex form an integral part of the annual accounts

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Annual Accounts Helpdesk :	PROFIT AND LOSS ACCOUNT
Tel. : (+352) 247 88 494	Financial year from 01 01/01/2014 to 02 31/12/2014 (in 03 USD)
Email :	Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg-Findel
centralebilans@statec.etat.lu

A. CHARGES

		Reference(s)		Current year		Previous year
1. Use of merchandise, raw materials and consumable materials	1601		601		602

2. Other external charges	1603	6	603	6,070,100.58	604	94,231.33

3. Staff costs	1605		605		606

a) Salaries and wages	1607		607		608

b) Social security on salaries and wages	1609		609		610

c) Supplementary pension costs	1611		611		612

d) Other social costs	1613		613		614

4. Value adjustments	1615		615		616

a) on formation expenses and on tangible and intangible fixed assets	1617		617		618

b) on current assets	1619		619		620

5. Other operating charges	1621	7	621	9,957,113.77	622

6. Value adjustments and fair value adjustments on financial fixed assets	1623		623		624

7. Value adjustments and fair value adjustments on financial current assets. Loss on disposal of transferable securities	1625		625		626

8. Interest and other financial charges	1627		627	11,525.61	628	15,021.58

a) concerning affiliated undertakings	1629		629	11,525.61	630	7,319.68

b) other interest and similar financial charges	1631		631		632	7,701.90

9. Share of losses of undertakings accounted for under the equity method	1649		649		650

10. Extraordinary charges	1633		633		634

11. Income tax	1635	8	635	3,901.76	636	4,426.91

12. Other taxes not included in the previous caption	1637	8	637	32,333.02	638	34.48

13. Profit for the financial year	1639		639	0.00	640	0.00

TOTAL CHARGES			641	16,074,974.74	642	113,714.30

The notes in the annex form an integral part of the annual accounts

Page 2/2

RCSL Nr. : B153549	Matricule : 20112209957

B. INCOME

		Reference(s)		Current year		Previous year
1. Net turnover	1701		701		702

2. Change in inventories of finished goods and of work and contracts in progress	1703		703		704

3. Fixed assets under development	1705		705		706

4. Reversal of value adjustments	1707		707		708

a) on formation expenses and on tangible and intangible fixed assets	1709		709		710

b) on current assets	1711		711		712

5. Other operating income	1713		713	3,233,319.09	714

6. Income from financial fixed assets	1715		715		716

a) derived from affiliated undertakings	1717		717		718

b) other income from participating interests	1719		719		720

7. Income from financial current assets	1721		721		722

a) derived from affiliated undertakings	1723		723		724

b) other income from financial current assets	1725		725		726

8. Other interest and other financial income	1727		727	28,371.88	728	1,829.53

a) derived from affiliated undertakings	1729		729		730

b) other interest and similar financial income	1731		731	28,371.88	732	1,829.53

9. Share of profits of undertakings accounted for under the equity method	1745		745		746

10. Extraordinary income	1733		733		734

13. Loss for the financial year	1735		735	12,813,283.77	736	111,884.77

TOTAL INCOME			737	16,074,974.74	738	113,714.30

The notes in the annex form an integral part of the annual accounts

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

1.	General information

Trinseo S.A., (hereinafter “the Company”), is a Luxembourg holding company incorporated on June 3, 2010 as a “Société à Responsabilité Limitée”, for an unlimited period of time, subject to general company law of Luxembourg. On April 29, 2011, the Extraordinary General Meeting of the Sole Shareholder resolved to convert the Company from a “Société à Responsabilité Limitée” into a public liability company (“Société Anonyme”).

The registered office is established at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel.

The Company’s financial year begins on January 1 and closes on December 31 of each year.

The purpose of the Company is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever and the management of those participations. The Company may in particular acquire and sell, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may issue convertible funding instruments and warrants. The Company may lend funds, including, without limitation, the proceeds of any borrowings to its subsidiaries and affiliated companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. The Company may issue warrants or any other instrument which allows the holder of such instrument to subscribe for shares in the Company. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the required authorization.

The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favors or relates to its corporate object (including without limitation the performance of any kind of services to its subsidiaries).

The Company also prepares consolidated accounts, which are subject to publication as prescribed by the Luxembourg law.

The consolidated financial statements of the Company are available on the corporate website at www.trinseo.com under Investor Relations.

The Company is listed on the New-York Stock Exchange (“NYSE”) since June 12, 2014 under the symbol “TSE”.

2.	Principles, rules and valuation methods

2.1. General principles

The annual accounts are prepared in conformity with the Luxembourg legal and regulatory requirements and according to generally accepted accounting principles applicable in Luxembourg under the historical cost convention. The accounting policies and valuation principles are, apart from those enforced by the law, determined and implemented by the Management.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

The preparation of annual accounts requires the use of certain critical accounting estimates. It also requires the Management to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.

The Company makes estimates and assumptions that affect the reported amounts of assets and liabilities in the next financial year. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

2.2. Significant rules and valuation methods

The significant valuation rules of the Company can be summarised as follows:

2.2.1. Financial fixed assets

Financial fixed assets such as shares in affiliated undertakings, participating interests, loans to these undertakings, securities held as fixed assets, other loans are valued at their historical acquisition cost including the incidental costs of acquisition. Loans granted to affiliated undertakings or other companies and defined as financial fixed assets are valued at their nominal value.

If the Management determines that a durable impairment has occurred in the value of a financial fixed asset, a value adjustment is made in order to reflect that loss. These value adjustments are not continued if the reasons for which they were made have ceased to apply.

2.2.2. Debtors

Debtors are recorded at their nominal value. A value adjustment is made when their recovery is partly or completely in doubt. These value adjustments are not continued if the reasons for which they were made have ceased to apply.

2.2.3. Foreign currency translation

The Company maintains its books and records in USD.

All transactions expressed in currency other than USD are translated into USD at the exchange rate prevailing the previous month of the transaction.

The fixed assets other than the long-term loans classified as financial fixed assets and expressed in another currency than USD are translated in USD at the exchange rate prevailing the previous month of their acquisition. At the balance sheet date, these fixed assets are maintained at their historical exchange rate.

Cash is translated at the exchange rate prevailing at the balance sheet date. Exchange gains and losses resulting from this conversion are accounted for in the profit and loss account for the year.

Other assets and liabilities are translated separately respectively at the lower (assets) or at the higher (liabilities) of the value converted at the historical exchange rate or the value determined on the basis of the exchange rates effective at the balance sheet date. The unrealised exchange gains and losses are recorded in the profit and loss account. The realised exchange gains and losses are recorded in the profit and loss account at the moment of their realisation.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

2.2.4. Debts

Debts are recorded at their repayment value.

2.2.5. Tax

The tax liability estimated by the Company for the financial years for which the Company has not been assessed yet, is recorded under the caption “Tax debts”. The advance payments are disclosed in the assets of the balance sheet under “Other receivables”.

3.	Financial fixed assets

3.1. Shares in affiliated undertakings

As at December 31, 2014, the shares in affiliated undertakings are as follows:

Name of the company	Registered office	Percentage of ownership	Closing date of last financial year	Shareholders’ equity (USD)	Results of last financial year (USD)	Net Investment amount (USD)
Trinseo Luxco S.à r.l.	4, rue Lou Hemmer, L-1748 Luxembourg-Findel	100.00%	31.12.2014	482,448,831.10	(51,120.80)	482,632,351.64
Trinseo Materials Ireland	12, Merrion Square North, Dublin 2, Ireland	0.01%	31.12.2013	519,796,724.07	(2,477,052.38)	1.00
Total						482,632,352.64

The figures mentioned in the Shareholder’s equity and the Result of the last financial year are based on the latest audited annual accounts available. The accounting policies of the applicable countries of incorporation may differ from those applicable in Luxembourg.

The Management has considered with care and good faith the valuation of its underlying investments as at December 31, 2014 and noted that for Trinseo Luxco S.à r.l., the net equity was below the acquisition cost. The Management has reviewed the approach used to assess the valuation of these investments. Considering the most recent financial activity of these investments and that there is no change or expected change in the activity of these investments, the Management concluded that no change in value was identified. The Management is confident upon the ability of these investments to maintain their performance in the future. Accordingly, no value adjustment is deemed required and the estimated fair value is at least corresponding to the carrying value.

On January 28, 2015, the Extraordinary General Meeting of the sole shareholder resolved to change the name of the Company from Styron Luxco S.à r.l. to Trinseo Luxco S.à r.l.

On January 30, 2015, the name of Styron Materials Ireland has been changed to Trinseo Materials Ireland.

As at December 31, 2014 the book value of the financial fixed assets amounted to USD 482,632,352.64 (2013: USD 286,232,352.64). The increase of USD 196,400,000 on the period 2014 is explained by the following additional investment in the Company’s affiliated undertakings:

By resolution dated June 27, 2014, the Company, as sole shareholder of Trinseo Luxco S.à r.l. (formerly “Styron Luxco S.à r.l.”), contributed in cash an amount of USD 196,400,000.00 as capital contribution to Trinseo Luxco S.à r.l. (formerly “Styron Luxco S.à r.l.”), without issue of additional shares.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

4.	Capital and reserves

4.1. Subscribed capital

As at January 1, 2014, the subscribed capital amounts to USD 162,753,286.17 and is represented by 16,275,328,617 shares with a nominal value of USD 0.01 each.

The movements of the subscribed capital during the financial year can be summarized as follows:

USD
At the beginning of the financial year	162,753,286.17

Movements of the year:
- May 30, 2014	(162,380,590.50)
- June 17, 2014	115,000.00

At the end of the financial year	487,695.67

By resolution of its sole shareholder during the Extraordinary General Meeting held on May 30, 2014, the Company decreased its share capital by an amount of USD 162,380,590.50 by cancellation of 16,238,059,050 shares with a nominal value of USD 0.01 each and by allocating this amount of USD 162,380,590.50 to a special distributable reserve account. The Company also has an authorized capital amounting to EUR 500,000,000.00 as from this date.

On June 17, 2014, the Board of Directors of the Company decided to increase the share capital of the Company by an amount of USD 115,000.00 by way of creation and issue of 11,500,000 new shares with a nominal value of USD 0.01 each.

As at December 31, 2014, the subscribed capital amounts to USD 487,695.67 and is represented by 48,769,567 shares with a nominal value of USD 0.01 each.

4.2. Share premium and similar premiums

The movements of the share premium and similar premiums during the financial year can be summarised as follows:

USD
At the beginning of the financial year	178,022,343.33

Movements of the year:
- May 30, 2014	162,380,590.50
- June 17, 2014	203,090,000.00

At the end of the financial year	543,492,933.83

On May 30, 2014, the Extraordinary General Meeting of the sole shareholder resolved to allocate to the share premium account an amount of USD 162,380,590.50 (see note 4.1).

On June 17, 2014, the Board of Directors decided to allocate an amount of USD 203,090,000.00 to the share premium account out of the aggregate subscription price of USD 203,205,000.00 of share capital increase of the Company.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

4.3. Legal reserve

In accordance with Luxembourg company law, the Company is required to transfer a minimum of 5% of its net profit for each financial year to a legal reserve. This requirement ceases to be necessary once the balance on the legal reserve reaches 10% of the issued share capital. The legal reserve is not available for distribution to the shareholders. No amount was transferred in the current and previous year because of the losses incurred in both years.

5.	Non subordinated debts

5.1. Trade creditors

5.1.1. becoming due and payable within one year

This item is composed of provisions owed to various service providers for USD 250,331.46 (2013: USD 69,117.56).

5.2. Amounts owed to affiliated undertakings

5.2.1. becoming due and payable within one year

This item is mainly composed of:

-	advances granted by a group company for USD 425,388.49 (2013: USD 157,689.13) which are repayable on demand. Until March 31, 2014, these advances shall bear interest from day to day at an interest rate equal to one-month Libor Reference Rate plus 4.50%. As from March 31, 2014 the advances shall bear an interest rate equal to one-month Libor Reference Rate plus 3.00%;

-	debts owed to a group company for USD 9,570,683.79 (2013 :USD 2,211.09). These debts do not bear interest and are repayable on demand;

The management has considered the short term position of the Company and noted that the amount owed to affiliates coming due and payable within one year exceeds the amount owed by affiliates and coming due and payable within one year. In light of an already ongoing review of the groups inter-company financing activities, current structure and the cash-pooling agreements, the Company management is confident of the ability of the Company to meet any and all of its future short term obligations.

6.	Other external charges

This item is composed of:

-	fees for a total amount of USD 5,116,445.00 in relation to the initial public offering by the Company of 11,500,000 of its ordinary shares; and

-	charges in relation with the running expenses of the Company.

7.	Other operating charges

This item is composed of:

-	management fees for USD 9,570,683.79; and

-	directors’ fees for USD 386,429.98.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

8.	Tax status

The Company is subject in Luxembourg to the applicable general tax regulations.

9.	Staff

The Company had no employees during the year.

10.	Off-balance sheet commitments, or contingencies at the end of the year

The Company is a guarantor to a senior secured credit agreement entered into by Trinseo Materials Operating S.C.A .(the “Borrower”), an indirect subsidiary, dated June 17, 2010, as amended on February 2, 2011, July 28, 2011, February 13, 2012, August 9, 2012, January 29, 2013 and December 3, 2013 entered into by and between, inter alias, the Borrower, Deutsche Bank AG New York Branch (the “Collateral Agent”) as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, Deutsche Bank Securities Inc and HSBC Securities (USA) Inc as Joint Lead Arrangers and Joint Bookrunners and the Guarantors (each as defined therein) (the “Credit Agreement”).

The Company is a guarantor to a USD 1,325,000,000.00 8.750% Senior Secured Notes (the “Senior Notes”) issued by Trinseo Materials Operating S.CA. and Trinseo Materials Finance, Inc. (the “Issuers”), indirect subsidiaries, on January 29, 2013. The Senior Notes interest is payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2013. The notes will mature on February 1, 2019, at which time the principal amounts then outstanding will be due and payable. The proceeds from the issuance of the Senior Notes were used to repay part of the debts due under the Credit Agreement defined below and related refinancing fees and expenses.

The Senior Notes may be redeemed at any time on or prior to August 1, 2015 in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, the Senior Notes may be redeemed up to 35% of the original principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds raised from certain equity offerings.

The Senior Notes may also be redeemed, during any 12-month period commencing with the issue date of the Senior Notes until August 1, 2015, up to 10% of the original principal amount of the notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest.

In July, 2014, the Issuers redeemed USD 132,500,000.00 in aggregate principal amount of the Senior Notes plus call premium and accrued interest. This redemption was financed using the proceeds from the initial public offering by the Company of 11,500,000 of its ordinary shares on June, 2014.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2014

The Senior Notes rank equally in right of payment with all of the Company’s existing and future senior secured debt and pari passu with the indebtedness that is secured by first-priority liens, including the Credit Agreement (as defined above), to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Company’s existing and future subordinated debt.

In relation to the Credit Agreement, the Company entered into a Bank Account Pledge Agreement with the Collateral Agent on August 1, 2011 securing in favour of the Collateral Agent all bank accounts of the Company held with Société Générale Bank & Trust in Luxembourg. On the same date, the Company entered into a Share Pledge Agreement with the Collateral Agent securing in favour of the Collateral Agent all the shares held in Trinseo Luxco S.à r.l. (formerly “Styron Luxco S.à r.l.”).

As from September 20, 2010, the Company held one share for EUR 1 in Trinseo Materials Ireland (formerly “Styron Materials Ireland”), on trust for Trinseo Holding S.à r.l. (formerly “Styron Holding S.à r.l.”). As of May 10, 2013, this share is pledged in favour of Wilmington Trust, National Association.

There are certain guarantees in place as at December 31, 2014 relating to purchase and supply agreements with wholly-owned subsidiaries and third-party suppliers. As of December 31, 2014, there have been no defaults or provisions made in relation to these guarantees. There are no probable contingencies relating to these guarantees as of December 31, 2014.

The Company also confirmed to provide financial support for the continuing operations of Trinseo Australia Pty Ltd. (formerly “Styron Australia Pty Ltd.”), Trinseo Singapore Pte. Ltd. (formerly “Styron Singapore Pte. Ltd.”), Trinseo (Hong Kong) Limited (formerly “Styron (Hong Kong) Limited”), Trinseo S/B Latex (Zhangjiagang) Company Limited (formerly “Styron S/B Latex (Zhangjiagang) Company Limited”), Trinseo Hellas M (formerly “Styron Hellas M”), EPE, SAL Petrochemical (Zhangjiagang) Company Limited and Trinseo Holdings Asia Pte. Ltd. (formerly “Styron Holdings Asia Pte. Ltd”), indirect subsidiaries (“the Subsidiaries”), so as to enable the Subsidiaries to meet their liabilities as they fall due and carry on their business without a significant curtailment of operations in the twelve months from July 3, May 31, May 30, April 23, April 23, April 23 and May 30, 2014 respectively.

11.	Subsequent events

There were no significant subsequent events affecting the Company.

TRINSEO S.A. 1000 CHESTERBROOK BLVD. SUITE 3000 BERWYN, PA 19312

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TRINSEO S.A.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1.	To elect the three Class I directors specifically named in the proxy statement, each for a term of three years.	☐	☐	☐			For	Against	Abstain
2.	To ratify the Board of Directors’ appointment of Donald T. Misheff, to fill a vacancy in Class III, with a remaining term of two years.	☐	☐	☐	6.	To resolve on the allocation of the results of the year ended December 31, 2014.	☐	☐	☐
3.	To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).	☐	☐	☐	7.	To approve the granting and discharge of the Company's directors and auditor for the performance of their respective duties during the year ended December 31, 2014.	☐	☐	☐
4. 5.	To approve, on an advisory basis, of the frequency of the say-on-pay vote in the future. To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2014 (the “Luxembourg Annual Accounts”) and its	☐	☐	☐	8.

To ratify the appointment of PricewaterhouseCoopers Société cooperative (“PwC Luxembourg”) to be our independent auditors for all statutory accounts required under Luxembourg law for the year ending December 31, 2015.

							☐	☐	☐
	consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2014 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”).	☐	☐	☐	9.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) to be our independent registered accounting firm for the year ending December 31, 2015.	☐	☐	☐
					NOTE: Such other business as may
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

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M91816-P65397

TRINSEO S.A.

Annual General Meeting of Shareholders

June 25, 2015 1:00 p.m. CEST

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher D. Pappas and Angelo N. Chaclas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TRINSEO S.A. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 1:00 p.m. CEST, on June 25, 2015, at 4 rue du Fort Niedergrünewald, BP 512/Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:___________________________________________________________________________ _________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side